UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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TEVA PHARMACEUTICAL INDUSTRIES LIMITED

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From Our Chairman of the Board

Dear Shareholder,
Dr. Sol J. Barer

It has been a challenging and difficult year for Teva from all perspectives. Our world-leading MS therapy, COPAXONE®, which has served patients for many years, lost its exclusivity to generic competition. In the generic medicines business, changes in market dynamics and the economic environment, particularly in the United States, have resulted in significant deterioration. These were two of the major drivers behind our financial results in 2017. We are also still burdened with considerable debt obligations that we must repay.

As we have communicated to you during the year, the Board’s primary task was to attract a world-class President and CEO who could successfully address these challenges. By appointing Kåre Schultz we have found the right leader for Teva. Mr. Schultz has extensive global pharmaceutical experience and a strong track record of executing corporate turnaround strategies and delivering on promises to shareholders.

Soon after assuming his new role, Mr. Schultz announced, with the support of the Board, a new organizational structure and leadership changes to enable strategic alignment across our portfolios, regions and functions.

Teva then announced a comprehensive restructuring plan to significantly reduce its cost base, unify and simplify its organization and improve business performance, profitability, cash flow generation and productivity.

Teva is also making great progress on its commitment to reduce debt. Teva repaid over $2 billion this year, mostly from the proceeds of the sale of its women’s health business. In March 2018, Teva completed a very successful $4.5 billion bond offering, which was used to repay existing loans and helped reduce near-term debt maturities.

Teva is refocusing its generics portfolio to concentrate on products with higher profitability and has also focused its research and development pipeline on the best-positioned projects.

Teva is working hard to introduce its next generation of specialty medicines, with the launch of AUSTEDO® in 2017, and is making meaningful advances in the registration and development of fremanezumab, fasinumab and other important products.

We believe that the initiatives being introduced under Mr. Schultz’s leadership will bring the turnaround that Teva needs, positioning Teva to become a more stable, less leveraged, leading pharmaceutical company.

We are keenly aware that these events have also come with a cost to our stakeholders. Our comprehensive restructuring plan includes a substantial global workforce reduction and other actions affecting our most valuable asset—our human capital. After years of paying a steady dividend, we suspended dividend payments, which will help us in our debt repayment and cash flow management.

We made all of these decisions with the goal of achieving a better and stronger Teva that will continue to provide high quality medicines to the many patients we serve every day while benefiting all of our stakeholders for many years to come. Of equal importance to us is the imperative of being a good corporate citizen committed to conducting our business in a compliant and correct manner.

I am looking forward to Teva’s future and the promise that it bears. We are working hard to achieve our goals and it is inspiring to see the dedication and hard work across our organization to reach new heights for Teva and I would like to thank the Teva management team and all of Teva’s employees worldwide for their contribution to Teva.

We are also continuing to refresh our Board and this year we part from and thank for their service three of our members and propose adding a new member who will bring additional diversity and experience to the Board.

On behalf of the Board of Directors and the management team, we thank you, our shareholders, for your faith and belief in Teva. We would not be able to execute on our important mission without your continuing support.

Sincerely, Dr. Sol J. Barer Chairman of the Board of Directors April 25, 2018

                                Notice of 2018 Annual Meeting of Shareholders

DATE AND TIME:	Tuesday, June 5, 2018, at 4:30 p.m., local time

PLACE:	Teva’s executive offices at 5 Basel Street Petach Tikva, 4951033 Israel

ITEMS OF BUSINESS:

Proposal 1: To appoint the following persons to the Board of Directors: Rosemary A. Crane, Gerald M. Lieberman and Prof. Ronit Satchi-Fainaro as directors to serve until our 2021 annual meeting of shareholders.

Proposal 2: To approve, on a non-binding advisory basis, the compensation for Teva’s named executive officers.

Proposal 3: To recommend, on a non-binding advisory basis, to hold a non-binding, advisory vote to approve the compensation for Teva’s named executive officers every one, two or three years.

Proposal 4: To appoint Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as Teva’s independent registered public accounting firm until the 2019 annual meeting of shareholders.

Proposal 5: To approve an amendment and restatement of Teva’s 2008 Employee Stock Purchase Plan for U.S. Employees.

In addition, shareholders will consider Teva’s annual consolidated financial statements for the year ended December 31, 2017.

The Board of Directors recommends that you vote FOR Proposals 1, 2, 4 and 5.

The Board of Directors recommends that you vote ONE YEAR with respect to Proposal 3.

Teva urges all of its shareholders to review its annual report (“Annual Report”) on Form 10-K for the year ended December 31, 2017.

RECORD DATE:	Only holders of ordinary shares (or American Depositary Shares representing such ordinary shares) of record at the close of business on April 26, 2018 will be entitled to vote at the Annual Meeting. Two holders of ordinary shares who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares, shall constitute a legal quorum. Should no legal quorum be present one-half hour after the scheduled time, the Annual Meeting shall be adjourned to one week from that day, at the same time and place.

CHANGES TO PRESENTATION:	As described in the accompanying proxy statement, as a result of Teva ceasing to be a “foreign private issuer” as defined under U.S. securities laws, effective January 1, 2018, certain portions of the accompanying proxy statement may not be comparable to our 2017 Notice of Annual Meeting of Shareholders and Proxy Statement.

By Order of the Board of Directors,

Dov Bergwerk

Senior Vice President,

April 25, 2018	Company Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 5, 2018

The accompanying Proxy Statement and our Annual Report are available at www.tevapharm.com/2018proxymaterials. We expect the proxy materials to be mailed and/or made available on or before April 25, 2018.

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Questions and Answers About the Annual Meeting

The Meeting

When and where will the Annual Meeting be held?

The 2018 Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”) of Teva Pharmaceutical Industries Limited (“we,” “us,” “our” or “Teva”) will be held at Teva’s executive offices at 5 Basel Street, Petach Tikva, 4951033 Israel, on Tuesday, June 5, 2018, at 4:30 p.m., local time.

Who may attend and vote at the Annual Meeting?

Attendance at the Annual Meeting will be limited to holders of record who hold ordinary shares or American Depositary Shares (“ADSs”), directly in their own name and beneficial owners who hold ordinary shares or ADSs through a broker, bank or other nominee rather than directly in their own name and each of their legal proxy holders or their authorized persons. To gain admission to the Annual Meeting, one must have a form of government-issued photograph identification and proof of share ownership as of the Record Date (as defined below). Legal proxy holders and authorized persons will also need to submit a document of appointment, in accordance with Teva’s Articles of Association.

Only holders of record of ordinary shares (or ADSs representing such ordinary shares) as of the close of business on April 26, 2018 (the “Record Date”), or their duly appointed proxies or authorized persons, shall be entitled to participate and vote at the Annual Meeting, and any adjournments or postponements thereof. Beneficial owners who hold ordinary shares or ADSs through a broker, bank or other nominee rather than directly in their own name have the right to direct their broker, bank or other nominee how to vote using the instructions provided by the broker, bank or nominee, but may not vote their shares in person at the Annual Meeting unless they obtain a legal proxy giving them the right to vote their shares at the Annual Meeting from the broker, bank or other nominee holding their shares in street name. Each issued and outstanding ordinary share (or ADS representing such an ordinary share) shall entitle its holder to one vote on each matter properly submitted at the Annual Meeting. Ordinary shares held in treasury will not be entitled to vote at the Annual Meeting.

Holders of our mandatory convertible preferred shares do not have any voting rights or any other rights with respect to the Annual Meeting.

What is a quorum for the Annual Meeting?

A minimum of two holders of ordinary shares (or ADSs representing such ordinary shares) who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares (or ADSs representing such ordinary shares), will constitute a legal quorum. At the close of business on April 12, 2018, 1,018,220,001 ordinary shares were outstanding and entitled to vote. Ordinary shares held in treasury will not be included in the calculation to determine if a quorum is present. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining the presence of a quorum. Should no legal quorum be present one half hour after the scheduled time, the Annual Meeting will be adjourned to one week from that day, at the same time and place. Should such legal quorum not be present one half hour after the time set for the Annual Meeting, as adjourned, any two holders of ordinary shares present, in person or by proxy, who jointly hold twenty percent or more of such ordinary shares (or ADSs representing ordinary shares) will then constitute a legal quorum.

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Questions and Answers About the Annual Meeting

Voting

How can I vote my ordinary shares or ADSs?

Your vote is very important and we encourage you to vote your shares and submit your proxy regardless of whether or not you plan to attend the Annual Meeting.

Ordinary Shares

Holders of ordinary shares: If you hold ordinary shares, you have the right to (i) vote in person at the Annual Meeting, (ii) vote by submitting your proxy card by mail, (iii) grant your voting proxy to an authorized person, or (iv) if you are a Non-Registered Holder (as defined below), vote by submitting your voting instructions by the electronic voting system of the Israeli Securities Authority.

If you choose to submit your proxy card by mail, mark the enclosed proxy card in accordance with the instructions, date, sign and return it. To be taken into account, your proxy card must be received by Teva by 4:30 p.m., Israel time, on June 1, 2018, unless determined otherwise by the chairman of the Meeting.

If you appoint another person to act as your authorized proxy, such proxy must be written and made known to Teva by 4:30 p.m., Israel time, on June 1, 2018, unless determined otherwise by the chairman of the Meeting.

Non-Registered Holders of ordinary shares: If you held ordinary shares as of the Record Date pursuant to Section 177(1) of the Israeli Companies Law, 5759-1999, as amended (the “Israeli Companies Law”), whose shares are held through a nominee company (a “Non-Registered Holder”), you may submit your vote through the electronic voting system of the Israeli Securities Authority. In order to vote through such electronic voting system, you will need to identify yourself with a personal access code obtained from a member of the Tel Aviv Stock Exchange (“TASE”), which is usually the bank where you held your ordinary shares as of the Record Date. To be taken into account, your vote must be submitted before 10:30 a.m., Israel time, on June 5, 2018. You can access the voting system at https//:votes.isa.gov.il, or through the hyperlink included in Teva’s filing with respect to this Meeting as publicized on MAGNA, the Israeli Securities Authority’s electronic filing system, at www.magna.isa.gov.il, or on the TASE’s website, at maya.tase.co.il. A Non-Registered Holder may contact the TASE member holding the shares for instructions on how to vote the ordinary shares and should carefully follow the voting procedures provided.

ADSs

Record owners of ADSs: If you are a holder of ADSs, you will receive instructions from JPMorgan Chase Bank, N.A., as the depositary (the “Depositary”) for the ordinary shares underlying your ADSs to be voted. If you held ADSs directly as of the Record Date, you have the right to instruct the Depositary how to vote. So long as the Depositary receives your voting instructions by 12:00 p.m., Eastern time, on June 4, 2018, it will, to the extent practicable and subject to Israeli law and the terms of the Deposit Agreement (as defined below), vote the underlying ordinary shares as you instruct, provided that Internet and telephone voting instructions may be provided to the Depositary only through 11:59 p.m., Eastern time, on June 3, 2018.

Beneficial owners of ADSs which are registered in the name of a broker, bank or other agent: If your ADSs are held through a broker, bank or other nominee, such intermediary will provide you instructions on how you may vote the ordinary shares underlying your ADSs. Please check with your broker, bank or other nominee, as applicable, and carefully follow the voting procedures provided to you.

How will my ordinary shares or ADSs be voted if I do not vote?

Ordinary Shares

If you hold ordinary shares and do not (i) vote in person at the Annual Meeting, (ii) vote by submitting your proxy card by mail, (iii) grant your voting proxy to an authorized person or (iv) as a Non-Registered Holder,

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Questions and Answers About the Annual Meeting

vote through the electronic voting system of the Israeli Securities Authority, your ordinary shares will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

ADSs

If you are a record holder of ADSs and do not instruct the Depositary how to vote the ordinary shares underlying your ADSs, the ordinary shares underlying your ADSs will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

If you are a beneficial owner whose ADSs are held of record by a broker, your broker has “discretionary voting” authority under the New York Stock Exchange (“NYSE”) rules to vote your shares on “routine” matters, such as the ratification of appointment of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority absent specific instructions from you to vote on the following “non-routine” matters: the election of directors, the advisory vote on the compensation of our named executive officers, the advisory vote on the frequency of which to hold advisory votes on the compensation of our named executives officers or the approval of the amendment and restatement of the Teva 2008 Employee Stock Purchase Plan for U.S. Employees, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The affirmative vote of the holders of a majority of Teva ordinary shares (including ADSs representing ordinary shares) participating and voting at the Annual Meeting, in person or by proxy or through their representatives, is required to adopt each of the proposals. Cumulative voting is not permitted.

Under the terms of the Deposit Agreement among Teva and JPMorgan Chase Bank, N.A., acting as Depositary (the “Deposit Agreement”), the Depositary shall endeavor (insofar as is practicable and in accordance with our Articles of Association) to vote or cause to be voted the number of ordinary shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to the Depositary by the deadline set. If instructions are not received by the Depositary by the deadline, the ordinary shares represented by such uninstructed ADSs shall not be voted at the Meeting.

Can I change my vote?

Ordinary Shares

If you hold ordinary shares and submit your proxy card to vote by mail or appoint a proxy in advance of the meeting, you may change your vote by delivering a valid, later-dated proxy, in a timely manner, or voting in person at the Annual Meeting.

If you are a Non-Registered Holder of ordinary shares and vote through the electronic voting system of the Israeli Securities Authority, you may revoke your vote through such voting system before 10:30 a.m., Israel time, on June 5, 2018, or by voting in person at the Annual Meeting.

ADSs

If you are the record owner of ADSs, you must follow the instructions provided by the Depositary in order to change your vote. If you hold your ADSs through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee, in order to change your vote. The last instructions you submit prior to the deadline indicated by the Depositary or the broker, bank or other nominee, as applicable, will be used to instruct the Depositary how to vote the ordinary shares underlying your ADSs.

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Questions and Answers About the Annual Meeting

Attendance at the Annual Meeting will not cause your previous vote to be revoked unless you specifically so request.

Proxy Materials

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report (collectively, the “proxy materials”) to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On April 25, 2018, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders containing instructions on how to access the proxy materials on the Internet.

Can I access the proxy materials on the Internet?

The proxy materials are available on our website at www.tevapharm.com/2018proxymaterials. Information on our website is not part of the proxy materials and is not incorporated into the proxy statement by reference. Record owners of our ADSs may also access the proxy materials at www.proxydocs.com/teva by following the instructions provided by the Depositary. Beneficial owners of our ADSs may also access the proxy materials at www.proxyvote.com by following the instructions provided by your broker, bank or other nominee. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you. The proxy materials are also available through Teva’s public filing on MAGNA (the Israeli Securities Authority’s electronic filing system) at www.magna.isa.gov.il, on the TASE’s website at www.maya.tase.co.il, or on the SEC’s website at www.sec.gov.

How do I request paper copies of the proxy materials at no charge?

You may contact Investor Relations in the United States at +1 (215) 591-8912 or in Israel at +972 (3) 926-7656, by sending an email to TevaIR@tevapharm.com, or by making a request on our website at www.tevapharm.com/InfoRequest, by May 22, 2018.

If you are a record owner of ADSs, you may request proxy materials at www.investorelections.com/teva, by calling (866) 870-3684 or by sending an email to paper@investorelections.com, by May 22, 2018 and following the instructions provided by the Depositary.

If you are a beneficial owner of ADSs, you may request proxy materials by following the instructions at www.proxyvote.com, by calling (800) 579-1639 or by sending an email to sendmaterial@proxyvote.com, by May 22, 2018 and following the instructions provided by your broker, bank or other nominee.

Other Questions

Could other matters be decided at the Annual Meeting?

The only items of business that our Board of Directors intends to present at the Meeting are set forth in this proxy statement. As of the date of this proxy statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matter to be presented at the Meeting. However, according and subject to the Israeli Companies Law and our Articles of Association, certain shareholders are entitled to propose items to the agenda. For more information, please see “Shareholder Proposals for the 2018 Annual Meeting and the 2019 Annual Meeting” below.

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Questions and Answers About the Annual Meeting

Who will pay for the cost of this proxy solicitation?

Teva will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement, the voting instruction card and any additional information furnished to shareholders. Teva may reimburse brokerage firms and other persons representing beneficial owners of ordinary shares or ADSs for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. We retained MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee in the amount of $20,000, plus reimbursable expenses. In addition to solicitation by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile or personal contact.

Who can I contact if I require further assistance?

If you need assistance in submitting your proxy or have questions regarding the Annual Meeting, please contact our Investor Relations department by email at TevaIR@tevapharm.com or by mail at Teva Pharmaceutical Industries Ltd., 5 Basel Street, Petach Tikva, Israel, attention: Investor Relations or by telephone at +1 (215) 591-8912. You may also contact our proxy solicitor, MacKenzie Partners, Inc., by email at proxy@mackenziepartners.com or by telephone (toll-free) at +1 (800) 322-2885.

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Proposal 1: Election of Directors

In recent years, we strengthened our Board of Directors with the addition of new highly qualified and talented directors, including several directors with global pharmaceutical experience and other qualifications, adding expertise as well as diversity to our Board of Directors. Through these efforts, we have reduced the average tenure of our directors from 5.1 years of service prior to the 2017 annual meeting of shareholders to 2.5 years after giving effect to all nominations and departures contemplated herein. We also reduced the average age of our directors from 67 prior to the 2017 annual meeting of shareholders to 61 after giving effect to all nominations and departures contemplated herein. Dr. Barer, our Chairman of the Board, is an independent director under NYSE regulations. Kåre Schultz, our President and Chief Executive Officer (the “President and CEO”) serves on the Board, which facilitates collaboration between the Board of Directors and management. Corporate governance remains a high priority and we continue to evaluate the size and composition of the Board to ensure that it maintains dynamic, exceptionally qualified leadership.

Following the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors recommends that shareholders approve the appointment of Ms. Crane, Mr. Lieberman and Prof. Satchi-Fainaro as directors to serve until our 2021 annual meeting of shareholders. Ms. Crane and Mr. Lieberman are currently members of the Board of Directors and all nominees qualify as independent directors under NYSE regulations.

The Board of Directors recommends that shareholders vote FOR the appointment of Rosemary A. Crane, Gerald M. Lieberman and Prof. Ronit Satchi-Fainaro as directors, each to serve until Teva’s 2021 annual meeting of shareholders.

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Proposal 1: Election of Directors

Directors

The following table sets forth information regarding the directors and director nominee of Teva as of April 25, 2018:

Name	Age	Director Since	Term Ends
Dr. Sol J. Barer—Chairman	71	2015	2020
Kåre Schultz (1)	56	2017	(2)
Rosemary A. Crane	58	2015	2018
Amir Elstein	62	2009	2019
Murray A. Goldberg	73	2017	2020
Jean-Michel Halfon	66	2014	2020
Gerald M. Lieberman	71	2015	2018
Galia Maor*	75	2012	2018
Roberto A. Mignone	46	2017	2019
Dr. Perry D. Nisen	62	2017	2019
Nechemia (Chemi) J. Peres	59	2017	2020
Prof. Ronit Satchi-Fainaro	46	—	—
Dan S. Suesskind*	74	2017	(3)
Gabrielle Sulzberger*	57	2015	2018
*	Ms. Maor, Mr. Suesskind and Ms. Sulzberger have each decided not to submit their candidacy for reelection at the Annual Meeting.
(1)	Effective November 1, 2017, Kåre Schultz joined Teva as President and CEO and was also appointed to the Board. He succeeded Dr. Yitzhak Peterburg, who served as Interim President and Chief Executive Officer from February to October 31, 2017, and stepped down from the Board of Directors on December 12, 2017.
(2)	Mr. Schultz’s term ends contemporaneously with his term as President and CEO.
(3)	Mr. Suesskind was appointed in September 2017 by board action to serve until the Annual Meeting.

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Proposal 1: Election of Directors

Persons Being Considered for Election at this Annual Meeting

Rosemary A. Crane Independent Director Committees: – Human Resources and Compensation (Chair) – Science and Technology

Ms. Crane joined the Board of Directors in September 2015. Ms. Crane served as President and Chief Executive Officer of MELA Sciences, Inc. from 2013 to 2014. Ms. Crane was Head of Commercialization and a partner at Appletree Partners from 2011 to 2013. From 2008 to 2011, she served as President and Chief Executive Officer of Epocrates Inc. Ms. Crane served in various senior executive positions at Johnson & Johnson from 2002 to 2008, including as Group Chairman, OTC & Nutritional Group from 2006 to 2008, as Group Chairman, Consumer, Specialty Pharmaceuticals and Nutritionals from 2004 to 2006, and as Executive Vice President of Global Marketing for the Pharmaceutical Group from 2002 to 2004. Prior to that, she held various positions at Bristol-Myers Squibb from 1982 to 2002, including as President of U.S. Primary Care from 2000 to 2002 and as President of Global Marketing and Consumer Products from 1998 to 2000. Ms. Crane has served as Vice Chairman of the Board of Zealand Pharma A/S since 2015 and as a director of Unilife Corporation since October 2016. Ms. Crane received an M.B.A. from Kent State University and a B.A. in communications and English from the State University of New York.

Qualifications:

With over 30 years of experience in commercialization and business operations, primarily in the pharmaceutical and biotechnology industries, and more than 25 years of therapeutic and consumer drug launch expertise, Ms. Crane provides broad and experienced knowledge of the global pharmaceutical business and industry.

Gerald M. Lieberman Independent Director Committees: – Audit (Chair) – Human Resources and Compensation

Mr. Lieberman joined the Board of Directors in September 2015. Mr. Lieberman is currently a special advisor at Reverence Capital Partners, a private investment firm focused on the middle-market financial services industry. From 2000 to 2009, Mr. Lieberman was an executive at AllianceBernstein L.P., where he served as President and Chief Operating Officer from 2004 to 2009, as Chief Operating Officer from 2003 to 2004 and as Executive Vice President, Finance and Operations from 2000 to 2003. From 1998 to 2000, he served as Senior Vice President, Finance and Administration at Sanford C. Bernstein & Co., Inc., until it was acquired by Alliance Capital in 2000, forming AllianceBernstein L.P. Prior to that, he served in various executive positions at Fidelity Investments and at Citicorp. Prior to joining Citicorp he was a certified public accountant with Arthur Andersen. Mr. Lieberman serves on the board of directors of Entera Bio. He served on the board of directors of Forest Laboratories, LLC from 2011 to 2014, Computershare Ltd. from 2010 to 2012 and AllianceBernstein L.P. from 2004 to 2009. Mr. Lieberman received a B.S. Beta Gamma Sigma with honors in business from the University of Connecticut.

Qualifications:

With his many years of experience as an executive in leading financial services companies, Mr. Lieberman provides finance, risk management and operating expertise for large, complex organizations.

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Proposal 1: Election of Directors

Prof. Ronit Satchi-Fainaro Independent Director Nominee

Prof. Satchi-Fainaro has served as a full-time professor at Tel Aviv University since 2015, where she is Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, Chair of The Kurt and Herman Lion Cathedra in Nanosciences and Nanotechnologies since 2017 and a member of the Preclinical Dean’s Committee since 2015. In 2003, she was appointed Instructor in Surgery at Children’s Hospital in Boston and Harvard Medical School, where, since 2005, she has been a visiting associate professor. Prof. Satchi-Fainaro also serves as a consultant to several biotech and pharmaceutical companies, and is a member of the scientific advisory board of the Blavatnik Center for Drug Discovery and The Israel Cancer Association. She is also a member of several editorial boards of scientific journals. Prof. Satchi-Fainaro received her B.Pharm. from the Hebrew University in Jerusalem in 1995 and her Ph.D. in Polymer Chemistry and Cancer Nanomedicine from the University of London in 1999. She spent two years as postdoctoral research fellow on biochemistry and protein delivery at Tel Aviv University and two years as postdoctoral research fellow at Harvard University and Children’s Hospital in Boston on vascular and cancer biology.

Qualifications: With extensive experience in clinical medicine and research, Prof. Satchi-Fainaro provides in-depth knowledge of medicine and a scientific perspective.

As required by Israeli law, all of the foregoing director candidates have declared in writing that they possess the requisite skills and expertise, as well as sufficient time, to perform their duties as a director.

Continuing Directors

Dr. Sol J. Barer Chairman of the Board Independent Director

Dr. Barer became Chairman of the Board of Directors on February 6, 2017, after joining Teva’s Board of Directors in January 2015. Dr. Barer is Managing Partner at SJ Barer Consulting. He also serves as an advisor to the Israel Biotech Fund. From 1987 to 2011, he served in top leadership roles at Celgene Corporation, including as Executive Chairman from 2010 to 2011, Chairman and CEO from 2007 to 2010, CEO from 2006 to 2010, President and Chief Operating Officer from 1994 to 2006 and President from 1993 to 1994. Prior to that, he was a founder of the biotechnology group at the chemical company Celanese Corporation, which was later spun off as Celgene. Dr. Barer serves on the board of directors of Contrafect as lead director. He served on the board of Aegerion Pharmaceuticals from 2011 to 2016, on the board of Amicus Therapeutics from 2009 to February 2017 and as Chairman of the Board of InspireMD from 2011 to June 2017. Dr. Barer is Chairman of the Board of Edge Therapeutics and Aevi Genomics (formerly Medgenics). Dr. Barer received his Ph.D. in organic and physical chemistry from Rutgers University and his B.S. in chemistry from Brooklyn College of the City University of New York.

Qualifications:

With his long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, Dr. Barer provides broad and experienced knowledge of the global pharmaceutical business and industry as well as extensive scientific expertise.

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Proposal 1: Election of Directors

Kåre Schultz Director and President and Chief Executive Officer

Mr. Schultz became Teva’s President and CEO and a member of the Board of Directors on November 1, 2017. From May 2015 to October 2017, Mr. Schultz served as President and Chief Executive Officer of H. Lundbeck A/S. Prior to that, Mr. Schultz worked for nearly three decades at Novo Nordisk, where he served in a number of leadership roles, including Chief Operating Officer, Vice President in Product Supply and Director of Product Planning and Customer Services in the Diabetes Care Division. Mr. Schultz has held positions at McKinsey and Anderson Consulting. Mr. Schultz has served as a member of the Board of Directors of LEGO A/S since 2007. From 2010 to 2017, he served as Chairman of the Board of Directors of Royal Unibrew A/S and during 2017 he served on the Board of Directors of Bitten og Mads Clausens Fond, the holding vehicle for Danfoss A/S. Mr. Schultz received a master’s degree in economics from the University of Copenhagen.

Qualifications:

Mr. Schultz’s leadership positions in various healthcare corporations, including his experience as a chairman and a director of several international corporations and his service as the President and Chief Executive Officer at Teva, provides unique global perspective on the healthcare and pharmaceutical industries.

Amir Elstein Independent Director Committees: – Corporate Governance and Nominating (Chair) – Audit – Finance and Investment

Mr. Elstein rejoined the Board of Directors in 2009. From January 2014 to July 2014, he served as Vice Chairman of the Board of Directors of Teva. Mr. Elstein serves as Chairman of the Board of Tower Semiconductor Ltd., Chairman of the Board of Governors of the Jerusalem College of Engineering and Chairman of the Board of the Israel Democracy Institute. Mr. Elstein also serves as Chairman and/or as a member of the board of directors of several academic, scientific, educational, social and cultural institutions. Mr. Elstein served as the Chairman of the Board of Directors of Israel Corporation from 2010 to 2013. From 2004 to 2008, Mr. Elstein was a member of Teva’s senior management, where his most recent position was Executive Vice President, Global Pharmaceutical Resources. From 1995 to 2004, Mr. Elstein served on Teva’s Board of Directors. Prior to joining Teva as an executive in 2004, Mr. Elstein held a number of executive positions at Intel Corporation, most recently as General Manager of Intel Electronics Ltd., an Israeli subsidiary of Intel Corporation. Mr. Elstein received a B.Sc. in physics and mathematics from the Hebrew University in Jerusalem, an M.Sc. in solid state physics from the Hebrew University and a diploma in senior business management from the Hebrew University.

Qualifications:

Mr. Elstein’s leadership positions in various international corporations, including his experience as a chairman of international public companies and his service as an executive officer at Teva and other companies, provides global business management and pharmaceutical expertise.

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Proposal 1: Election of Directors

Murray A. Goldberg Independent Director Committees: – Audit – Finance and Investment

Mr. Goldberg joined the Board of Directors in July 2017. Mr. Goldberg served in various leadership roles at Regeneron Pharmaceuticals from 1995 to 2015, including as Senior Vice President of Administration and Assistant Secretary from 2013 to 2015, as Chief Financial Officer and Senior Vice President, Finance and Administration and Assistant Secretary from 1995 to 2013 and as Treasurer from 1995 to 2012. From 1991 to 1995, Mr. Goldberg served as Chief Financial Officer and Vice President of Finance and Treasurer of PharmaGenics Inc. and as a director of PharmaGenics. From 1987 to 1990, he was a Managing Director at the Chase Manhattan Bank, and from 1973 to 1987, he held various managerial positions in finance and corporate development at American Cyanamid Company. Mr. Goldberg has served as a director of Aerie Pharmaceuticals since 2013 and serves as the chairman of its audit committee. Mr. Goldberg received a Bachelor’s degree in engineering from New York University, a Master’s degree in international economics from the London School of Economics and an M.B.A. from the University of Chicago.

Qualifications:

Mr. Goldberg’s many years of experience in leading pharmaceutical companies, together with his knowledge of financial matters, particularly in the pharmaceutical industry, provides the Board with broad expertise in the global pharmaceutical business.

Jean-Michel Halfon Independent Director Committees: – Compliance (Chair) – Human Resources and Compensation – Corporate Governance and Nominating	Mr. Halfon joined the Board of Directors in 2014. He currently serves as an independent consultant, providing consulting services to pharmaceutical, distribution, healthcare IT and R&D companies. From 2008 to 2010, Mr. Halfon served as President and General Manager of Emerging Markets at Pfizer Inc., after serving in various senior management positions since 1989. From 1987 to 1989, Mr. Halfon served as Director of Marketing in France for Merck & Co., Inc. Mr. Halfon received a B.S. from Ecole Centrale des Arts et Manufactures and an M.B.A. from Institut Supérieur des Affaires.

Qualifications:

Mr. Halfon’s years of experience in senior management at leading pharmaceutical companies, particularly his experience with emerging markets, provides expertise in international pharmaceutical operations and marketing.

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Proposal 1: Election of Directors

Roberto A. Mignone Independent Director Committees: – Finance and Investment – Science and Technology

Mr. Mignone joined the Board of Directors in July 2017. Mr. Mignone is the Founder and Managing Partner of Bridger Management LLC, a multi-billion dollar investment management firm specializing in long-term equity strategies, since 2000. Since inception, Bridger Management has focused on the healthcare sector and has developed considerable research expertise in support of its investments. In addition to healthcare, Bridger Management invests in global consumer, technology and financial services companies. Prior to Bridger Management, Mr. Mignone co-founded and served as a partner of Blue Ridge Capital LLC from 1996 to 2000, an investment management firm with specialties in health care, technology, media, telecommunications, and financial services. Mr. Mignone serves as a trustee and member of the Finance Committee and Nominating Committee of the New York University Langone Medical Center. He received a Bachelor of Arts degree in classics from Harvard College and an M.B.A. from Harvard University Graduate School of Business Administration.

Qualifications:

With his long career as a global investment professional with a specialty in health care, Mr. Mignone provides the Board with finance and management expertise with respect to large, complex pharmaceutical organizations.

Dr. Perry D. Nisen Independent Director Committees: – Science and Technology (Chair) – Compliance

Dr. Nisen joined the Board of Directors in July 2017. From 2014 to 2017, Dr. Nisen served as Chief Executive Officer and the Donald Bren Chief Executive Chair of Sanford Burnham Prebys Medical Discovery Institute. From 2004 to 2014, Dr. Nisen held various roles at GlaxoSmithKline, most recently as Senior Vice President, Science and Innovation. Prior to that, Dr. Nisen served as Divisional Vice President, Global Oncology Development and as Divisional Vice President, Cancer Research at Abbott Laboratories from 1997 to 2004. Previously, he was the Lowe Foundation Professor of Neuro-Oncology at the University of Texas Southwestern Medical Center. Dr. Nisen has served as a director of Mirna Therapeutics since 2016. He received a B.S. from Stanford University, a Master’s degree in molecular biology, and an M.D. and PhD from Albert Einstein College of Medicine.

Qualifications:

Dr. Nisen’s research and development experience, management positions in leading pharmaceutical companies and service on boards provides a unique perspective on Teva’s business and R&D activities.

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Proposal 1: Election of Directors

Nechemia (Chemi) J. Peres Independent Director Committees: – Corporate Governance and Nominating – Human Resources and Compensation

Mr. Peres joined the Board of Directors in July 2017. Mr. Peres serves as the managing general partner and co-founder of Pitango Venture Capital, Israel’s largest venture capital group that invests across technology sectors from IT to healthcare, with over 220 portfolio companies, since its inception in 1996. Mr. Peres serves on the board of directors of numerous Pitango portfolio companies. Mr. Peres is also the founder of Mofet Israel Technology Fund, one of Israel’s first venture capital funds, since its inception in 1992. Mr. Peres is chairman of the Peres Center for Peace and Innovation. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. He received a Bachelor of Science in industrial engineering and management and an M.B.A. from Tel Aviv University.

Qualifications: With his pioneering financial and entrepreneurial background, Mr. Peres provides the Board with a forward-thinking view on financial and strategic matters.

Directors whose Service is Concluding at the Meeting

After two terms of service, Galia Maor has decided not to submit her candidacy for reelection at the Annual Meeting. Gabrielle Sulzberger and Dan S. Suesskind have decided not to seek reelection after one term and approximately one year of service, respectively. We sincerely thank them for their contribution, leadership and critical efforts on behalf of Teva throughout their respective terms of service. The Board will miss their insight and perspective in its deliberations and hope they will remain close to Teva for years to come.

Family Relationships

There are no family relationships among any of our executive officers or directors.

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Corporate Governance and Director Compensation

Board Practices

Under our Articles of Association, the Board of Directors must consist of between three to 18 directors (including statutory independent directors, if required). Our Board of Directors currently consists of 13 persons, including our President and CEO. Subject to election of all of the directors included in Proposal 1, and following the departure of the above-mentioned directors, our Board of Directors will consist of 11 persons, including our President and CEO. The Board of Directors has determined that all of the directors that currently serve on the Board of Directors, all of the directors that served on the Board during 2017 and all of the directors that will serve on the Board, subject to their election at the Meeting, were and are, as applicable, independent, except for Kåre Schultz, Erez Vigodman and Dr. Yitzhak Peterburg, each of whom served, or in the case of Mr. Schultz serves, on the Board of Directors while serving as our President and CEO (or as interim President and Chief Executive Officer, in the case of Dr. Peterburg).

We currently maintain a policy to have at least three directors qualify as financial and accounting experts under Israeli law. Accordingly, the Board of Directors has determined that, of the continuing directors, Murray A. Goldberg, Gerald M. Lieberman and Roberto A. Mignone are financial and accounting experts under such criteria.

Our directors are generally entitled to review and retain copies of our documentation and examine our assets, as required to perform their duties as directors and to receive assistance, in special cases, from outside experts at our expense.

Board Diversity*

*	Following the departure of the above-mentioned directors and the election of the new director nominee.

Director Terms and Education. Our directors are generally elected in three classes for terms of approximately three years. Due to the complexity of our businesses and our extensive global activities, we value the insight and familiarity with our operations that a director is able to develop over his or her service on the Board of Directors. Because we believe that extended service on our Board enhances a director’s ability to make significant contributions to Teva, we do not believe that arbitrary term limits on directors’ service are appropriate. At the same time, it is the policy of the Board that directors should not expect to be renominated automatically.

In recent years, we strengthened our Board of Directors with the addition of new highly qualified and talented directors, adding expertise as well as diversity to our Board of Directors. Through these efforts, we have reduced the average tenure of our directors from 5.1 years of service prior to the 2017 annual meeting of shareholders to 2.5 years after giving effect to all nominations and departures contemplated

Age Tenure Gender 5+ 40’s years 2 1 directors 2 directors women 70’s 3 directors 0 - 4 years 50’s 10 directors 60’s 3 director 9 3 directors men

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herein. We also reduced the average age of our directors from 67 prior to the 2017 annual meeting of shareholders to 61 after giving effect to all nominations and departures contemplated herein. Our Chairman of the Board is independent under NYSE regulations, and 12 out of 13 of our current directors are, and following the election of all of the directors included in Proposal 1 and the departure of the above-mentioned directors 10 out of 11 of the directors will be, independent under NYSE regulations. Our only non-independent director is our President and CEO, which facilitates collaboration between the Board of Directors and management. We continue to evaluate the size and composition of our Board of Directors to ensure it maintains dynamic, exceptionally qualified members.

We provide an orientation program and a continuing education process for our directors, which include business and industry briefings, provision of materials, sessions from leading experts and professionals, meetings with key management and visits to Teva facilities. We evaluate and improve our education and orientation programs on an ongoing basis to ensure that our directors have the knowledge and background needed for them to best perform their duties.

Board Meetings. The Board of Directors holds at least six meetings each year to review significant developments affecting Teva and to consider matters requiring approval of the Board, with additional meetings scheduled when important matters require Board of Directors action between scheduled meetings. A majority of the meetings convened, but not fewer than four, must be in Israel. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. Information regarding the number of Board committee meetings and attendance rates for 2017 is presented in the table on page 20.

Executive Sessions of the Board. Our directors meet in executive session (i.e., without the presence of management, including our President and CEO) generally in connection with each regularly scheduled Board meeting and additionally as needed. Executive sessions are chaired by Dr. Barer, the Chairman of the Board.

Annual Meetings. We do not have a formal policy requiring members of the Board to attend our annual meetings, although all directors are strongly encouraged to attend. Nine of our directors attended the 2017 annual meeting of shareholders.

Board Leadership. The Board of Directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the Board of Directors so as to provide effective oversight of management. The Board of Directors has separate roles for the Chief Executive Officer and Chairman of the Board of Directors, with Dr. Sol Barer serving as independent Chairman and Mr. Kåre Schultz as President and CEO. Dr. Barer’s long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, as well as his extensive scientific expertise and knowledge of the global pharmaceutical business, have made him an invaluable resource to both the Board of Directors and the Chief Executive Officer. The Board of Directors has determined that this leadership structure is appropriate for Teva at this time.

Board of Directors Role in Risk Oversight. Management is responsible for assessing and managing risk, subject to oversight by the Board of Directors. Our annual risk assessment process includes both a top-down review of strategic risks and a bottom-up review of operational risks, which are presented to the Board of Directors. The Board of Directors fulfills its oversight responsibility for risk assessment and management by reviewing risk management policies and the risk appetite of our operations and business strategy and by instructing its committees to assist and advise in their areas of expertise, as described below. Each committee provides regular updates to the full Board regarding its activities.

∎	The Board oversees our risk management policies and risk appetite, including operational risks and risks relating to our business strategy and transactions. Various committees of the Board assist the Board in this oversight responsibility in their respective areas of expertise.

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Corporate Governance and Director Compensation

∎	The Audit Committee assists the Board with the oversight of our financial reporting, independent auditors, internal controls and internal audit function. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The Audit Committee further discusses our policies with respect to risk assessment and management with respect to our financial reporting and cyber risks.

∎	The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting) and reviews policies and practices that may seriously impact our reputation.

∎	The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions.

∎	The Human Resources and Compensation Committee (the “Compensation Committee”) oversees compensation, retention, succession and other human resources-related issues and risks.

∎	The Science and Technology Committee oversees risks relating to our intellectual property and research and development activities.

∎	The Corporate Governance and Nominating Committee oversees risks relating to our governance policies and initiatives.

Director Service Contracts. Except for equity awards that accelerate upon termination, we do not have any contracts with any of our non-employee directors that provide for benefits upon termination of services. Information regarding director compensation can be found under “Non-Employee Director Compensation” below.

Communications with the Board. Shareholders, employees and other interested parties can contact any director or committee of the Board of Directors by writing to them care of Teva Pharmaceutical Industries Ltd., 5 Basel Street, Petach Tikva, 4951033, Israel, Attn: Company Secretary or Internal Auditor. Comments or complaints relating to our accounting, internal controls or auditing matters may also be referred to members of the Audit Committee, as well as other appropriate Teva bodies. The Board of Directors has adopted a global “whistleblower” policy, which provides employees and others with an anonymous means of communicating with the Audit Committee.

Nominees for Directors. In accordance with the Israeli Companies Law, a nominee for service as a director must submit a declaration to us, prior to his or her election, specifying that he or she has the requisite qualifications to serve as a director and the ability to devote the appropriate time to performing his or her duties as such and that he or she is not restricted from serving as director under the Israeli Companies Law. All of our directors, including those nominated for appointment as directors at the Meeting, have provided such declaration. A director who ceases to meet the statutory requirements to serve as a director must notify us to that effect immediately and his or her service as a director will terminate upon submission of such notice.

Our Board of Directors believes that it should be composed of directors with diverse, complementary backgrounds and that directors should, at a minimum, exhibit proven leadership capabilities and possess experience at a high level of responsibility within their chosen fields. When considering a candidate for director, our Corporate Governance and Nominating Committee considers whether the directors, both individually and collectively, can and do provide the experience, judgment, commitment, skills and expertise appropriate to lead Teva in the context of its industry. In addition, our Corporate Governance and Nominating Committee considers a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, as well as whether such nominee could provide added value to any of the committees of the Board of Directors, given the then existing composition of the Board of Directors as a whole. Our Corporate Governance and Nominating Committee also provides input and guidance regarding the independence of directors, for formal review and approval by our Board of Directors.

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When seeking candidates for director, our Corporate Governance and Nominating Committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the Board of Directors has in the past used and may continue to use the services of third party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, members of the Board of Directors will interview that candidate if they believe the candidate may be suitable. The Chairman of the Board of Directors may also ask the candidate to meet with certain members of executive management.

If our Corporate Governance and Nominating Committee believes a director should be re-approved or a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board of Directors that candidate’s appointment or election, who, in turn, can submit the candidate for consideration by the shareholders.

Israeli law provides a process by which one or more shareholders holding 1% or more of the voting rights of Teva may propose the nomination of a candidate to the Board of Directors for consideration by Teva’s Corporate Governance and Nominating Committee. See “Shareholder Proposals for the 2018 Annual Meeting and the 2019 Annual Meeting” below.

Non-Employee Director Compensation

As required by the Israeli Companies Law, we have adopted a Compensation Policy for Executive Officers and Directors (the “Compensation Policy”), which is presented for shareholder approval at least once every three years. Pursuant to the Israeli Companies Law and regulations promulgated thereunder, any arrangement between Teva and a director relating to his or her compensation as a director or other position with Teva must generally be consistent with Teva’s Compensation Policy and approved by the Compensation Committee, the Board and by a simple majority of Teva’s shareholders. Shareholder approval is not required in certain instances, for example, for the compensation granted to a director for the period following his or her appointment until the next general meeting of shareholders, provided such compensation is approved by the Compensation Committee and the Board, is consistent with the Compensation Policy and is on similar or less favorable terms than those of such person’s predecessor.

As approved at our 2015 annual general meeting of shareholders, each of our non-employee directors from time to time (other than our Chairman of the Board) is entitled to annual compensation comprised of:

(i)	an annual Board membership fee of $160,000 paid in cash;

(ii)	additional annual cash fees for service on Board committees ($20,000 for service on the Audit Committee, $15,000 for service on the Compensation Committee and $10,000 for service on each other committee);

(iii)	an annual equity-based award in the form of restricted share units (RSUs) with an approximate aggregate fair market value of $130,000 as of the date of grant; and

as approved at our 2017 annual general meeting of shareholders,

(iv)	an additional annual cash fee for his or her membership on each special or ad-hoc committee, in an amount equal to $20,000 per annum.

Our 2017 annual general meeting of shareholders approved an annual fee of $567,000 for our Chairman of the Board. This fee is in addition to the annual equity-based award in the form of RSUs our Chairman is entitled to with an approximate fair market value of $378,000 on the date of grant, as approved at our 2015 annual general meeting of shareholders. Our Chairman is also entitled to certain secretarial and other services and benefits.

All of our current directors waived 50% of the cash component of his or her annual Board membership fee, effective as of January 1, 2018 and until December 31, 2018. Giving effect to such waiver, the annual cash fee for their Board membership in 2018 will be $80,000.

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Corporate Governance and Director Compensation

Fees for Board and committee service are payable over the period of time during which the individual serves as a non-employee director. In the event that a non-employee director serves as a member of the Board during only a portion of the period from one annual meeting to the next, a pro-rated amount of the annual board membership fee, committee fees and equity award will be paid. Upon completion of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director in virtue of such position and held by such director will immediately become vested.

In addition, Teva reimburses or covers its directors for expenses (including travel expenses) incurred in connection with meetings of the Board and its committees or performing other services for Teva in their capacity as directors, in accordance with Israeli law and the Compensation Policy. Directors, including the Chairman of the Board, are also entitled to certain perquisites having an aggregate monetary value of no more than $10,000 per year per director.

VAT, if applicable, is added to the above director compensation, in accordance with applicable law.

No additional compensation is received for attendance at a Board or Committee meeting.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Dr. Sol J. Barer (3)	243,389	454,884	698,273
Roger Abravanel (4)	104,445	0	104,445
Dr. Arie Belldegrun (5)	12,110	0	12,110
Rosemary A. Crane	201,681	130,001	331,682
Amir Elstein	190,592	130,001	320,593
Murray A. Goldberg (6)	85,957	130,001	215,958
Jean-Michel Halfon	198,116	130,001	328,117
Gerald M. Lieberman	208,343	130,001	338,344
Galia Maor	196,417	130,001	326,418
Roberto A. Mignone (6)	81,712	130,001	211,713
Dr. Perry D. Nisen (6)	81,712	130,001	211,713
Joseph Nitzani (7)	163,397	32,500	195,897
Nechemia J. Peres (6)	83,753	130,001	213,754
Ory Slonim (8)	106,103	0	106,103
Dan S. Suesskind (9)	50,357	103,889	154,246
Gabrielle Sulzberger	196,788	130,001	326,789
(1)	The amounts shown include the cash portion of the annual fee for the Chairman of the Board and Board membership fees and committee service fees for other non-employee directors.
(2)

In August 2017, each non-employee director serving at that time, excluding the Chairman of the Board, was granted 7,956 RSUs, based on the grant date fair value of a share of $16.34. Non-employee directors that join after the general meeting are eligible for an equity grant value that is pro-rated in an amount equal to the difference between (i) an annual grant and (ii) the product of (x) an annual grant divided by 12 and (y) the number of months (including partial months) in the period between the last annual meeting of shareholders and the date of such appointment. In November 2017, Dan S. Suesskind was granted 9,575 RSUs based on the grant date fair value of a share of $10.85. The amounts shown in the Stock Awards column represent the aggregate grant date fair values

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of RSUs computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”). Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14c. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2017. These RSUs vest three years from the grant date. As of December 31, 2017, the aggregate number of unvested RSUs held by each current non-employee director was as follows: Dr. Sol J. Barer: 30,545; Rosemary A. Crane: 12,898; Amir Elstein: 12,898; Murray A. Goldberg: 7,956; Jean-Michel Halfon: 12,898; Gerald M. Lieberman: 12,898; Galia Maor: 12,898; Roberto A. Mignone: 7,956; Dr. Perry D. Nisen: 7,956; Nechemia J. Peres: 7,956; Dan S. Suesskind: 9,575; and Gabrielle Sulzberger: 12,898. Upon completion of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director in virtue of such position and held by such director will immediately become vested. In 2017, Roger Abravanel, Dr. Arie Belldegrun, Joseph Nitzani and Ory Slonim received accelerated vesting of equity in connection with their completion of Board service.
(3)	During his service as Chairman of the Board, Dr. Barer is entitled to an annual fee of $567,000 and an annual equity-based award with a total value of $378,000, in accordance with the general framework for equity-awards for our directors approved at our 2015 annual general meeting of shareholders. Upon his appointment as Chairman of the Board on February 6, 2017, Dr. Barer was granted a pro-rata equity-based award with respect to his service as Chairman of the Board from February 6, 2017 until the 2017 annual meeting on July 13, 2017 and a pro-rata amount of the annual cash fee of $567,000 for his service as Chairman of the Board during such period. Dr. Barer waived $283,500 of his annual fee as Chairman of the Board payable in 2017.
(4)	Mr. Abravanel stepped down from Board service in July 2017.
(5)	Dr. Belldegrun ceased Board service in February 2017.
(6)	Mr. Goldberg, Mr. Mignone, Dr. Nisen, and Mr. Peres were elected to the Board at the 2017 annual meeting on July 13, 2017.
(7)	Mr. Nitzani’s term expired in September 2017.
(8)	Mr. Slonim’s term expired in July 2017.
(9)	Mr. Suesskind was appointed to the Board on September 25, 2017.

Mr. Schultz was not and will not be entitled to any compensation in his capacity as a member of the Board or any committee thereof.

We purchase directors’ and officers’ liability insurance for our directors and executive officers, as approved by our shareholders and consistent with the Compensation Policy. In addition, we release our directors from liability and indemnify them to the fullest extent permitted by law and our Articles of Association, and provide them with indemnification and release agreements for this purpose, substantially in the form approved by our shareholders at our 2012 annual meeting.

Any director elected at the Meeting would be remunerated in the manner described above, and would benefit from the insurance, indemnification and release discussed above.

Committees of the Board

Our Articles of Association provide that the Board of Directors may delegate its powers to one or more committees as it deems appropriate to the extent such delegation is permitted under the Israeli Companies Law. The Board of Directors has appointed the standing committees listed below, as well as ad-hoc committees appointed from time to time for specific purposes determined by the Board.

We have adopted charters for all of our standing committees, formalizing the committees’ procedures and duties. These committee charters are available on our website at www.tevapharm.com.

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Corporate Governance and Director Compensation

Current Committee Composition and Board and Committee Attendance

Name	Audit	Human Resources and Compensation	Corporate Governance and Nominating	Finance and Investment	Compliance	Science and Technology

Rosemary A. Crane		Chair				∎

Amir Elstein	∎		Chair	∎

Murray A. Goldberg	∎			∎

Jean-Michel Halfon		∎	∎		Chair

Roberto A. Mignone				∎		∎

Dr. Perry D. Nisen					∎	Chair

Nechemia (Chemi) J. Peres		∎	∎

Gerald M. Lieberman	Chair	∎

Galia Maor*	∎			Chair

Gabrielle Sulzberger*			∎		∎

Dan S. Suesskind*	∎			∎

No. of meetings in 2017	10	11	6	6	2	4

Average attendance rate	96%	92%	92%	97%	100%	95%

* Ms. Maor, Mr. Suesskind and Ms. Sulzberger have each decided not to submit their candidacy for reelection at the Annual Meeting.

In 2017, our Board of Directors met 16 times, with an average attendance rate of 94%. In 2017, each of our current directors attended at least 80% of the meetings of the Board and Board committees on which he or she served. In 2017, the Board of Directors and various Board committees met frequently to review and approve the important strategic activities throughout the year.

We had a Corporate Responsibility Committee, which was dissolved effective as of September 1, 2017, when we established our Compliance Committee. The Corporate Responsibility Committee met twice during 2017 until dissolved, with an attendance rate of 90%.

Audit Committee

The Israeli Companies Law mandates publicly held Israeli companies to appoint an audit committee. As a NYSE-listed company, Teva’s Audit Committee must be comprised solely of independent directors, as defined by SEC and NYSE regulations.

The responsibilities of our Audit Committee include, among others: (a) identifying flaws in the management of our business and making recommendations to the Board of Directors as to how to correct them and providing for arrangements regarding employee complaints with respect thereto; (b) making determinations and considering providing approvals concerning certain related party transactions and certain actions involving conflicts of interest; (c) reviewing the internal auditor’s performance and approving the internal audit work program and examining our internal control structure and processes; (d) examining the independent auditor’s scope of work and fees and providing the corporate body responsible for determining the independent auditor’s fees with its recommendations; and (e) providing for arrangements regarding employee complaints regarding questionable accounting or auditing matters and monitor compliance with and investigate alleged violations and enforce provisions of the Company’s Code of Conduct. Furthermore, the Audit Committee discusses the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “MD&A”) and presents to the Board of Directors its recommendations with respect to the proposed financial statements and MD&A.

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In accordance with the Sarbanes-Oxley Act and NYSE requirements, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. In addition, the Audit Committee is responsible for assisting the Board of Directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements. The Audit Committee also discusses our policies with respect to risk assessment and risk management with respect to financial reporting and risks that may be material to us and major legislative and regulatory developments that could materially impact Teva’s contingent liabilities and risks.

The Audit Committee charter sets forth the scope of the committee’s responsibilities, including its structure, processes and membership requirements; the committee’s purpose; its specific responsibilities and authority with respect to, among others, registered public accounting firms; complaints relating to accounting, internal accounting controls or auditing matters; and its authority to engage advisors as determined by the Audit Committee.

All of the Audit Committee members have been determined to be independent as defined by SEC and NYSE regulations.

The Board of Directors has determined that, of the current directors on this committee, Gerald M. Lieberman (chair), Murray A. Goldberg, Galia Maor and Dan S. Suesskind are “audit committee financial experts” as defined by applicable SEC regulations. Ms. Maor and Mr. Suesskind have each decided not to submit their candidacy for reelection at the Annual Meeting.

Human Resources and Compensation Committee

Publicly held Israeli companies are required to appoint a compensation committee. Our Compensation Committee includes only independent directors, as defined by SEC and NYSE regulations.

The Compensation Committee is responsible for establishing annual and long-term performance goals and objectives for our executive officers, as well as reviewing our compensation philosophy and policies (including our Compensation Policy).

The Compensation Committee is responsible for reviewing plans for the succession of our directors, our chief executive officer and other senior members of executive management.

The Compensation Committee also evaluates the performance of our chief executive officer and other executive officers, makes recommendations to the Board of Directors regarding the compensation of our executive officers and directors, reviews any organizational restructuring pertaining to the roles, responsibilities and selection of executive officers and oversees our labor practices.

Corporate Governance and Nominating Committee

The role of our Corporate Governance and Nominating Committee is to (i) identify individuals who are qualified to become directors; (ii) recommend to the Board of Directors director nominees for each annual meeting of shareholders; and (iii) assist the Board of Directors in establishing and reviewing Teva’s statement of corporate governance principles and promoting good corporate governance in Teva.

All of the committee members must be, and have been determined to be, independent as defined by NYSE regulations.

Finance and Investment Committee

The role of our Finance and Investment Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to our financial and investment strategies and policies, including determining policies on these matters and monitoring implementation. It is also authorized to approve certain financial

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transactions (such as material loans and other financing arrangements), review our financial risk management policies and evaluate the execution, financial results and integration of Teva’s completed acquisitions, as well as various other finance-related matters, including our global tax structure and allocation policies. According to the committee’s charter, at least one of the committee’s members must be qualified as a financial and accounting expert under SEC regulations and/or the Israeli Companies Law.

The Board of Directors has determined that, of the current directors on this committee, Galia Maor, Murray A. Goldberg, Roberto A. Mignone and Dan S. Suesskind are financial and accounting experts under Israeli law. Ms. Maor and Mr. Suesskind have each decided not to submit their candidacy for reelection at the Annual Meeting.

Compliance Committee

The role of our Compliance Committee is to oversee our: (i) policies and practices for complying with laws, regulations and internal procedures; (ii) policies and practices regarding issues that have the potential to seriously impact our business and reputation; (iii) global public policy positions; and (iv) social responsibility and community outreach.

A majority of committee members must be determined to be independent as defined by NYSE regulations. The chairperson of the Audit Committee shall be invited by the committee chairperson to participate in the Compliance Committee, as deemed relevant to the committee’s agenda.

Science and Technology Committee

The Science and Technology Committee oversees our overall strategic direction and investment in research and development and technological and scientific initiatives. As part of this responsibility, it reviews scientific and R&D strategy and priorities, scientific aspects of business development activities and technological trends. It assists the Board of Directors in risk management oversight relating to R&D and our intellectual property, advises on our intellectual property strategy, reviews new technology in which Teva is, or is considering, investing and reviews the efficacy and safety profile of new pharmaceuticals.

All of the committee members must be determined to have scientific, medical or other related expertise. A majority of committee members must be determined to be independent as defined by NYSE regulations.

Code of Business Conduct

Teva has adopted a code of business conduct applicable to its directors, executive officers, and all other employees. A copy of the code is available to every Teva employee on Teva’s internet site, upon request to its human resources department, and to investors and others on Teva’s website at www.tevapharm.com or by contacting Teva’s investor relations department, legal department or the internal auditor. If we make any amendment or grant any waiver to this code that applies to our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver on Teva’s website. The Board of Directors has approved a whistleblower policy which functions in coordination with Teva’s code of business conduct and provides an anonymous means for employees and others to communicate with various bodies of Teva, including the Audit Committee. Teva has also implemented a training program for new and existing employees concerning the code of business conduct and whistleblower policy.

Principles of Corporate Governance

We have adopted a set of corporate governance principles, which is available on our website at www.tevapharm.com. We place great emphasis on maintaining high standards of corporate governance and continuously evaluate and seek to improve our governance standards. These efforts are expressed in

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our corporate governance principles, our committee charters and the policies of our Board of Directors. Teva is in compliance with all corporate governance standards currently applicable to Teva under Israeli and U.S. laws, SEC regulations and NYSE listing standards.

Insider Trading Policy

Our directors, executive officers and employees, as well as their immediate family members, persons living in their home and entities controlled by any of the foregoing persons are subject to Teva’s insider trading policy (the “Policy”). The Policy prohibits insider trading and certain speculative transactions (including short sales, buying put and selling call options and other hedging or derivative transactions in Teva’s securities), and establishes a regular blackout period schedule during which directors, executive officers and certain employees may not trade in Teva’s securities. In addition, the Policy establishes pre-clearance procedures that directors and executive officers must observe prior to effecting any transaction in Teva’s securities. The Policy applies not only to Teva’s ADSs and ordinary shares, but also to its debt securities and other securities for which Teva securities serve as underlying assets.

Board Evaluation Process

Our Board of Directors is committed to continuous improvement and recognizes the fundamental role a robust Board of Directors and committee evaluation process play in ensuring that our Board of Directors maintains optimal composition and functions effectively.

The Board of Directors, in conjunction with the Corporate Governance and Nominating Committee, conducts an annual self-evaluation of its effectiveness and to identify opportunities where an enhancement or change in practices may lead to further improvement. The Corporate Governance and Nominating Committee also uses this process to assess and determine the characteristics and skills required of prospective candidates for election to the Board of Directors.

Executive Officers

The following table sets forth information regarding our executive officers as of April 25, 2018:

Name	Age	Executive Officer Since	Position

Kåre Schultz	56	2017	President and Chief Executive Officer

Iris Beck-Codner	52	2014	Executive Vice President, Global Brand and Communications

Richard Daniell	51	2017	Executive Vice President, European Commercial

Sven Dethlefs	49	2017	Executive Vice President, Global Marketing & Portfolio

Dr. Hafrun Fridriksdottir	56	2017	Executive Vice President, Global R&D

Michael McClellan	48	2017	Executive Vice President, Chief Financial Officer

Gianfranco Nazzi	49	2017	Executive Vice President, Growth Markets Commercial

Dr. Carlo de Notaristefani	61	2012	Executive Vice President, Global Operations

Brendan O’Grady	51	2017	Executive Vice President, North America Commercial

Mark Sabag	48	2013	Executive Vice President, Global Human Resources

David M. Stark	49	2016	Executive Vice President, Chief Legal Officer

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Effective November 1, 2017, Kåre Schultz joined Teva as President and CEO and was also appointed to the Board of Directors. He succeeded Dr. Yitzhak Peterburg, who served as Interim President and Chief Executive Officer from February to October 31, 2017.

On November 27, 2017, Michael McClellan was appointed Executive Vice President, Chief Financial Officer, after serving as Interim Chief Financial Officer since July 1, 2017. He succeeded Eyal Desheh who served as Group Executive Vice President, Chief Financial Officer since 2008.

In November 2017, we announced a new organizational structure and leadership changes to enable strategic alignment across our portfolios, regions and functions. In December 2017, we announced a comprehensive restructuring plan intended to significantly reduce our cost base, unify and simplify our organization and improve business performance, profitability, cash flow generation and productivity. As a result of these changes, Dr. Michael Hayden, Dr. Rob Koremans and Dipankar Bhattacharjee stepped down from their executive roles at Teva on November 27, 2017.

Kåre Schultz President and Chief Executive Officer	The biography of Kåre Schultz, our President and Chief Executive Officer, and one of our directors, appears under “—Directors” above.

Iris Beck-Codner Executive Vice President, Global Brand & Communications	Ms. Beck-Codner became Executive Vice President, Global Brand & Communications in November 2017. From 2014 to 2017, Ms. Beck-Codner served as Group Executive Vice President, Corporate Marketing and Communication. From 2013 to 2014, she served as Senior Vice President, Chief Communications Officer. From 2009 to 2012, she served as Group CEO of McCann Erickson Israel, IPG and from 2002 to 2008, as Vice President Marketing & Content at Partner Communications Company Ltd. From 1999 to 2000, she served as General Manager of Lever Israel, a wholly-owned subsidiary of Unilever Israel. Ms. Beck-Codner received a B.A. in economic sciences from Haifa University and an M.B.A. with distinction from Bar-Ilan University.

Richard Daniell Executive Vice President, European Commercial	Mr. Daniell was appointed Executive Vice President, European Commercial in November 2017. From December 2016 to November 2017, he served as President and CEO, Teva Europe Generics. From 2015 to 2016, he served as Chief Integration Officer, leading the integration of the Actavis Generics business into Teva. From 2015 to 2016, he served as Chief Operating Officer, Growth Markets. From 2011 to 2015 he served as Cluster General Manager, United Kingdom and Ireland. Mr. Daniell serves on the Board of Directors of PGT since February 2017. Mr. Daniell received a B.Sc. degree in chemistry from the University of Auckland, New Zealand.

Sven Dethlefs Executive Vice President, Global Marketing & Portfolio	Mr. Dethlefs was appointed Executive Vice President, Global Marketing & Portfolio in November 2017. From 2016 to 2017, he served as Global Head of Respiratory Medicines, Global Specialty Medicines. From 2013 to 2016, he served as Chief Operating Officer, Teva Global Operations. Mr. Dethlefs joined Teva as General Manager, Teva Germany in 2008. Prior to joining Teva, he served for over eleven years as a partner at McKinsey & Company. Mr. Dethlefs received his Ph.D. in biochemistry from the FU Berlin/Pasteur Institute Paris.

Dr. Hafrun Fridriksdottir Executive Vice President, Global R&D	Dr. Fridriksdottir became Executive Vice President, Global R&D in November 2017. From February 2017 to November 2017, she served as Executive Vice President, President of Global Generics R&D, after serving as Senior Vice President and President of Global Generics R&D from 2016. Prior to joining Teva, from 2015 to 2016, Dr. Fridriksdottir served as Senior Vice President and

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President of Global Generics R&D in Allergan plc. From 2002 to 2015, she held positions of increasing responsibility within the Actavis Group, including Senior Vice President, R&D. From 1997 to 2002, Dr. Fridriksdottir served as Divisional Manager of Development at Omega Pharma, until its merger with Actavis. Dr. Fridriksdottir received an MS degree in pharmacy and a Ph.D. in physical pharmacy from the University of Iceland.

Michael McClellan Executive Vice President, Chief Financial Officer	Mr. McClellan was appointed Executive Vice President, Chief Financial Officer in November 2017. He served as Interim Group Chief Financial Officer from July 2017 to November 2017. From 2015 to November 2017, he served as Senior Vice President and CFO, Global Specialty Medicines. Prior to joining Teva, Mr. McClellan was the U.S. CFO at Sanofi, where his career spanned nearly 20 years in roles of increased responsibility in global finance and healthcare. Mr. McClellan received his BSBA, accounting and economics from the University of Missouri Trulaske College of Business.

Gianfranco Nazzi Executive Vice President, Growth Markets Commercial	Mr. Nazzi was appointed Executive Vice President, Growth Markets Commercial in November 2017. From March 2017 to November 2017, he served as President and CEO of Growth Markets, Global Generic Medicines Group. Mr. Nazzi joined Teva as Senior Vice President, Specialty Medicines Europe in 2014. Prior to joining Teva, he served seven years at AstraZeneca in various senior roles, including Sales and Marketing Vice President Europe, Global Vice President Respiratory, General Manager of the Balkans and Vice President Primary Care in Italy. Prior to that, he served for two years as BU Director Metabolic & Cardiovascular at GlaxoSmithKline and five years in various sales and marketing roles at Eli Lilly and Company in both Italy and the United States. Mr. Nazzi received his BA degree in economics from the University of Udine, and his master’s degree in management studies from SDA Bocconi.

Dr. Carlo de Notaristefani Executive Vice President, Global Operations	Dr. de Notaristefani became Executive Vice President, Global Operations in November 2017. From 2012 to 2017, he served as President and Chief Executive Officer, Global Operations. Prior to joining Teva, from 2004 to 2011, Dr. de Notaristefani was a member of the senior management team at Bristol-Myers Squibb, where he served as President Technical Operations and Global Support Functions, with responsibility for global supply chain operations, quality and compliance, procurement and information technology. Before joining Bristol-Myers Squibb, Dr. de Notaristefani held several senior positions of increasing responsibility in the areas of global operations and supply chain management with Aventis, Hoechst Marion Roussell and Marion Merrell Dow. Dr. de Notaristefani holds a doctoral degree in chemical engineering from the University of Naples.

Brendan O’Grady Executive Vice President, North America Commercial	Mr. O’Grady was appointed Executive Vice President, North America Commercial in November 2017. From 2016 until November 2017, he served as Chief Commercial Officer, Global Specialty Medicines and served as interim head of Teva’s European Specialty business. Prior to that, he held various senior roles since joining Teva in 2011 as Regional Account Manager, and from 2015 to 2016, he served as President and CEO, Teva North America Generics. Prior to joining Teva, Mr. O’Grady spent ten years with Sanofi predecessor companies in a variety of commercial and medical affairs roles that began in field sales. He received his B.S. from Geneseo State University, NY in management science/marketing and holds an M.B.A. from Baker University in Baldwinsville, Kansas.

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Mark Sabag Executive Vice President, Global Human Resources	Mr. Sabag became Executive Vice President, Global Human Resources in November 2017. From 2013 to November 2017, he served as Group Executive Vice President, Human Resources. From 2012 to 2013, Mr. Sabag served as Global Deputy Vice President, Human Resources. From 2010 to 2012, he served as Vice President, Human Resources for Teva’s International Group. From 2006 to 2010, he served as Vice President, Human Resources International Group and Corporate Human Capital. Prior to joining Teva, Mr. Sabag held senior human resources roles with Intel Corporation. Mr. Sabag received a B.A. in economics and business management from Haifa University.

David M. Stark Executive Vice President, Chief Legal Officer	Mr. Stark became Executive Vice President, Chief Legal Officer in November 2017. From November 2016 to November 2017, he served as Group Executive Vice President, Chief Legal Officer. From 2014 to 2015, Mr. Stark was Senior Vice President and General Counsel, Global Specialty Medicines. Since joining Teva in 2002, Mr. Stark served in a series of roles with increasing responsibilities in Teva North America and Teva Americas, including as Senior Director, Deputy General Counsel, and Vice President and General Counsel. Prior to joining Teva, Mr. Stark was an associate attorney in the litigation departments at Willkie Farr & Gallagher LLP between 1998 and 2002, Chadbourne & Parke between 1997 and 1998 and Haight, Gardner, Poor & Havens between 1994 and 1997. Mr. Stark received a J.D. from New York University School of Law and a B.A. in political science from Northeastern University, summa cum laude.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2017 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Current NEOs
Kåre Schultz	President and Chief Executive Officer (“CEO”)
Michael McClellan	Executive Vice President, Chief Financial Officer (“CFO”)
Dr. Carlo de Notaristefani	Executive Vice President, Global Operations
Dr. Hafrun Fridriksdottir	Executive Vice President, Global R&D
Mark Sabag	Executive Vice President, Global Human Resources
Former NEOs
Erez Vigodman	Former President and CEO
Dr. Yitzhak Peterburg	Former Interim President and CEO
Eyal Desheh	Former Group Executive Vice President and CFO
Dr. Rob Koremans	Former President and CEO, Global Specialty Medicines
Dr. Michael Hayden	Former President of Global R&D and Chief Scientific Officer

Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Determination Process	Section III
Components of Our Compensation Program	Section IV
Additional Compensation Policies and Practices	Section V

I. Executive Summary

Overview

The core objectives of our executive compensation programs are to (i) link pay to performance over both the short- and long-term; (ii) align executive officers’ interests with those of Teva and its shareholders over the long-term, generally by including grants of the Company’s equity as a significant component in our executive compensation program; (iii) encourage balanced risk management; and (iv) provide a competitive compensation package that motivates executive officers. Consistent with these objectives, our compensation plans are designed to reward our executive officers for generating performance that achieves Company, business and individual goals, and for increasing shareholder returns. When we do not achieve Company, business and individual goals, our executive officers’ compensation reflects that performance.

2017 was a year of transition for Teva. Both our generic medicines business and our specialty medicines business faced significant challenges. In order to position Teva for the future, we made changes to our leadership structure. Our executive compensation program is designed to support our strategy, especially during this period of transition.

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Executive Compensation

2017 Select Business Highlights

Leadership Transitions

∎	Effective November 1, 2017, Kåre Schultz joined Teva as President and Chief Executive Officer and was also appointed to the Board of Directors. He succeeded Dr. Yitzhak Peterburg, who served as Interim President and Chief Executive Officer from February to October 31, 2017.

∎	On November 27, 2017, Michael McClellan was appointed Executive Vice President, Chief Financial Officer, after serving as Interim Chief Financial Officer since July 1, 2017. He succeeded Eyal Desheh who served as Group Executive Vice President, Chief Financial Officer from 2008 to June 30, 2017.

Strategic Developments

∎	In our generic medicines business, we noted significant deterioration in the U.S. generics market and economic environment. Consequently, we recorded goodwill impairments of $17.1 billion in 2017, mainly with respect to our U.S. generics reporting unit. In our specialty medicines business, we faced increased generic competition to certain of our key specialty products, including COPAXONE®.

∎	In November 2017, we announced a new organizational structure and leadership changes to enable strategic alignment across our portfolios, regions and functions. Under this new structure, our business will be integrated into one commercial organization, operating through three regions—North America, Europe and Growth Markets.

∎	In December 2017, we announced a comprehensive restructuring plan intended to significantly reduce our cost base, unify and simplify our organization and improve business performance, profitability, cash flow generation and productivity, including a global workforce reduction of approximately 14,000 employees, more than 25% of our workforce.

∎	We had substantial debt of $32.5 billion as of December 31, 2017. We announced a priority of improving our financial profile, including a commitment to reduce our debt in light of significant financial obligations in the next four years. In March 2018, we completed the successful offering of $4.5 billion of senior notes. We used the proceeds from this offering to repay outstanding indebtedness under our U.S. dollar and Japanese yen term loan agreements and to redeem senior notes due in 2018 and 2019.

∎	We began a program to optimize our generics portfolio and a thorough review of all research and development programs.

∎	On January 31, 2018, we completed the sale of a portfolio of products to CVC Capital Partners Fund VI for $703 million in cash. The portfolio of products, which is marketed and sold outside of the United States, includes the women’s health products OVALEAP®, ZOELY®, SEASONIQUE®, COLPOTROPHINE® and other specialty products such as ACTONEL®.

∎	On November 2, 2017, we completed the sale of PLAN B ONE-STEP and our brands of emergency contraception TAKE ACTION®, AFTERA® and NEXT CHOICE ONE DOSE® to Foundation Consumer Healthcare for $675 million in cash.

∎	On November 1, 2017, we completed the sale of PARAGARD, a copper releasing intrauterine contraceptive manufactured and sold in the United States, to CooperSurgical for $1.1 billion in cash.

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Financial Results

∎	Our 2017 revenues were $22.4 billion, an increase of 2%, or 6% in local currency terms, compared to 2016. The increase was primarily due to (i) an increase in our generic medicines segment from the inclusion of Actavis Generics revenues for the full year of 2017, compared to five months in 2016, partially offset by the adverse market dynamics in the United States; (ii) the acquisition of Anda in the fourth quarter of 2016; partially offset by (iii) a decrease in our specialty medicines segment due to generic competition to certain of our key products.

∎	Our generic medicines segment generated revenues of $12.3 billion and profit of $2.8 billion. Revenues increased 2%, or 10% in local currency terms, compared to 2016. Profit decreased 15% compared to 2016. The higher revenues in 2017 were mainly due to the inclusion of Actavis Generics revenues for the full year of 2017 compared to five months in 2016, partially offset by the adverse market dynamics in the United States. Our lower profit in 2017 was mainly due to price erosion in the U.S. generics market.

∎	Our specialty medicines segment generated revenues of $7.9 billion and profit of $4.3 billion. Revenues decreased 9% in both U.S. dollar and local currency terms compared to 2016. Profit decreased 7%. The decrease was mainly due to generic competition to COPAXONE, AZILECT® and NUVIGIL®.

∎	Expenses related to other asset impairments, restructuring and other items were $5.1 billion, compared to $1.4 billion in 2016. The expenses in 2017 were mainly due to impairments of $3.8 billion of long-lived assets and a charge of $396 million in connection with the deconsolidation of our subsidiaries in Venezuela.

∎	Legal settlements and loss contingencies were $500 million, compared to $899 million in 2016.

∎	Other income was $1.2 billion, compared to $769 million in 2016. Other income in 2017 was mainly due to the sale of (i) PARAGARD® for $1.1 billion and (ii) PLAN B ONE-STEP® and other women’s health products for $675 million in cash.

∎	Operating loss was $17.5 billion, compared to operating income of $2.2 billion in 2016, mainly due to the goodwill and long-lived asset impairments.

∎	Net loss attributable to ordinary shareholders was $16.5 billion in 2017, compared to net income of $68 million in 2016.

∎	Cash flow from operating activities was $3.5 billion, compared to $5.2 billion in 2016. The decrease was mainly due to the impact of change in working capital in 2017, compared to 2016.

∎	In 2017, we repaid $4.4 billion of net debt on our various term loans.

∎	Dividends on ordinary shares and mandatory convertible preferred shares have currently been suspended.

Components of Compensation and Target Pay Mix

The Compensation Committee, Board and shareholders selected the components of compensation set forth below to achieve our stated executive officer compensation objectives. The majority of the compensation of each executive officer is variable and at risk. We consider compensation to be “at risk” if it is subject to performance-based payment or vesting conditions or if its value depends on share price appreciation.

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Executive Compensation

Compensation of our executive officers generally consists of annual base salary, annual cash incentives and annual equity-based compensation. As required by the Israeli Companies Law, we have adopted the Compensation Policy, which is presented for shareholder approval at least once every three years. Under the Compensation Policy, our target range for the pay mix between the annual base salary, annual cash incentives and annual equity-based compensation of our executive officers is as follows:

∎	Base salary, 10%—30%;

∎	Annual target cash incentives, 15%—30%; and

∎	Annual target equity-based compensation, 40%—75%.

The target ranges express the optimal pay mix in the event all performance measures are achieved at target levels, and assume all compensation elements are granted with respect to a given calendar year. Performance that is lower than target levels or exceeds target levels in any given calendar year may result in a payout in different percentages than those described above.

The target pay mix supports the core principles of our executive officer compensation philosophy of compensating for performance and aligning executive officers’ interests with those of Teva and its shareholders, by emphasizing short- and long-term incentives that fall within the ranges noted above.

Corporate Governance Practices

As part of the efforts of the Compensation Committee, to ensure that our compensation program, which includes our policies and practices, aligns our executive officers’ interests with those of Teva and its shareholders, the Compensation Committee assesses the effectiveness of our compensation program periodically, and reviews risk mitigation and governance matters. We do this by maintaining the following best practices:

	What We Do		What We Don’t Do
✓	Adopt a Compensation Policy that is approved by shareholders	X

No immediate vesting (“single trigger”) of equity-based awards if awards are assumed or substituted in connection with a change in control; following a change-in-control, equity-based awards would only accelerate and vest in the event of a subsequent qualifying employment termination (“double trigger”)

✓	Align pay and performance	X	“No hedging policy” regarding our shares applicable to directors and executive officers
✓	Review compensation data from peers whose industry, revenues, and global footprint share similarities with Teva	X	“No pledging policy” limiting the pledging of shares applicable to directors and executive officers

15%-30% Annual Target Cash Incentives 40%-75% Annual Target Equity-based Compensation 10%-30% Annual Base Salary

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	What We Do		What We Don’t Do
✓	Use equity for long-term incentive awards with mandatory minimum vesting periods	X	No guaranteed performance bonuses
✓	Maintain an appropriate balance between short and long-term compensation which discourages short-term risk taking at the expense of long-term results	X	No repricing or backdating of share options
✓	Cap annual cash incentive payouts, annual equity grant values at target, and earned PSUs	X	No discounted share options
✓	Require executive officers to comply with our share ownership guidelines	X	No highly leveraged incentive plans that encourage excessive risk taking
✓	Maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements	X	No excise tax gross-up provisions in employment agreements
✓	Engage an independent compensation advisor to the Compensation Committee, who performs no other consulting work for Teva
✓	Conduct annual risk assessments of our compensation program

U.S. Domestic Issuer Status

Effective January 1, 2018, we began filing periodic reports and registration statements with the SEC as a U.S. domestic issuer, after we determined that, as of June 30, 2017, we no longer qualified as a foreign private issuer under SEC rules. As a U.S. domestic issuer, we must now, for the first time, make our SEC filings under the rules applicable to U.S. domestic issuers, and must include certain disclosures that were not previously required, including this Compensation Discussion and Analysis. In addition, the determination and presentation of executive compensation amounts for NEOs contained within this Executive Compensation section follows SEC and applicable accounting requirements, which differ from the determination and presentation methodologies that were permitted by, and that we have used previously in, prior Annual Reports filed on Form 20-F and other disclosures and filings. For example, certain elements of compensation in this Executive Compensation section are reported based on the year with respect to which they were granted or earned, not for periods with respect to which they were accrued or expensed for accounting purposes (as was the case in our prior Annual Reports filed on Form 20-F). This applies, for example, to amounts in respect of equity compensation in the Summary Compensation Table, which are now calculated based on grant date fair value and not calculated based on compensation expense as accrued for accounting purposes, as reflected in our prior Annual Reports filed on Form 20-F.

Compensation-Related Requirements of the Israeli Companies Law

As approved at our 2016 annual general meeting of shareholders, and as required by the Israeli Companies Law, we have adopted a Compensation Policy regarding the terms of office and employment of our “office holders” (as defined under the Israeli Companies Law, which includes directors, the CEO, other executive officers and any other managers directly subordinate to the CEO), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance and other benefits (the “Terms of Office and Employment”). Each of our NEOs is (or was, while employed by us) an “office holder” within the meaning of the Israeli Companies Law. The Compensation Policy is reviewed from time to time by the Compensation Committee and Board to ensure its alignment with our compensation philosophy and to consider its appropriateness for Teva and is required to be brought at least once every three years to our shareholders for approval.

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Executive Compensation

Pursuant to the Israeli Companies Law, arrangements between Teva and its office holders must generally be consistent with the Compensation Policy. However, under certain circumstances, we may approve an arrangement that is not consistent with the Compensation Policy, if the arrangement is approved by a majority of our shareholders, provided that (i) the majority includes a majority of the votes cast by shareholders who are present and voting (abstentions are disregarded) who (A) are not controlling shareholders and (B) do not have a personal interest in the matter, or (ii) the votes cast against the arrangement by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who were present and voted constitute two percent or less of the voting power of the Company (a “special majority”). Under certain circumstances, if the Compensation Policy is not approved by the shareholders, the Compensation Committee and the Board may nonetheless approve such policy.

In addition, pursuant to the Israeli Companies Law, the Terms of Office and Employment generally require the approval of the Compensation Committee and the Board. The Terms of Office and Employment as applicable to directors further require the approval of the shareholders by a simple majority. The Terms of Office and Employment with respect to a CEO generally require the approval of the shareholders by the special majority referenced in the immediately preceding paragraph. Pursuant to regulations promulgated under the Israeli Companies Law, shareholder approval is not required with respect to Terms of Office and Employment granted to a director or a CEO for the period following his or her appointment until the next general meeting of shareholders, provided these terms are (i) approved by the Compensation Committee and the Board, (ii) consistent with the Compensation Policy and (iii) on similar or less favorable terms than those of the person’s predecessor. In addition, under certain circumstances, shareholder approval is not required with respect to the Terms of Office and Employment of a candidate for CEO if the Compensation Committee determines that the engagement will be frustrated if the approval is pursued, provided that the terms are consistent with the Compensation Policy. This provision was followed in the recruitment of our President and CEO, Kåre Schultz.

Under certain circumstances, if the Terms of Office and Employment of office holders who are not directors are not approved by the shareholders, where such approval is required, the Compensation Committee and the Board may nonetheless approve such terms. In addition, non-material amendments of the Terms of Office and Employment of office holders who are not directors may be approved by the Compensation Committee only and non-material amendments of the Terms of Office and Employment of office holders who are not directors and excluding the CEO may be approved by the CEO only, provided such approvals are permitted under the Compensation Policy and consistent therewith. Accordingly, for as long as not otherwise determined by the Compensation Committee and the Board, our President and CEO is currently authorized to approve benefits and perquisites for any other executive officer with respect to any calendar year, provided that it does not exceed the value of such executive officer’s one month base salary.

Compensation Proposal Results and Shareholder Feedback

We pay careful attention to any feedback we receive from our shareholders about our executive compensation program. Although we have not been subject to the requirement for a shareholder advisory vote on our executive compensation program (“say-on-pay”) in the past, we have historically received high levels of support from our shareholders on executive compensation matters, including the approval of our Compensation Policy. At our 2017 annual meeting of shareholders, the votes on executive compensation matters received the following levels of support:

∎	Approval of Teva’s 2017 Executive Incentive Compensation Plan—91%

∎	Amendment to the 2015 Long-Term Equity-Based Incentive Plan to increase the number of shares available for issuance thereunder—87%

∎	Approval of the compensation of Dr. Sol J. Barer as Chairman of the Board—92%

∎	Approval of the terms of office and employment of Dr. Yitzhak Peterburg as Interim President and CEO—87%

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∎	Approval of a membership fee for directors serving on special or ad-hoc committees—91%

The Compensation Committee believes these results demonstrate strong shareholder support for our executive compensation program. While we received such support for our compensation proposals at our 2017 annual general meeting, the Compensation Committee continued to work to enhance our executive compensation program to further align with shareholder interests. When making compensation decisions for our executive officers, the Compensation Committee will continue to consider the outcome of votes on compensation-related matters and feedback from shareholders.

II. Compensation Philosophy and Objectives

To remain competitive, we must attract and retain highly talented professionals with the necessary skills and capabilities to promote creativity and manage global operations. Due to our unique position as an Israeli company with an extensive global footprint, we aim to adopt compensation policies and practices that match those of similar global companies, while complying with applicable local laws and policies.

We are also committed to transparent and ethical business practices. Maintaining high standards of corporate governance and legal compliance are key factors in our success. This allows us to create long-term value for our shareholders as well as all of our other stakeholders, including employees, customers, suppliers and, above all, patients worldwide.

Our executive officer compensation philosophy also values the following principles:

∎	promotion of our goals and supporting our business strategy and work plan;

∎	paying executive officers equitably relative to one another based on their roles and responsibilities, educational background, skills, expertise, prior professional experience, achievements, seniority and location;

∎	embedding a culture of strong performance with high integrity; and

∎	encouraging good corporate governance and compliance practices.

Our objectives with respect to executive officer compensation, as summarized below, are designed to: (i) link pay to performance; (ii) align executive officers’ interests with those of Teva and its shareholders over the long-term; (iii) encourage balanced risk management; and (iv) provide a competitive compensation package that motivates our executive officers.

∎	Pay-for-performance: We aim to incentivize our executive officers by creating a strong link between their performance and compensation. Therefore, a significant portion of the total compensation package provided to our executive officers is based on measures that reflect both our short- and long-term goals and performance, as well as the executive officer’s individual performance and impact on shareholder value. In order to strengthen this link, we define clear and measurable quantitative and qualitative objectives that, in combination, are designed to improve our results and returns to shareholders.

∎	Alignment of executive officers’ interests with those of Teva and its shareholders: In order to promote retention and motivate executive officers to focus on long-term objectives and the performance of Teva’s shares, a significant portion of the compensation packages of our executive officers is granted in the form of equity-based compensation, which creates a direct link between the interests of executive officers and the interests of Teva and its shareholders.

∎

Risk management: Compensation is structured in a manner that creates an incentive to deliver high performance (both short- and long-term) while taking into account our compliance and risk management philosophy and avoiding undue pressure on executive officers to take excessive risks, thereby encouraging a balanced and effective risk-taking approach. Our compensation elements are

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designed with this in mind, by including mechanisms that reduce incentives to expose Teva to imprudent risks that may harm the Company or our shareholders in the short- and long-terms. This is achieved by using tools such as (i) placing maximum limits on short- and long-term incentives; (ii) measuring performance with key performance indicators that are designed to reduce incentives to take excessive risks; (iii) using compensation vehicles with diverse performance measures; (iv) granting a mix of equity-based compensation types that have long-term vesting schedules, which tie the awards to a longer performance cycle; and (v) requiring clawback of compensation payments in certain circumstances.

∎	Competitiveness: We compete with global companies to attract and retain highly talented professionals with the necessary capabilities to promote creativity, encourage high achievement, manage our complex business and worldwide operations and execute our strategy. For these reasons, the total compensation package for our executive officers is generally targeted at the median range of the peer group, which includes global pharmaceutical companies, as well as other companies which compete with Teva for similar talent, and may also include companies in the relevant geographical locations. Executive officers’ total compensation may deviate from the target level as required to attract or retain certain individuals or reflect their respective characteristics or performance.

III. Compensation Determination Process

The Compensation Committee and the Board design the executive compensation program with the intention of accomplishing the goals of linking pay to performance and creating alignment with Teva and its shareholder interests and also retaining and motivating a qualified executive team to provide strategic leadership and business continuity. In determining executive compensation, the Compensation Committee obtains input and advice from independent compensation consultants as applicable and reviews recommendations from our CEO with respect to the performance and compensation of our other executive officers. The Board, upon recommendation from, and following approval of, the Compensation Committee, reviews and approves compensation and performance awards of the CEO and executive officers. The Compensation Committee and the Board consider financial, operational and share price performance to determine appropriate executive compensation parameters.

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Key Participants

The roles and responsibilities of all parties involved with the compensation determination process are set forth below:

Role	Responsibilities
Shareholders

∎  Approve the Compensation Policy as required under the Israeli Companies law, including caps and thresholds for cash incentives and target equity, and any changes thereto, at least once every three years

∎  Cast advisory vote on proposal(s) regarding executive compensation under U.S. law

∎  Approve any compensation that deviates from the Compensation Policy

∎  Approve compensation of the CEO

∎  Approve compensation of directors

∎  Approve equity plans, material changes to equity plans and share reserve increases

∎  Provide direct feedback and input to Teva and our Board

Board of Directors

∎  Evaluate performance of the CEO and executive officers, including the NEOs

∎  Review and approve (subject to shareholder approval in certain cases):

∎  Equity plans, material changes to equity plans and share reserve increases

∎  Executive compensation, with input and recommendation from, and prior approval of, the Compensation Committee

∎  Changes to the Compensation Policy

Human Resources and Compensation Committee

∎  Consider all factors and shareholder feedback to help align our compensation program with the interests of Teva and our shareholders and long-term value creation

∎  Review and approve (subject to Board approval in certain cases):

∎  Executive compensation including adjustments to executive officers’ base salary, target cash incentives and equity compensation, as well as other components of compensation

∎  Establishment of performance-based metrics and goals under the annual cash incentive plan and associated with PSUs

∎  Achievement of performance-based goals under the annual cash incentive plan and associated with PSUs

∎  Equity plans and awards

∎  Compensation Policy and its adequacy (periodically)

∎  The CD&A and the compensation tables and accompanying narrative descriptions

Independent Compensation Consultant

∎  Provide advice to the Compensation Committee regarding our executive compensation program, including:

∎  Input on pay philosophy, best practices and market trends

∎  Selection of peer group

∎  Executive compensation practices and levels at peer group companies

∎  Design of annual cash incentive plan and equity plans

∎  Review and provide an independent assessment of the data and materials presented by management to the Compensation Committee

∎  Participate in Compensation Committee meetings as requested

CEO

∎  Evaluate the performance of other executive officers, including the other NEOs, and recommend adjustments to base salaries, annual cash incentive plan and long-term equity compensation

∎  Develop business goals, which are taken into account by the Compensation Committee and Board in the design of our executive compensation program

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Role of Independent Compensation Consultant

The Compensation Committee has retained Pay Governance LLC as its independent compensation consultant to provide advice on the compensation of our executive officers. Pay Governance provides no other services to Teva. The Compensation Committee has assessed the independence of Pay Governance and concluded that the engagement of this firm does not raise any conflict of interest with Teva or any of its directors or executive officers.

Compensation Peer Group and Peer Selection Process

As a part of setting the compensation of our CEO and executive officers, the Compensation Committee and the Board use comparative compensation information from a relevant peer group of companies (the “Peer Group”) as a data point.

The Compensation Committee selects the companies in the Peer Group, with the assistance of Willis Towers Watson, based on primary selection criteria including, but not limited to, the following:

∎	Industry—Pharmaceutical sector/subsector

∎	Company size and diversity—$5 billion to $70 billion of revenues, market capitalization of more than $10 billion, and a similar number of employees as Teva

∎	Geography—Global footprint and breadth, with focus on U.S. and European markets

The Peer Group has been constructed, in part, such that our revenues are generally in the middle of the range of the Peer Group companies. The Compensation Committee believes that the Peer Group companies also represent the companies with which we compete for talent. Periodically, the Compensation Committee reassesses the companies within the Peer Group and makes changes as appropriate, considering changes to the companies in the Peer Group, such as mergers and acquisitions and changes in our business.

The Compensation Committee and the Board consider data from the companies in the Peer Group to review the components and the total compensation of our CEO and executive officers relative to their counterparts at Peer Group companies, while also taking into consideration sustained performance, criticality of contributions to Teva and the executive officer’s role, skills, experience and development. The Compensation Committee and the Board use Peer Group data as a reference point for measurement, but Peer Group data is just one of several factors considered. The Compensation Committee retains discretion in determining the nature and extent of the use of Peer Group data.

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The Peer Group established for setting 2017 compensation consisted of the following companies:

Company	Headquarters
AbbVie, Inc.	United States
Allergan Plc	Ireland
Amgen, Inc.	United States
Astellas Pharma, Inc.	Japan
AstraZeneca Plc	United Kingdom
Bayer AG	Germany
Bristol-Myers Squibb Co.	United States
Eli Lilly & Co.	United States
Gilead Sciences, Inc.	United States
GlaxoSmithKline Plc	United Kingdom
Merck & Co., Inc.	United States
Merck KGaA	Germany
Mylan NV	Netherlands
Novartis AG	Switzerland
Novo Nordisk A/S	Denmark
Pfizer Inc.	United States
Roche Holding AG	Switzerland
Sanofi	France
Takeda Pharmaceutical Co., Ltd.	Japan

	Revenues ($ in millions)	Market Cap ($ in millions)	Employees
Teva Pharmaceutical Industries Ltd. Percentile Rank	47th	16th	58th
Median	22,859	98,638	41,275

Internal Considerations

Internal fairness: As a global company with complex operations worldwide and with many of our executive officers and a majority of our employees located outside of Israel, we position our executive officer compensation on a competitive scale commensurate with each executive officer’s role and responsibilities. Due to the large variations in customary pay levels, compensation practices and mandatory compensation requirements among the jurisdictions in which executive officers and employees are located, the Compensation Committee and the Board believe that a meaningful comparison between executive officer compensation and the compensation of other employees should be made, taking into account the relevant geographic location in which the executive officer is located, the executive officer’s role and scope of responsibility and the relevant geographic location of employees under the executive officer’s area of responsibility. Therefore, in addition to external benchmarking, the Compensation Committee and the Board review relevant internal ratios between executive officer compensation and the compensation of other employees, including the average and median values of employee compensation in Israel and other relevant geographies and its potential effect on our labor relations.

Previous and existing compensation arrangements: When considering the compensation package of an executive officer, the Compensation Committee and the Board may consider the previous and existing compensation arrangements of such individual and his or her scope of responsibility.

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In addition, see “Additional Compensation Information—2017 Pay Ratio” set forth below.

Risk Considerations

While the Board has overall responsibility for risk oversight, each of the standing committees of the Board regularly assesses risk in connection with executing its responsibilities. Therefore, the Compensation Committee assesses the potential risks arising from our compensation program, policies and practices. The Compensation Committee coordinates with our legal, human resources and other departments, considers shareholder feedback and interests and consults with its compensation consultant. The Compensation Committee reviewed and discussed the assessment for 2017. The Compensation Committee determined that our compensation program, policies and practices do not create risks that are reasonably likely to have a material adverse effect on Teva.

IV. Components of Our Compensation Program

2017 Components in General

The Compensation Committee, Board and shareholders selected the components of compensation set forth in the chart below to achieve our stated executive officer compensation program objectives. The Compensation Committee and the Board review all components of the compensation of executive officers in order to verify that the executive officer’s total compensation is consistent with our compensation philosophy and objectives. The majority of the compensation of each executive officer is variable and at risk and subject to the achievement of performance goals in order to be earned.

Element	Description	Strategic Role
Base Salary	Fixed cash compensation Determined based on each executive officer’s individual skills, experience, performance, external market and internal equity	Base salaries provide stable compensation to executive officers, allow Teva to attract and retain competent executive talent and maintain a stable leadership team.
Short-Term Incentives: Annual Cash Incentives

Variable cash compensation, based on the level of achievement of quantitative and qualitative performance objectives that are pre-determined annually

Cash incentives are awarded only if performance against goals is at least 85% of target (90% for all CEOs)

Cash incentives are capped at a maximum of 200% of base salary if achievement level is at least 120% of performance goal (125% for the former CEO and former interim CEO)

Target cash award as a percentage of base salary is capped at 100% (140% for all CEOs)

Annual cash incentives are designed to ensure that our executive officers are aligned in reaching our short- and long-term goals; payout levels are determined based on actual financial and operational results, as well as individual performance.

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Element	Description	Strategic Role
Long-Term Incentives: Annual Equity-Based Compensation

Variable equity-based compensation

Maximum monetary grant value of the annual equity award is $6.0 million at target for the CEO and $3.5 million at target for executive officers

Performance Share Units (PSUs): Restricted share units that are earned only upon the attainment of pre-established 3-year performance goals, with a relative total shareholder return (“TSR”) modifier

Awards earned only if corporate performance against goals is at least 85% of target

Awards capped at 200% of target number of shares if achievement level is at least 120% of performance goal

Restricted Share Units (RSUs): Restricted share units that are time-based

Share Options: Right to purchase shares at a price equal to the share price on the grant date that vest during a specified period

Equity-based compensation is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, as well as to attract, motivate and retain executive officers for the long-term.

Base Salary

Purpose: Base salaries provide stable compensation to executive officers, allow Teva to attract and retain competent executive talent and maintain a stable leadership team. Base salaries vary among executive officers, and are individually determined according to each executive officer’s areas of responsibility, role and experience, based on a variety of considerations, including:

∎	Professional background: Factors such as education, skills, expertise, professional experience and achievements are considered.

∎	Competitiveness: The base salary of executive officers is evaluated for competitiveness by considering external information with respect to the Company’s peer group selected based on such factors among others as Teva’s size, global footprint, nature of activities and competitors for similar talent, as well as the relevant geographic location.

∎	Internal fairness: The variation in the relative base salary among executive officers is designed to reflect the differences in position, education, scope of responsibilities, location, previous experience in similar roles and contribution to the attainment of our goals.

Adjustments to base salary: The Compensation Committee and the Board may periodically consider and approve base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salary, but may also include a change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements,

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budgetary constraints or market trends. The Compensation Committee and the Board also consider the previous and existing compensation arrangements of the executive officer whose base salary is being considered for adjustment.

Annual Cash Incentives

Purpose: The annual cash incentive component aims to ensure that our executive officers are aligned in reaching our short- and long-term goals. Annual cash incentives are designed to provide a significant pay-for-performance element of our executive compensation package.

Annual cash incentives: Payout eligibility and levels of individual annual cash incentives are determined based on actual financial and operational results, as well as individual performance. Following approval of the Company’s annual operating plan each calendar year, the Compensation Committee and the Board, following the CEO’s recommendations, determine the performance measures, taking into account our short- and long-term goals, as well as our compliance and risk management policies. The Compensation Committee and the Board may also determine any applicable super-measures that must be met for entitlement to the annual cash incentive (all or any portion thereof) and the formula for calculating any annual cash incentive payout, with respect to each calendar year, for each executive officer.

In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes and significant changes in our business environment), the Compensation Committee and the Board may modify the objectives and/or their relative weights during the calendar year.

Parameters: Individual annual cash incentive parameters are determined by the Compensation Committee and the Board, taking into account our short- and long-term goals, as well as our risk management policy.

∎	Thresholds: Achievement of less than 85% of an executive officer’s performance measures (or 90% with respect to the CEO) in a given calendar year calculated on a weighted average basis will not entitle the executive officer to an annual cash incentive.

∎	Target incentive: The target incentive, which is the annual cash incentive amount that an executive officer will be entitled to receive upon achievement of 100% of his or her performance measures, is up to 100% of the executive officer’s annual base salary (other than with respect to the CEO). The target incentive for the CEO is up to 140% of the CEO’s annual base salary.

∎	Maximum incentive: The maximum incentive, which is the maximum annual cash incentive amount that an executive officer, including the CEO, will be entitled to receive upon achievement of at least 120% of his or her performance measures for any given calendar year, will not exceed 200% of the executive officer’s annual base salary.

∎	Payout formula: The formula for calculating the annual cash incentive payout with respect to each calendar year refers to the target and maximum incentive and applicable thresholds and super-measures. The formula may result in a partial annual cash incentive payout in the event that an executive officer achieves less than 100% (but no less than 85%, and with respect to the CEO, no less than 90%) of his or her performance measures.

∎	Super-measures: The Compensation Committee and the Board may determine one or more additional mandatory requirements that must be met to receive the annual cash incentive (all or any portion thereof) with respect to each calendar year. The super-measures may be determined as an absolute parameter (e.g., operating profits, revenues and earnings per share (“EPS”)) and/or as a parameter that is relative to a peer group (e.g., a comparison of Teva’s EPS to the peer group EPS, or Teva’s TSR to the peer group TSR).

∎	Budget: The Compensation Committee and the Board may set an annual budget for annual cash incentives awarded to executive officers. In special circumstances, as determined by the Compensation

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Committee and the Board (e.g., regulatory changes and significant changes in our business environment), the Compensation Committee and the Board may amend or modify the budget during the applicable period.

The annual cash incentive parameters are intended to drive motivation and performance higher, while the maximum payout ceiling provides a risk management mechanism that assists in protecting Teva from excessive risk taking to achieve short-term results that could expose us to risk in the long-term, and aligns target setting with our pre-defined risk profile.

In the event of an executive officer’s termination of service or employment where such executive officer served Teva for less than 12 months, he or she will not be entitled to an annual cash incentive, unless otherwise determined by the Compensation Committee and Board.

2017 Annual Cash Incentives

As provided in our Compensation Policy, annual cash incentives are designed to ensure that our executive officers are aligned in reaching our short- and long-term goals. Annual cash incentives are therefore a strictly pay-for-performance compensation element, as payout eligibility and levels are determined based on actual financial and operational company and business unit results, as well as individual performance.

As provided in our Compensation Policy and as described above, our annual cash incentive plan for our executive officers takes the form of cash awards that are earned based on one-year performance. This structure aligns our executive officers’ interests with those of our shareholders by providing incentives to the executive officers to achieve certain short-term financial and operational results established by the Board as vital to the execution of our business strategy.

For 2017, the Compensation Committee and the Board reviewed our company performance against our 2017 objectives in order to make determinations regarding whether any payouts were due under our 2017 executive officers’ annual incentive plan. Due to the fact that our financial results were significantly below our original financial targets for the year, the Compensation Committee and the Board determined not to make any payouts under the executive officers’ annual cash incentive plan for 2017. Below we provide additional information about the design and operation of the 2017 annual cash incentive plan for executive officers.

Annual Cash Incentive Calculation Methodology

Eligible Salary	X	Target Incentive %	X	Overall Performance Factor %	=	Annual Cash Incentive Payout

The amount of the annual cash incentive for the executive officers, including the CEO and our other NEOs, is determined as follows. First, the Compensation Committee determines a target cash incentive opportunity by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage.

Second, for each of the Company-, business unit- and individual-level performance results, a weighted-average approach is used. As shown below, Company-level performance measures consist of financial measures and operational measures. Each component of the financial and operational measures has a weighting, and the Compensation Committee determines the aggregate Company-level weighted average performance relative to target. Similarly, for business-unit level performance measures, each component is assigned a weighting, and the Compensation Committee determines the aggregate business-unit level weighted average performance relative to the target (except for the CEO, whose annual cash incentive is determined based on only Company- and individual-level measures). Finally, for individual-level measures, the Compensation Committee determines the individual performance rating based on achievement of individual goals.

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Third, the Compensation Committee determines an overall performance factor. The Compensation Committee determines this overall performance factor by calculating the weighted average of the performance factors for Company-, business unit- and individual-level performance. There are slightly different potential factors for the CEO and the other executive officers, as described below. If the overall performance factor is below the overall threshold, then the performance factor will be zero (and the individual will not receive an annual cash incentive). If the overall performance factor is between the overall threshold and overall maximum, the individual’s overall performance factor will be determined by linear interpolation. If the overall performance factor is above the maximum, the maximum performance factor will be used.

Finally, the Compensation Committee takes the target cash incentive opportunities of the executive officers, including the CEO, and multiplies them by the applicable overall performance factor of the person to determine the actual cash incentive to be paid. The Compensation Committee then approves and presents the Company-, business unit- and individual-level achievement relative to target performance measures, the calculation of performance factors and the determination of incentive amounts to the Board for its review and approval.

The Compensation Committee and the Board established the following performance measure categories and weightings for 2017:

CEO

Category	Weighting	Additional Weighting

Company	80%	70% Financial

		30% Operational

Individual	20%

Other Executive Officers

Category	Weighting	Additional Weighting

Company	60%	70% Financial
		30% Operational

Business Unit	20%	Commercial Units: 50% Financial (minimum)
		Global Functions: 100% Operational

Individual	20%

Company-Level: Financial Measures: The Compensation Committee and the Board believe that financial measures are key performance indicators of the present and future prospects of our business and key drivers of shareholder value, and selected the following financial measures for use in the annual cash incentive program:

∎	Net Revenue, which is determined using net revenue as reported in our audited financial statements, subject to adjustment for currency fluctuations, is a leading indicator of corporate performance and value creation and represents top line growth.

∎	Non-GAAP EPS, calculated as net income attributable to ordinary shareholders divided by the weighted average number of shares outstanding (fully diluted), is a measure of income and represents profitable growth. It focuses managers on expense control in addition to revenues and is viewed as a strong indicator of sustained performance over the short and long-term.

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∎	Free Cash Flow, calculated as the cash generated by Teva from operational activity after deducting investment in capital expenditures such as buildings or equipment, serves to focus employees on generating cash in the short and long-term to fund operations. It focuses managers on expense control in addition to revenues and on improvement in working capital. We adjust our free cash flow measure to exclude legal settlements.

The Compensation Committee and the Board used non-GAAP measures as performance metrics in structuring our annual cash and long-term equity incentive programs. The use of these measures is not intended to replace comparable GAAP measures as set forth in our consolidated financial statements. We believe that these non-GAAP measures are helpful to management and investors as measures of operating performance because they exclude various items that do not relate to or are not indicative of operating performance. Please see “Item 7—Management’s Discussion and Analysis—Supplemental Non-GAAP Income Data” to our Annual Report on Form 10-K for the year ended December 31, 2017 for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

The table below shows Company-level financial performance measures and their weightings approved by the Compensation Committee and the Board for the 2017 annual cash incentive plan:

Financial Measure	Weighting

Net Revenue	20%

Non-GAAP EPS	25%

Free Cash Flow	25%

Company-Level: Operational Measures: Of the 80% (CEO) or 60% (other executive officers) of performance measures that are set at the Company level, operational metrics constituted 30% of those respective amounts. The Compensation Committee and the Board believe that operational measures represent key steps on the path to achieving short and long-term strategic objectives and value creation. For 2017, the Compensation Committee and the Board selected operational measures as follows:

Operational Measure	Description	Weighting

Value Generation	Achieving certain critical specialty products business milestones and achieving certain gross profit levels from new launches of generic products	15%

Product Quality, Safety and Compliance	Quality: Achieving goals related to the quality of our products, including the outcome of regulatory authority audits	15%
	Safety: Achieving goals related to the nature of environmental, health and safety events
	Compliance: Achieving goals related to our compliance program

Business Unit Level: Of the 20% of performance measures that are set at the Business Unit level for executive officers (other than the CEO), the commercial business units have measures that include the following components:

∎	Financial (50% or more)

∎	Net revenue

∎	Profitability

∎	Operating profit before general and administrative expenses and R&D costs

∎	Operational

∎	Product launches

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∎	Customer service

∎	Quality and Safety

∎	R&D

∎	Corporate Initiatives

The global function units, such as Finance, Human Resources and Legal, have operational measures that include components specific to their nature.

Individual Level: The remaining 20% of the measures under the annual cash incentive plan are individual performance measures established by the Compensation Committee and the Board early in the year in the following areas:

∎	Strategy

∎	Collaboration

∎	Culture

∎	Leadership

Strategy measures are primarily related to key planned strategic actions, such as transformation. Collaboration, culture and leadership measures are generally related to cross business unit collaboration, talent development and building organizational capability, and personal development. The Compensation Committee and the Board evaluate performance with respect to the individual measures using a rating system that equates to a level of performance, which is then used as a component for determination of the overall performance factor.

Overall Performance Factor: The Compensation Committee and the Board then determine the weighted average of the performance factors for Company-, business unit- and individual-level performance. Based on the weighted average performance, the overall performance factor is then determined based on the following table for each executive officer, and for the CEO, the former CEO and the former interim CEO:

Level of Achievement of Objectives	Weighted Average % Achievement of Category Measures (1) (2)	Overall Performance Factor: Potential Annual Cash Incentive as a % of Annual Base Salary
Threshold	85% (90% for CEOs) and below	No annual cash incentive payment
Target	100%	100% (140% for CEOs)
Maximum Cash Incentive	120% (125% for former CEO and former interim CEO)	200%

(1)	Payouts for performance for the CEO and former CEOs are determined linearly based on a straight line interpolation of the applicable payout range (i.e., 14% for each percentile change in performance between threshold and target, 2.4% for each percentile change in performance between target and maximum for former CEOs, and 3% for each percentile change in performance between target and maximum for the current CEO). No additional payout is made for performance achievement in excess of 125% for former CEOs and 120% for the current CEO.
(2)	Payouts for performance for other executive officers are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., 6.67% for each percentile change in performance between threshold and target and 5% for each percentile change in performance between target and maximum). No additional payout is made for performance in excess of 120% achievement of the performance criteria.

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As described above, the Compensation Committee and the Board reviewed our company performance against our 2017 objectives. Due to the fact that our financial results were significantly below our original financial targets for the year, the Compensation Committee and the Board determined not to make any payouts under the executive officers’ annual cash incentive plan for 2017.

The table below sets forth the calculation of the annual cash incentive plan for our interim CEO, CEO, and other NEOs which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table presented below in under “Additional Compensation Information” section.

Name	Eligible Base Salary ($)	Target Annual Cash Incentive (% of Base Salary)	Target Award ($)	Overall Performance Factor	Payout ($)	Cash Incentive Payout as a % of Base Salary
Current NEOs
Kåre Schultz	$2,000,000	140%	$2,800,000	0%	$0	0%
Michael McClellan (1)	$219,519	100%	$219,519	0%	$0	0%
Dr. Carlo de Notaristefani	$836,400	100%	$836,400	0%	$0	0%
Dr. Hafrun Fridriksdottir (1)	$630,577	100%	$630,577	0%	$0	0%
Mark Sabag	$604,637	100%	$604,637	0%	$0	0%
Former NEOs
Erez Vigodman (2)	N/A	N/A	N/A	N/A	N/A	N/A
Dr. Yitzhak Peterburg (1)	$1,199,750	140%	$1,679,650	0%	$0	0%
Eyal Desheh (3)	$408,300	100%	$408,300	0%	$0	0%
Dr. Rob Koremans (4)	$783,215	100%	$783,215	0%	$0	0%
Dr. Michael Hayden (4)	$1,071,000	100%	$1,071,000	0%	$0	0%

(1)	The payouts for Mr. McClellan, Dr. Fridriksdottir and Dr. Peterburg would have been pro-rated based on the partial period of the year during which they held their positions as NEOs. The eligible base salaries above reflect the portion of their respective salaries that would have been used for executive officer annual incentive plan calculation purposes. Mr. McClellan and Dr. Fridriksdottir were also eligible for a cash incentive payout under the non-executive officer annual incentive plan in respect of their service during 2017 prior to becoming executive officers. They did not receive a payout under this plan for 2017.
(2)	Mr. Vigodman was not eligible for a cash incentive in 2017.
(3)	Mr. Desheh was eligible for a pro-rated cash incentive based on the partial period of the year that he held his position pursuant to his employment agreement. The eligible base salary above reflects the portion of his salary that would have been used for annual incentive plan calculation purposes.
(4)	Dr. Koremans and Dr. Hayden were eligible for a full annual incentive plan award as they were supporting the transition through end of year.

Equity-Based Compensation

Purpose: Equity-based compensation is intended to reward future performance, as reflected by the market price of our shares and/or other performance criteria, and is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, as well as to attract, motivate and retain executive officers for the long-term by:

∎	providing executive officers with a meaningful interest in Teva’s share performance;

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∎	linking equity-based compensation to potential and sustained performance; and

∎	spreading benefits over a longer performance cycle through the vesting period mechanism.

Equity-based awards: Equity-based awards are generally granted to executive officers on an annual basis, and at other times as the Compensation Committee and the Board deem appropriate, including for newly hired or promoted executive officers or due to special retention needs. Notwithstanding the foregoing, the Compensation Committee and the Board may determine with respect to a specific year that no equity-based awards will be granted to all or any particular executive officers.

Parameters: Equity-based awards are granted pursuant to Teva’s 2015 Long-Term Equity-Based Incentive Plan, and/or any other long-term incentive plan(s) that we may adopt in the future, and generally on terms and conditions provided for therein and as determined by the Compensation Committee and the Board, provided that any such terms and conditions are consistent with the following:

∎	Performance-based equity awards: The amount and/or vesting of performance-based awards are subject to achievement of pre-determined performance criteria. Performance measurement periods for performance-based equity awards are for specified periods that express the long-term performance goals that we seek to achieve. Following the performance measurement period, additional time-based vesting requirements may also apply. The performance vesting criteria for performance-based equity awards are based on measurable performance criteria, such as financial and/or non-financial parameters, which may be determined as an absolute parameter (e.g., EPS, TSR, share price and strategic goals) and/or a parameter that is relative to a peer group (e.g., ratio of Teva’s TSR to the peer group TSR). These types of awards may include performance share units, shares and/or other share-based awards.

∎	Time-based equity awards: Equity-based awards structured as time-based awards (aimed to reward long-term performance, as reflected by the market price of Teva shares) include a time-vesting period. Time-based equity awards have an overall exercise term of several years, structured in order to retain executive officers and maintain their commitment to increasing Company and shareholder value over the long-term. These types of awards may include share options, restricted stock, restricted share units and/or other share-based awards.

∎	Vesting of equity-based awards: The minimum vesting period of all equity-based awards, other than performance share units (if granted), is two years from the date of grant. The minimum vesting period of performance share units (if granted) is three years from the date of grant.

The monetary grant value of executive officers’ equity-based awards is determined by the Compensation Committee and the Board, taking into account, among other things, our pay mix targets, the desired mix of equity-based vehicles, the executive officer’s contribution to Company performance, desired competitive compensation levels and dilution or pool limits. When establishing the monetary grant value, the Compensation Committee and the Board also determine the mix of equity-based vehicles for each grant, which may include various types of time-based and performance-based equity-based vehicles, such as share options, restricted share units, performance share units and/or other share-based awards. The value of each type of equity-based vehicle is determined in accordance with accepted valuation and accounting principles, as they apply to the relevant type of equity-based vehicle, and might differ from the value determined for other purposes.

The mix of equity-based vehicles and the relative weight assigned to each type of equity-based vehicle out of the total equity-based grant is structured to enhance the executive officers’ commitment to increasing Company and shareholder value and is designed to encourage balanced and effective business risk-taking. The Compensation Committee and the Board may change the distribution and elements of the equity mix from time to time.

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Caps on equity-based compensation:

∎	Equity budget: The Compensation Committee and the Board may set an annual budget for annual equity-based compensation granted to executive officers, based on the CEO’s recommendation. The CEO also recommends how to allocate the annual equity budget among the other executive officers, subject to approval by the Compensation Committee and the Board. In circumstances determined by the Compensation Committee and the Board (e.g., regulatory changes or significant changes in our business environment), the Compensation Committee and the Board may amend or modify the budget during the applicable period.

∎	Cap at grant date: The maximum monetary grant value of the annual equity-based compensation granted to the CEO shall not exceed $6.0 million at target and to any other executive officer $3.5 million at target.

∎	Cap at exercise date: The Compensation Committee and the Board may from time to time consider determining a cap for the benefit deriving from the exercise of equity-based compensation.

2017 Long-Term Equity Incentives—Annual Grant

As described above, the Compensation Committee and the Board intend for long-term equity-based compensation to reward executive officers based on our future performance, as reflected by the market price of Teva’s shares, to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, as well as to attract, motivate and retain executive officers for the long-term by:

∎	providing executive officers with a meaningful interest in our share performance;

∎	linking equity-based compensation to potential and sustained performance; and

∎	spreading benefits over a longer performance cycle through the vesting period mechanism.

In making determinations about 2017 long-term equity incentive grants to executive officers, the Compensation Committee and the Board considered, among other things:

∎	sustained performance;

∎	criticality of contributions to Teva;

∎	comparison against our Peer Group;

∎	role, skills, experience and development;

∎	internal fairness among executive officers; and

∎	pay mix.

The sizes of the grants to executive officers vary based on the factors above. The portion of executive officer compensation that is composed of these equity vehicles is “at risk” and directly aligned with shareholder value creation.

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For the 2017 long-term equity incentive grants to executive officers, the Compensation Committee and the Board used the terms and mix set forth in the following table:

Type of Long- Term Incentive Vehicle	Proportion of Long- Term Incentive Grant	Vesting Cycle	Performance Metrics (Weighting)	Rationale for Use of Performance Metric
Performance Share Units	33.3%	Three year cliff vesting	1) 2017-2019 Non-GAAP EPS (50%)	1) Leading indicator of profitability, expense control and sustained short and long-term performance.
			2) 2017-2019 Free Cash Flow (50%)

2) Serves to focus executive officers on generating cash in the short and long-term to fund operations; focuses executive officers on expense control and on improvement in working capital; and is an indicator of long-term shareholder value creation.

			3) 2017-2019 Relative TSR (Modifier)	3) Strong performance as measured by the other two operating metrics is fully rewarded only if it also results in above average shareholder returns.
Restricted Share Units	33.3%	Three annual tranches vesting on the second, third and fourth anniversaries of the date of grant	N/A	N/A
Share Options	33.3%	Three annual tranches vesting on the second, third and fourth anniversaries of the date of grant	N/A	N/A

The PSU performance measures were selected because (i) Free Cash Flow and Non-GAAP EPS focus management on metrics that align with our most critical strategic priorities of servicing debt, controlling expenses and improving profitability, (ii) relative TSR is an important measure for shareholders and (iii) they give recipients a clear line of sight into how executing on operating measures drives the achievement of performance and earning awards.

The Compensation Committee and the Board utilize RSUs to encourage ownership and retention while immediately aligning executive officers’ interests with those of our shareholders, and options are meant to focus executive officers on share price appreciation.

PSU Calculation Methodology

In connection with the 2017 PSU grants, the number of shares earned by the CEO, former interim CEO, and to the other executive officers will be determined in two steps as follows.

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There are two performance measures, in step 1, 2017-2019 Non-GAAP EPS and 2017-2019 Free Cash Flow, each of which is weighted an equal 50%. For each of these two measures, the Compensation Committee determines the Company’s performance for the measure for the three-year period. The Company’s performance with respect to each measure is compared to the target for the measure, and the proportion of achievement is converted to a factor as set forth below.

Level of Achievement of Objectives(*)	% Achievement of Target	Earning Percentage
Threshold	Up to 85%	0%
Target	100%	100%
Maximum	120%	200%

(*) Linear interpolation will be used to determine the applicable earning percentage.

The Compensation Committee then calculates the average of the earning percentages for the two performance measures.

In step two, this average of the earning percentages is multiplied by a modifier that has been determined based on our relative TSR performance for the three year period as set forth below. See “—III. Compensation Determination Process—Compensation Peer Group and Peer Selection Process” for a list of the peer group companies used for this purpose.

Level of Achievement of Relative TSR(*)	Relative TSR Ranking	Modifier
Threshold	Up to 25th percentile	80%
Target	50th percentile	100%
Maximum	100th percentile	120%
(*)	Linear interpolation will be used to determine the applicable modifier.

The product of (1) the average of the earning percentages and (2) the modifier is multiplied by the target number of PSUs granted to the CEO, former interim CEO, and to each of the executive officers, respectively, to determine the final number of shares earned by each individual, except that the number of shares to be issued may not exceed 200% of the target number of PSUs.

The Compensation Committee approves and presents the achievement relative to target performance measures, the calculation of the earning percentage and the TSR modifier, and the determination of the number of earned PSUs to the Board for its review and approval.

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2017 Long-Term Incentive Award Values—Annual Grant

In connection with determinations of the appropriate level of annual equity grants for 2017, the Compensation Committee and the Board took into account the factors outlined above as well as information regarding the Peer Group. The Compensation Committee and the Board determined that it was consistent with our performance-based compensation philosophy and appropriate to structure the equity grants to executive officers such that (1) 33% are earned and vest only if the CEO and executive officers achieve specified levels of performance as measured by certain metrics, and (2) 67% are earned and vest over four years. The following table sets forth the 2017 annual award values approved by the Compensation Committee and the Board for the NEOs.

Name	PSUs ($) (1/3)	RSUs ($) (1/3)	Share Options ($) (1/3)	Total ($)
Current NEOs
Kåre Schultz	$1,999,998	$1,999,993	$2,000,009	$6,000,000
Michael McClellan (1)	N/A	$132,331	$132,329	$264,660
Dr. Carlo de Notaristefani	$866,657	$866,659	$866,688	$2,600,004
Dr. Hafrun Fridriksdottir	$499,979	$499,979	$500,047	$1,500,005
Mark Sabag	$533,310	$533,319	$533,375	$1,600,004
Former NEOs
Erez Vigodman (2)	N/A	N/A	N/A	N/A
Dr. Yitzhak Peterburg	$1,499,992	$1,499,999	$1,500,009	$4,500,000
Eyal Desheh	$666,666	$666,649	$666,686	$2,000,001
Dr. Rob Koremans	$833,326	$833,319	$833,361	$2,500,006
Dr. Michael Hayden	$666,666	$666,649	$666,686	$2,000,001
(1)	The long-term incentive award to Mr. McClellan was made prior to his appointment as Interim CFO in July 2017 pursuant to our program for non-executive officers.
(2)	Mr. Vigodman did not receive an equity grant in 2017.

Consistent with historical practice, the dollar value allocated to PSUs was converted to a number of units, based on the fair market value on the grant dates as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. The dollar amount allocated to RSUs was converted to a number of shares using the fair market value on the grant date. The dollar amount allocated to share options was converted to a number of shares using the Black Scholes valuation method as of the grant dates.

2015-2017 Performance Share Unit Payout

In 2015, the Compensation Committee and the Board granted PSUs with performance-based vesting requirements for the three-year performance period 2015-2017. The threshold level of achievement was 90%, the target level of achievement was 100%, and the maximum level of achievement was 120% of the PSU performance goals as defined below, with a maximum payout of 150% of the target number of PSUs. Payouts for performance between threshold and target and between target and maximum were determined based on a straight-line linear interpolation of the applicable payout range (i.e., 10% for each percentile change in performance between threshold and target and 2.5% for each percentile change in performance between target and maximum).

The Compensation Committee and the Board set the three-year performance targets (“PSU Performance Goals”) for net revenues and non-GAAP operating profit at the beginning of 2015, subject to adjustment for the effect of changes in currency exchange rates. The Compensation Committee and the Board set

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these targets based on certain assumptions about our performance. Pursuant to the 2015 award agreements, the Compensation Committee and the Board have the discretion to adjust (increase or decrease) the PSU Performance Goals and their relative weights if one or more of the following items of gain, loss, profit or expense, having a material impact on the PSU Performance Goals, is: (i) determined to be extraordinary, unusual or non-recurring in nature; (ii) related to changes in accounting principles under U.S. GAAP or tax laws; (iii) related to currency fluctuations; (iv) related to productivity initiatives or new business initiatives; (v) related to discontinued operations that do not qualify as a segment of business under U.S. GAAP; or (vi) attributable to the business operations or assets of any entity acquired or licensed by the Company during the fiscal year, to the extent the Compensation Committee or the Board, as applicable, determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits of the PSUs, or if such adjustments were reflected in our public non-GAAP financial results.

In connection with evaluating our achievement of the 2015-2017 performance metrics, the Compensation Committee and the Board determined that in order for the PSU Performance Goals to operate as they were intended to, they would make adjustments by increasing the targets due primarily to the 2016 acquisition of Actavis Generics. The aggregate effect of these adjustments was an increase of approximately 16% in the net revenue target and an increase of approximately 22% in the non-GAAP operating profit target. For the performance period, our actual net revenue achievement was 91% and our actual non-GAAP operating profit achievement was 86%, resulting in a weighted average achievement of 88.5%. This level of achievement was below the threshold level of performance of 90%, resulting in no payout, a 122% decrease compared to what would have been if the upward adjustments had not been taken into account.

Weighting	Performance Metric	Target (100%) ($MM) Excluding FX Effect	Adjusted Target (100%) ($MM)	Actual Results ($MM)	% Achievement
50%	Net Revenue	58,654	67,992	62,045	91%
50%	Non-GAAP Operating Profit	17,557	21,461	18,406	86%
Weighted Average:					88.5%

Based on this outcome, the NEOs did not earn any Teva shares in respect of their 2015-2017 PSU awards:

Name	Target Award (# of PSUs)	Payout Factor	Final Award (# of PSUs)
Current NEOs
Kåre Schultz (1)	N/A	N/A	N/A
Michael McClellan (1)	N/A	N/A	N/A
Dr. Carlo de Notaristefani	16,838	0%	0
Dr. Hafrun Fridriksdottir (1)	N/A	N/A	N/A
Mark Sabag	12,628	0%	0
Former NEOs
Erez Vigodman (2)	30,869	0%	0
Dr. Yitzhak Peterburg (1)	N/A	N/A	N/A
Eyal Desheh (2)	16,838	0%	0
Dr. Rob Koremans (2)	17,773	0%	0
Dr. Michael Hayden (2)	17,773	0%	0
(1)	Because it was prior to their appointments as executive officers, we did not grant Mr. Schultz, Mr. McClellan, Dr. Fridriksdottir or Dr. Peterburg PSUs under the 2015 PSU plan.

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(2)	Mr. Vigodman, Mr. Desheh, Dr. Koremans and Dr. Hayden were eligible for a 2015 PSU payout pursuant to the terms of their employment agreements as described below.

Performance, Promotion and Other One-Time Grants

In connection with a performance-based cash award earned by Dr. Fridriksdottir when she was an employee of Actavis Generics prior to its acquisition by Teva in 2016, we assumed the obligation to pay a cash incentive of $535,000 based on Actavis Generics shareholder return performance metrics. Also, pursuant to a legacy 2014 Actavis Generics retention plan that we also assumed, we fulfilled the assumed obligation under the plan by making payment of a $900,000 cash award to Dr. Fridriksdottir.

In connection with the promotion of Mr. McClellan to the position of Interim CFO in July 2017 (before his promotion to Executive Vice President, CFO in November 2017), we awarded Mr. McClellan a one-time promotion cash award of $202,500 in recognition of his increased responsibility. One-half of the award was paid in November 2017, and the remaining half was paid in February 2018. In order to secure the services of Mr. McClellan during a time of transition while he served as Interim CFO, we granted him 12,341 options, 4,091 RSUs, and a cash award totaling $67,500. One-half of the cash award will be paid in September 2018 and the remaining half will be paid in September 2019. The options and RSUs will vest in September 2019. All payments and vesting are subject to continued employment through the applicable vesting dates. These grants were part of a broader program to secure the services of key employees during a period of uncertainty for our Company.

In addition, in May 2017, we granted Dr. de Notaristefani 30,875 RSUs due to his significance and key role during the transition period and the importance of securing his services. The RSUs will vest in May 2019.

Information regarding the sign-on equity and cash grants for Kåre Schultz is provided in the “Leadership Transitions” section below.

Leadership Transitions

Appointment of Mr. Kåre Schultz as President and CEO

In September 2017, our Board successfully completed its global search process (with the assistance of a search firm) for our next President and CEO when it appointed Kåre Schultz to the position. In its search, the Board sought a leader with extensive global pharmaceutical experience and a strong track record in corporate turnarounds, as well as in driving growth and leading international expansion. Mr. Schultz is a seasoned leader in the health care industry with an extensive background leading global companies’ financial and restructuring initiatives.

Since 2015, and prior to his appointment as our President and CEO, Mr. Schultz served as the President and CEO of H. Lundbeck A/S, which he joined as the company was facing the loss of critical patents. Mr. Schultz conducted a top to bottom evaluation of the business and implemented a robust turnaround strategy that involved cutting operating costs while targeting new product launches. As a result of his leadership, H. Lundbeck A/S is on track to achieve all-time high revenue and earnings with significant stock price appreciation and increased market cap. Prior to joining Lundbeck, Mr. Schultz worked for nearly three decades at Novo Nordisk, where he served in a number of leadership roles, including Chief Operating Officer, Vice President in Product Supply and Director of Product Planning and Customer Services in the Diabetes Care Division.

Based on this outstanding profile, our Board selected Mr. Schultz as the best candidate to lead Teva presently and to participate in the establishment of, and steer the execution of, our strategic and operational goals. The Board appointed Mr. Schultz as President and CEO effective November 1, 2017, and he joined the Board at that time.

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The terms of the employment agreement with Mr. Schultz were negotiated in order to induce him to accept the Board’s offer to become our President and CEO at this critical time, including relocation to our headquarters in Israel. The Board was mindful of the challenges currently facing our Company in its various business segments, product lines and markets, the advent of generic competition for one of our key branded specialty products, the fierce competition for talented executives in the pharmaceutical industry and the extreme pressure on, and vast duties of, the leader of an international organization of the size and complexity of Teva in approving the components of the compensation package, including the annual base salary, target annual incentive, annual equity grants, and inducement equity grants and cash awards to Mr. Schultz. The Board also took into account the difficulty not just in identifying an individual with the desired skills and experience, but also retaining the person throughout the period of transition and significant change being driven by the Board. Accordingly, the Board, with the assistance of its independent compensation consultant, developed a compensation package that considered pay structures for CEOs at peer companies, and which includes pay that depends on long-term Company performance as well as the opportunity to accumulate a significant ownership interest in Teva upon the creation of sustained shareholder value.

In light of all of these factors, we entered into an employment agreement with Mr. Schultz which provides for an initial employment term of five years, subject to automatic renewal for subsequent one-year periods (or until the second anniversary following a change in control of the Company, if later than the otherwise applicable term end date) until a notice of non-renewal is provided or other termination circumstances occur.

Under the employment agreement, Mr. Schultz received an annual base salary of $2 million, a performance-based target annual incentive opportunity equal to 140% of his annual base salary (and a maximum opportunity of 200% of his annual base salary), annual long-term equity incentives with a total target grant date fair value of $6 million with vesting terms similar to other senior executive officers, a meaningful portion of which are performance-based, and the same employee benefits as are provided to similarly situated senior executives of the Company.

Upon commencing employment on November 1, 2017, Mr. Schultz received the following sign-on equity awards over the five year term of the agreement, which are designed to align his interests with those of Teva and its shareholders over the long term (like our stock ownership guidelines to which he is subject): (i) a restricted share unit award with a grant date fair value of $5 million (as determined based on the closing price of Teva’s shares on the date prior to the announcement of Mr. Schultz’s hire), which will vest and settle in equal installments on the third, fourth and fifth anniversaries of the employment commencement date (the “Effective Date”); and (ii) two sign-on performance share unit awards, each with a target grant date fair value of $7.5 million (as determined based on the closing price of Teva’s shares on the date prior to the announcement of Mr. Schultz’s hire), which will be earned based on the achievement of performance goals related to the absolute increase in the price of Teva’s shares over three- and five-year periods following the Effective Date, which range from a 16% increase to a 158% increase for the three-year performance period and from a 28% increase to a 385% increase for the five-year period, and generally vest on the third, fourth and fifth anniversaries of the Effective Date (in the case of the award with a three-year performance period) and on the fifth anniversary of the Effective Date (in the case of the award with a five-year performance period). In addition, Mr. Schultz received a sign-on cash award of $20 million, which will vest and be paid in two equal installments three and six months following the Effective Date. In connection with his relocation to Israel, Mr. Schultz will also receive a housing reimbursement and certain relocation benefits.

As the grant date value of equity awards for accounting purposes depends on, among other things, stock price, the actual grant date fair values of these sign-on equity awards that appear in our Summary Compensation Table are lower than the intended target values described in the preceding paragraph since the number of units was set based on the closing price of Teva’s shares on the date prior to the announcement of Mr. Schultz’s hire, but the grant date fair value of the awards for accounting purposes

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were determined when they were actually granted. The Compensation Committee believed that fixing the number of units was appropriate and consistent with the aforementioned focus on aligning executives’ compensation with long-term shareholder value creation. See “—Additional Compensation Information—2017 Grants of Plan-Based Awards.”

Appointment of Mr. Michael McClellan as CFO; Previous Appointment as Interim CFO

Effective as of November 27, 2017, we entered into an employment agreement with Mr. McClellan. For the preceding two years, Mr. McClellan served as the Senior Vice President and CFO of Teva’s Global Specialty Medicines division. Prior to joining Teva, he was the U.S. CFO at Sanofi. The agreement provides that Mr. McClellan will be employed as Executive Vice President, CFO, until his death, disability, termination with or without cause or resignation with or without good reason. He will continue his international assignment in Amsterdam, Netherlands, and on or about September 1, 2018, he will relocate to our corporate headquarters in Israel. The agreement provides for an initial base salary of $700,000. Mr. McClellan is eligible to be considered for an annual cash incentive with a target of 100% of his then current base salary, and for equity-based awards under our equity compensation plan.

In July 2017, in connection with the promotion of Mr. McClellan to the position of Interim CFO (before his promotion to Executive Vice President, CFO in November 2017), we awarded Mr. McClellan a one-time promotion cash award of $202,500 in recognition of his increased responsibility. One-half of the award was paid in November 2017, and the remaining half was paid in February 2018. In order to retain the services of Mr. McClellan during a time of transition while he served as Interim CFO, we granted him 12,341 options, 4,091 RSUs, and a cash award totaling $67,500. One-half of the cash award will be paid in September 2018 and the remaining half will be paid in September 2019. The options and RSUs will vest in September 2019. All payments and vesting are subject to continued employment through the applicable vesting dates.

Appointment of Dr. Hafrun Fridriksdottir as Executive Vice President, Global R&D

On November 27, 2017, we appointed Dr. Hafrun Fridriksdottir as Executive Vice President, Global R&D. Since February 2017, she served as Executive Vice President, President of Global Generics R&D, after serving as Senior Vice President and President of Global Generics R&D since August 2016. Prior to joining Teva, Dr. Fridriksdottir served as Senior Vice President of Global Generics R&D of Allergan plc, where she held several positions of increasing responsibility in the Actavis group within Allergan.

On June 18, 2017, we entered into an employment agreement with Dr. Fridriksdottir. The agreement provides that Dr. Fridriksdottir will serve in a senior R&D position until her death, disability, termination with or without cause or resignation with or without good reason. The agreement provided for an initial base salary of $720,000. Dr. Fridriksdottir is eligible to be considered for an annual cash incentive (prorated for 2017 and under the applicable plan prior to being appointed an executive officer for the time period before such appointment), and for equity-based awards under our equity compensation plan.

Separation of former President and CEO Erez Vigodman

In February 2017, Erez Vigodman stepped down as President and CEO.

Pursuant to the terms of our employment agreement with Mr. Vigodman, in connection with his termination of employment, Mr. Vigodman was entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, and a payment that, together with severance amounts accumulated in his existing pension insurance funds, equals the product of twice his monthly base salary multiplied by the number of his years of service. Mr. Vigodman is also receiving an amount equal to eighteen times his monthly base salary in consideration for compliance with certain non-competition covenants.

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Under his employment agreement, Mr. Vigodman is also entitled to continued vesting of equity-based awards for twelve months following termination and an extension of the exercise period of outstanding options for a period of ninety days after the twelve month period.

Appointment and Separation of Dr. Yitzhak Peterburg as Interim President and CEO

Dr. Yitzhak Peterburg served as Interim President and CEO from February 2017 until November 2017. Prior to that, Dr. Peterburg served as Chairman of the Board since January 2015. When Mr. Schultz began his service as President and CEO on November 1, 2017, Dr. Peterburg continued to serve as a member of our Board and then resigned from the Board on December 12, 2017.

Pursuant to Dr. Peterburg’s terms of employment, during his service as Interim President and CEO, Dr. Peterburg was compensated in a manner comparable to our former President and CEO, Mr. Vigodman, subject to certain differences relating to his interim status, as described below.

Dr. Peterburg’s compensation included (i) a monthly base salary of 488,250 Israeli shekels (approximately $135,608 using a 2017 average monthly exchange rate of 3.60 shekels per U.S. dollar); (ii) an annual cash incentive (pro-rated for service for the partial period of the year) with an annual target amount equal to 140% of annual base salary and a maximum amount equal to 200% of annual base salary; (iii) an annual equity award with an aggregate target fair market value of $4.5 million under terms consistent with those of the previous President and CEO, with one third of the annual award being granted in the form of options to purchase Teva shares, one third in the form of PSUs and one third in the form of RSUs, calculated in accordance with accepted valuation and accounting principles, as they apply to the relevant type of equity-based vehicle and in accordance with Teva practice; and (iv) termination arrangements as described below.

Pursuant to Dr. Peterburg’s terms of employment, in connection with his termination of employment, Dr. Peterburg is entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, and a payment that, together with severance amounts accumulated in his existing pension insurance funds, equals the product of twice his monthly base salary multiplied by the number of his years of service as Interim President and CEO.

Under his employment terms, Dr. Peterburg will also be entitled to continued vesting in full of all equity-based awards granted as Interim President and CEO and continued exercisability of vested options through their expiration dates.

Separation of former CFO Eyal Desheh

In July 2017, Eyal Desheh stepped down as Group Executive Vice President and CFO.

Pursuant to the terms of our employment agreement with Mr. Desheh, in connection with his termination of employment, Mr. Desheh is entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, a make-up payment equal to his monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed twice his monthly base salary multiplied by the number of his years of service, and eligibility to a pro-rata annual cash incentive for the term active in position. Mr. Desheh is also receiving an amount equal to twelve times his monthly base salary, conditioned upon his undertaking not to compete with Teva for one year following termination.

Mr. Desheh is also entitled to continued vesting in full of equity-based awards and continued exercisability of vested options through their expiration dates due to our qualifying retirement and qualifying termination policy.

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Separation of Dr. Rob Koremans

As a result of the new organization and leadership structure, on November 27, 2017, Dr. Rob Koremans stepped down as President and CEO, Global Specialty Medicines.

Pursuant to the terms of our employment agreement with Dr. Koremans, in connection with his termination of employment, Dr. Koremans is entitled to receive six months’ notice, a severance payment equal to 12 monthly salaries and target annual cash incentive (for a total of 24 monthly salaries).

Dr. Koremans is also entitled to continued vesting of equity-based awards until March 1, 2020 and continued exercisability of vested options through their expiration dates.

Separation of Dr. Michael Hayden

As a result of the new organization and leadership structure, on November 27, 2017, Dr. Michael Hayden stepped down as President of Global R&D and Chief Scientific Officer.

Pursuant to the terms of our employment agreement with Dr. Hayden, in connection with his termination of employment, Dr. Hayden is entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, a payment equal to 12 monthly salaries, a payment that, together with severance amounts accumulated in his existing pension insurance funds, equals the product of twice his monthly base salary multiplied by the number of his years of service, a payment equal to the premium for continued health insurance coverage for eighteen months following the termination date and certain relocation benefits in the event of a move back to Canada within one year following the termination date.

Dr. Hayden is also entitled to continued vesting of certain equity-based awards and continued exercisability of vested options through their expiration dates due to our qualifying retirement and qualifying termination policy.

Supplemental Non-GAAP Income Data

We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures:

∎	our executives and Board use non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of our executives;

∎	our annual budgets are prepared on a non-GAAP basis; and

∎	senior executive’s annual compensation is derived, in part, using these non-GAAP measures. While qualitative factors and judgment also affect annual cash incentives, the principal quantitative element in the determination of the cash incentives is various performance targets tied to the work plan, and thus is based on the non-GAAP presentation set forth below.

Non-GAAP financial measures have no standardized meaning and accordingly have limitations in their usefulness to investors. We provide this non-GAAP data because our executives believe that the data provide useful information to investors. However, investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies. Please see “Item 7—Management’s Discussion and Analysis—Supplemental Non-GAAP Income Data” to the Annual Report on Form 10-K for the year ended December 31, 2017 for additional information.

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V. Additional Compensation Policies and Practices

Equity Ownership Policy

Teva and its shareholders are best served by executives that manage the business with a long-term perspective. Therefore, we adopted share ownership guidelines, as we believe share ownership is an important tool to strengthen the alignment of interests among shareholders and our executive officers. The policy provides that Teva expects the applicable required level of equity ownership to be satisfied by our executive officers within five years of the later of the date the guidelines were adopted in June 2016 or the date of appointment as an executive officer. If an executive officer’s holding requirement increases because of a change in annual base salary, the executive officer is expected to achieve the higher holding requirement within one year of the date of the increase.

The Compensation Committee receives periodic reports of the ownership achieved by each executive officer. For purposes of determining compliance with the guidelines, the value of an executive officer’s share holdings is based on the closing price of Teva’s American Depositary Shares reported on the principal U.S. national securities exchange on which the shares are listed on the last trading day of the year.

The following table represents the required salary multiples:

Current Position	Required Salary Multiple
CEO	4x
All other executive officers	2x

The value of all of the following types of Teva shares or share options owned by or granted to an executive officer qualifies toward the participant’s attainment of the target multiple of pay:

∎	shares owned outright by the executive officer or jointly with, or separately by, his or her immediate family members residing in the same household;

∎	shares held in a grantor trust or under a similar arrangement for the economic benefit of the executive officer or his or her immediate family members residing in the same household;

∎	shares held in any Teva retirement plan;

∎	time-based vesting restricted shares and restricted share units issued as part of the executive officer’s long-term compensation, whether or not vested;

∎	the target number of shares subject to any performance shares or units issued as part of the executive officer’s long-term compensation; and

∎	the in-the-money value of vested but unexercised in-the-money share options.

Clawback Policy

Our executive officers are required to return any compensation paid to them on the basis of results included in financial statements that turned out to be erroneous and were subsequently restated, during the three year period following filing thereof. In such case, compensation amounts will be returned net of taxes that were withheld thereon, unless the executive officer has reclaimed or is able to reclaim such tax payments from the relevant tax authorities (in which case the executive officer will also be obligated to return such tax amounts). In addition, in the event that it is discovered that an executive officer engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that an executive officer breached confidentiality and/or non-compete obligations to Teva (as determined by the Compensation Committee), the Compensation Committee shall have broad remedial and disciplinary authority. Such disciplinary action

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or remedy would vary depending on the facts and circumstances, and may include, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) seeking reimbursement of performance-based or incentive compensation paid or awarded to the executive officer. The Compensation Committee will determine applicable terms to enforce repayment of clawback amounts and may modify this clawback policy in accordance with applicable law and regulations.

Anti-Hedging and Pledging Policies

Directors and executive officers are prohibited from hedging their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not), such as purchasing or selling options on Teva securities, purchasing or selling puts, calls, straddles, equity swaps or other derivative securities linked to Teva’s securities, or engaging in “short” sales on Teva securities. This policy applies to each director and each executive officer until one year after the director’s or executive officer’s termination or retirement.

Directors and executive officers are subject to certain restrictions on pledging or using their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not) as collateral for loans.

Tax Deductibility

Prior to the Tax Cuts and Jobs Act (the “TCJA”) signed into law in December 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limited the corporate tax deduction for compensation paid to the CEO and the three other most highly compensated executives (other than the CFO) to $1.0 million annually, unless certain requirements were satisfied. To maximize the corporate tax deduction, incentive plans were designed so that certain awards under those plans would constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and preserve our corporate tax deductibility for those amounts.

The TCJA contained significant changes to Section 162(m) of the Code, including the elimination of the performance-based compensation exception to Section 162(m) for corporate tax years beginning after December 31, 2017 and an expansion of employees covered by the provision. Section 162(m) now covers the CFO or any individual who served as the CFO in the relevant taxable year. In addition, once an individual becomes a covered employee under Section 162(m) for any taxable year beginning after December 31, 2016, this status carries forward to all future years, even in the event of the employee’s termination or death. The act provides limited transition relief for certain “performance-based” compensation, specifying that compensation payable pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after that date will remain eligible for the “performance-based” pay exception to Section 162(m) (i.e., may remain deductible even if in excess of $1 million). The U.S. Internal Revenue Service is expected to provide guidance on the application of the transition relief to specific situations. However, given the changes to Section 162(m), we expect that the U.S.-based tax deductibility of performance-based compensation in excess of $1.0 million will be less of a consideration for us when designing and implementing our executive officers’ compensation program in future years.

Other Benefits and Perquisites

We generally provide to our CEO and executive officers the same benefits that are provided to all employees, including certain retirement benefits, health and welfare benefits, and other benefits. In addition, our executive officers are provided with certain additional benefits, intended to be competitive with the practices of our peer companies.

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Our Compensation Policy provides that:

Benefit plans and perquisites have three main objectives:

∎	Compliance with legal requirements to provide certain benefits that are mandatory under applicable law (e.g., paid vacation, sick leave and pension plans);

∎	Attracting, motivating and retaining high level professionals; and

∎	Enabling recruitment of executive officers from various locations and their relocation.

Benefit plans and perquisites are intended to supplement cash compensation and often involve non-monetary rewards, coverage of certain business-related expenses, insurance, pension and savings plans and other deferred monetary savings. These benefits and perquisites may vary depending on geographic location and other circumstances. Global, regional and local units may develop their own benefit plans and procedures, consistent with Teva’s principles and guidelines and subject to any required Company approvals. Benefits and perquisites may include, in addition to benefits that are mandated by applicable law and/or generally provided to other employees (including related costs and expenses): car, transportation and accommodations, telecommunication devices, media and computer equipment and expenses, travel and relocation (including family-related expenses, such as tuition and commuting) and life and medical insurance and benefits (including executive officers’ families).

Health and Welfare Benefits

We offer health and welfare benefits to all eligible employees, including the President and CEO and executive officers, which are tailored to each location’s competitive market. Health and welfare benefits may include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, short- and long-term disability coverage and an employee assistance program.

Retirement and Other Local Benefits

Israel

Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, termination without cause (and other circumstances as defined under Israeli law). We make monthly contributions on behalf of our Israel-based executive officers to a pension plan known as Managers’ Insurance or to a Pension Fund. These funds provide a combination of pension allowance and/or insurance and severance pay benefits to the executive officers. We contribute 7.5% of the monthly salary to the pension component (including disability insurance) and 8.33% of the monthly salary to the severance component and the employee contributes an amount between 6% and 7% of salary to the pension component. These contributions are on account of Teva’s obligation to pay severance upon termination as referenced above. Our President and CEO is entitled to similar contributions on behalf of the Company as pension contribution and on account of severance. Accordingly, a substantial part of our statutory severance obligation is covered by these monthly contributions.

Generally, in addition, our Israel-based executive officers (excluding the current President and CEO), are entitled to participate in an study fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her monthly salary to the study fund and Teva contributes 7.5% of his or her monthly salary to this fund.

North America

Our North American subsidiaries mainly provide various defined contribution plans for the benefit of their employees. Under these plans, contributions are based on specified percentages of pay. In addition, Teva USA offers a supplemental deferred compensation plan to eligible employees. The plan is a nonqualified

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plan which is intended to work as a complement to the qualified 401(k) Retirement Savings Plan. The plan has been designed to address the “retirement gap” that many highly compensated individuals face, primarily due to IRS imposed limits on qualified Plans and IRAs. Finally, certain executive officers located in the United States participate in a defined contribution supplemental executive retirement plan. No new executive officers are enrolled in this plan.

Expatriate Benefits / International Assignment and Relocation Benefits

Teva provides benefits to our employees, who either accept an expatriate assignment or relocate internationally. The benefits are designed to provide ongoing assignment management, where applicable, and physical relocation support services. These benefits can vary depending on the nature of the assignment or relocation, but generally include a housing allowance, transportation support, a cost of living allowance (where applicable), home leave, global health insurance, and company paid education for approved dependents in locations where public education is not suitable. Additionally, we provide tax preparation and tax support services, dependent on the nature of the assignment (e.g., tax equalization for home-based assignments or tax gross up of relocation benefits and ongoing assignment allowances for host-based assignments), as well as immigration services to manage compliance within all global jurisdictions.

Details regarding benefits and perquisites specific to each NEO can be found in the footnotes to the Summary Compensation Table set forth below under “Additional Compensation Information.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed this “Compensation Discussion and Analysis” section of this Proxy Statement with our executives. Based upon this review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Compensation Committee:

Rosemary A. Crane, Chair

Gerald M. Lieberman

Jean-Michel Halfon

Nechemia (Chemi) J. Peres

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ADDITIONAL COMPENSATION INFORMATION

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kåre Schultz President and Chief Executive Officer	2017	333,333	0	14,229,808	2,000,009	0	0	464,591	17,027,741
Michael McClellan Executive Vice President, Chief Financial Officer	2017	397,058	101,250	199,260	195,515	0	0	199,579	1,092,662
Dr. Carlo de Notaristefani Executive Vice President, Global Operations	2017	836,400	0	2,569,720	866,688	0	0	189,551	4,462,359
	2016	835,832	0	1,074,937	1,075,070	872,532	0	191,766	4,050,137
	2015	877,231	0	899,991	900,016	1,189,398	0	178,988	4,045,624
Dr. Hafrun Fridriksdottir Executive Vice President, Global Research and Development	2017	696,346	900,000	999,957	500,047	535,000	0	77,492	3,708,842
Mark Sabag Executive Vice President, Global Human Resources	2017	604,637	0	1,066,630	533,375	0	0	317,108	2,521,750
Erez Vigodman Former President and CEO	2017	1,378,702	0	0	0	0	0	1,455,704	2,834,406
	2016	1,528,437	0	2,249,948	2,250,061	0	0	478,671	6,507,117
	2015	1,363,692	0	1,649,948	1,650,060	2,253,581	0	435,942	7,353,223
Dr. Yitzhak Peterburg Former Interim President and CEO	2017	1,534,467	0	2,999,991	1,500,009	0	0	737,071	6,771,538
Eyal Desheh Former Group Executive Vice President and Chief Financial Officer	2017	831,428	0	1,333,315	666,686	0	0	1,369,101	4,200,530
	2016	779,399	0	1,124,934	1,125,072	591,775	0	269,231	3,890,411
	2015	733,863	0	899,991	900,016	1,110,824	0	253,068	3,897,762
Dr. Rob Koremans Former President and CEO, Global Specialty Medicines	2017	783,215	0	1,666,644	833,361	0	0	1,807,975	5,091,195
Dr. Michael Hayden Former President of Global R&D and Chief Scientific Officer	2017	1,071,000	0	1,333,315	666,686	0	0	1,152,537	4,223,538
	2016	1,071,000	500,000	1,149,956	1,150,055	970,202	0	2,638,012	7,479,225
	2015	1,050,000	500,000	949,967	950,034	1,608,239	0	1,045,992	6,104,232

Salary

(1)

Mr. Schultz commenced employment with the Company on November 1, 2017. Mr. McClellan was appointed Executive Vice President, CFO on November 27, 2017, after having served as Interim CFO since July 2017. Dr. Fridriksdottir was appointed Executive Vice President, Global R&D, on November 27, 2017, after having been appointed as Executive Vice President, President of Global Generics R&D in February 2017. Mr. Vigodman stepped down as President and CEO in February 2017 and terminated following the completion of his applicable notice period in November 2017. Dr. Peterburg stepped down as Interim President and CEO on November 1, 2017 and will terminate in July 2018 following the completion of his applicable notice period. The amount presented as salary for Dr. Peterburg includes director fees of $56,358, which were paid in respect of his service as

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Chairman of the Board prior to his appointment as Interim President and CEO. Mr. Desheh stepped down as Group Executive Vice President and CFO in July 2017 and will terminate in April 2018 following his notice period and usage of a portion of accrued vacation days. Dr. Koremans and Dr. Hayden each stepped down as executive officers on November 27, 2017 and will terminate in May 2018 and August 2018, respectively, following the completion of their notice periods. Salary payments made in 2017 during the notice periods for all terminating employees are included in the salary displayed in this column. The Company paid the salaries of Dr. Peterburg and Messrs. Sabag, Vigodman and Desheh in Israeli shekels. The U.S. dollar amounts in the table above were converted from Israeli shekels using a 2017 monthly average exchange rate for the month of each salary payment, ranging from 3.50 to 3.82 shekels per U.S. dollar; a 2016 monthly average exchange rate for the month of each payment, ranging from 3.77 to 3.94 shekels per U.S. dollar; and a 2015 monthly average exchange rate for the month of each payment, ranging from 3.79 to 4.00 shekels per U.S. dollar. The Company paid Dr. Koremans’ salary in euros. The U.S. dollar amounts in the table above for Dr. Koremans were converted from euros using a monthly average exchange rate for the month of each payment, ranging from 0.84 to 0.94 euros per U.S. dollar.

Bonus

(2)	In connection with the promotion of Mr. McClellan to the position of Interim CFO in July 2017 (before his appointment as Executive Vice President, CFO in November 2017), the Company awarded Mr. McClellan a one-time promotion cash award. The amount reflected in the table above represents half of the full cash award for Mr. McClellan. The remaining half was awarded in February 2018. Dr. Fridriksdottir was entitled to receive payment of the remaining portion of the retention award Teva assumed pursuant to a legacy 2014 Actavis Generics retention plan, and the Company fulfilled its assumed obligation to Dr. Fridriksdottir under the plan during 2017.

Stock Awards

(3)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of the Performance Share Units (“PSUs”) and Restricted Share Units (“RSUs”) awarded to our NEOs, computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”). Valuations of PSUs and RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, and by applying a discount factor for PSUs. Valuations of sign-on PSUs granted to Mr. Schultz were determined using a Monte Carlo simulation valuation model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14c. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2017.

The PSUs granted as part of the executive officer annual grants have a three-year performance period and vest in full on the third anniversary of the date of grant. The RSUs granted as part of the executive officer annual grants vest in equal installments on the second, third and fourth anniversaries of the date of grant. For more information on these and other share awards granted during 2017, see the table entitled “2017 Grants of Plan-Based Awards” and related narrative and footnotes.

Under the employment agreement with Mr. Schultz, the Company made two sign-on grants of PSUs, one of which has a three-year performance period and thereafter vests in equal installments generally on the third, fourth, and fifth anniversaries of the date of grant, and the other of which has a five year performance period and thereafter vests in full on the fifth anniversary of the date of grant. In addition, under the employment agreement with Mr. Schultz, the Company made a sign-on grant of RSUs that vest in equal installments on the third, fourth and fifth anniversaries of the date of grant.

The grant date fair value of PSUs displayed above is determined based upon achievement of performance at “target” level, which is the probable outcome of the performance metrics associated with each award of PSUs. If performance were to be achieved at “maximum” level, the grant date fair value of the PSU awards as of the respective grant dates would have been as follows: Mr. Schultz: five year PSUs—$10,889,293; three year PSUs—$9,105,295; annual PSUs—$3,999,996; Mr. McClellan: NA; Dr. de Notaristefani: $1,733,315; Dr. Fridriksdottir: $999,957; Mr. Sabag: $1,066,621; Mr. Vigodman: NA; Dr. Peterburg: $2,999,983; Mr. Desheh: $1,333,332; Dr. Koremans: $1,666,651; and Dr. Hayden: $1,333,332. These values and the values in the table do not include the impact of shares that will be forfeited upon the conclusion of the notice period currently in effect for applicable former NEOs.

Options

(4)	The amounts shown above in the Option Awards column represent the aggregate grant date fair value of share options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14c. to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The values in this column do not include the impact of options that will be forfeited upon the conclusion of the notice period currently in effect for applicable former NEOs. For more information regarding options granted during 2017, see the table entitled “2017 Grants of Plan-Based Awards” and related narrative and footnotes.

Non-Equity Incentive Awards

(5)	The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the executive officer annual incentive plan, as determined by the Compensation Committee and the Board in accordance with the plan and the awards thereunder, except the amount for Dr. Fridriksdottir, which is derived from a plan Teva assumed from her prior employer in the Actavis Generics acquisition. Payments pursuant to the executive officer annual incentive plan are generally made early in the year following the year in which they are earned. For the 2017 performance year, the Compensation Committee and the Board determined not to make any payouts under the executive officer annual incentive plan due to the fact that the Company’s financial results were significantly below our original financial targets for the year.

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The amount reported for Dr. Fridriksdottir was paid in respect of a performance-based cash award granted when she was an employee of Actavis Generics prior to its acquisition by Teva in 2016. In conjunction with the Actavis Generics acquisition, Teva assumed the obligation to pay the cash incentive based on Actavis Generics shareholder return performance metrics.

The Company paid the amounts reported in 2016 and 2015 for Messrs. Vigodman and Desheh and Dr. Hayden in Israeli shekels. The 2016 U.S. dollar amounts in the table above were converted from Israeli shekels using a 2016 annual average exchange rate of 3.84 shekels per U.S. dollar, and the 2015 U.S. dollar amounts were converted using a 2015 annual average exchange rate of 3.89 shekels per U.S. dollar.

All Other Compensation

(6)

Name	Defined Contribution and Post Separation Plans ($) (a)	Automobile ($) (b)	Life and Other Insurance ($) (c)	Housing and Relocation Expenses and Allowances ($) (d)	Tax Gross-Ups ($) (e)	Study Funds ($) (f)	Termination Payments ($) (g)	Other ($) (h)	Total ($)
Kåre Schultz	52,922	15,232	0	41,393	201,339	0	0	153,705	464,591
Michael McClellan	46,114	13,748	1,080	99,311	39,326	0	0	0	199,579
Dr. Carlo de Notaristefani	154,641	30,330	1,080	0	0	0	0	3,500	189,551
Dr. Hafrun Fridriksdottir	54,104	20,308	1,080	0	0	0	0	2,000	77,492
Mark Sabag	98,058	42,443	103	44,434	82,801	45,348	0	3,921	317,108
Erez Vigodman	210,953	66,135	0	0	33,761	103,403	1,038,539	2,913	1,455,704
Dr. Yitzhak Peterburg	235,237	91,024	0	0	40,896	111,451	253,620	4,843	737,071
Eyal Desheh	131,460	48,122	0	0	43,261	62,357	1,080,471	3,430	1,369,101
Dr. Rob Koremans	52,588	17,673	0	54,210	21,585	0	1,641,994	19,925	1,807,975
Dr. Michael Hayden	160,230	48,118	39,255	241,742	219,565	80,344	359,702	3,581	1,152,537
(a)	Amounts disclosed in this column reflect Company contributions and/or payments related to tax-qualified and non-qualified retirement plans and Israeli post-separation contributions which include pension and severance.
(b)	Amounts disclosed in this column reflect automobile allowances, participation in the Company’s car lease program, or use of a Company car and/or reimbursement of non-business automobile expenses. The amount disclosed for Dr. Peterburg includes car expenses incurred in connection with his service as Chairman of the Board prior to his appointment as Interim President and CEO.
(c)	Amounts disclosed in this column reflect life insurance premium payments made by the Company on behalf of the NEOs. The amount disclosed for Dr. Hayden includes life and disability insurance premium reimbursements.
(d)	Amounts disclosed in this column reflect housing accommodation costs for Mr. Schultz ($21,169), Mr. McClellan ($41,710), Mr. Sabag ($44,434), Dr. Koremans ($54,210) and Dr. Hayden ($96,023) and costs related to relocation such as travel, tax services, and general allowance payments.
(e)	Amounts disclosed in this column reflect tax gross-ups paid to our NEOs as follows: Mr. Schultz—gross-ups are provided for the income associated with accommodation in Israel, travel costs associated with travel allowance, legal fees associated with negotiation of his employment contract, and other items related to his relocation (paid in accordance with Teva’s relocation policy); Mr. McClellan—gross-ups are provided for the income associated with his relocation (paid in accordance with Teva’s relocation policy), such as housing, travel, and automobile costs; Mr. Sabag—gross-ups are provided for the income associated with accommodation; Dr. Koremans—gross-ups are provided for the income associated with a flexible benefit plan provided in Dr. Koremans’ country of residence; and Dr. Hayden—gross-ups are provided for the income associated with his accommodation in Israel and his relocation in general; gross-ups are provided for all Israel-based NEOs as follows—costs associated with the Company-provided or leased automobile and Company-provided cell phone. In addition, Israel-based NEOs receive gross-ups for miscellaneous fringe benefits, as are generally provided to other eligible employees in Israel.
(f)	Amounts disclosed in this column reflect a Company contribution equal to 7.5% of the applicable NEO’s annual base salary to Study Fund (savings fund) maintained for Israel-based NEOs (except Mr. Schultz), as provided to other eligible employees in Israel.
(g)	Amounts disclosed in this column reflect termination payments paid to Mr. Vigodman, who terminated during 2017, and termination payments to be made in 2018 to our former NEOs, who were provided notice in 2017 and will terminate in 2018, that are not subject to any additional conditions on the receipt of payment, such as statutory severance payments (less contributions already made to severance funds as of the conclusion of the 2017 calendar year) and the estimated payment of accrued vacation as of the termination date for Israel-based NEOs. The amounts for Mr. Desheh and Dr. Koremans include payment of their full severance.

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(h)	Amounts disclosed in this column reflect reimbursement of legal fees associated with the negotiation of the employment contract for Mr. Schultz ($125,000, excluding VAT), a cash payment associated with a flexible benefit plan provided in Dr. Koremans’ country of residence and miscellaneous cash fringe benefits provided generally to all eligible employees in applicable countries, such as a children’s education allowance and service recognition awards.

The U.S. dollar amounts in the table above were converted from local currency using the relevant 2017 monthly average exchange rates of 3.50 to 3.82 Israeli shekels per U.S. dollar and 0.84 to 0.94 euros per U.S. dollar.

Employment Agreements

We have entered into employment agreements with all of our current and former NEOs that provide for, among other things, the term of employment, the position and duties, the compensation and benefits payable during the term of the agreement and certain restrictive covenants. The agreements also set forth the terms in the event that the NEO’s employment is terminated under various conditions. The material provisions pertaining to termination of employment of the NEOs are set forth below under “—2017 Potential Payments Upon Termination or Change in Control.”

Kåre Schultz

On September 7, 2017, we entered into an employment agreement with Mr. Schultz to serve as our President and CEO. He is eligible for benefit plans provided to similarly situated executive officers, including medical, dental, group life and other programs, pension and severance contributions as required under Israeli law, relocation benefits in accordance with our policy, housing reimbursement up to 40,000 Israeli shekels per month ($11,110 using a 2017 average monthly exchange rate of 3.60 shekels per U.S. dollar) and personal travel reimbursement up to $100,000 per year. We agreed to provide Mr. Schultz with a company car. For a summary of the material terms of Mr. Schultz’s employment agreement, see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Leadership Transitions—Appointment of Mr. Kåre Schultz as President and CEO” above. Mr. Schultz agreed to noncompetition (except in the event of expiration of his term) and nonsolicitation covenants, for 24 months, and a nondisparagement covenant for 10 years after termination. Mr. Schultz also agreed to an assignment of inventions.

Michael McClellan

Effective as of November 27, 2017, we entered into an employment agreement with Mr. McClellan. The agreement provides that Mr. McClellan will be employed as Executive Vice President, CFO. He is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. In conjunction with Mr. McClellan’s relocations to the Netherlands and then to Israel, he will be entitled to relocation benefits in accordance with the terms of our relocation policy. While he is based in the Netherlands, he is entitled to a housing allowance of up to €3,250 per month ($3,663 using a 2017 average monthly exchange rate of 0.89 euros per U.S. dollar). For a summary of the material terms of Mr. McClellan’s employment agreement, see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Leadership Transitions—Appointment of Mr. Michael McClellan as CFO; Previous Appointment as Interim CFO” above.

The agreement also contains noncompetition and nonsolicitation covenants during and for 12 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Dr. Carlo de Notaristefani

On August 6, 2012, we entered into an employment agreement with Dr. de Notaristefani which was amended and restated on February 7, 2018. The agreement provides that Dr. de Notaristefani will serve in a senior global operations position, until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provided for an initial base salary of $836,400.

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Dr. de Notaristefani is eligible to participate in the Company’s annual cash incentive plan with a target of 100% of his then current base salary, and for equity-based awards under our equity compensation plan. He is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. We agreed to furnish a car or a car allowance. In May 2017, we granted Dr. de Notaristefani 30,875 RSUs due to his significance and key role during a critical transition period for us and the importance of securing his services. The RSUs will vest in May 2019.

The agreement also contains noncompetition and nonsolicitation covenants during and for 12 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Dr. Hafrun Fridriksdottir

On June 18, 2017, we entered into an employment agreement with Dr. Fridriksdottir. The agreement provides that Dr. Fridriksdottir will serve in a senior R&D position. She is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. We agreed to provide a car allowance. For a summary of the material terms of Dr. Fridriksdottir’s employment agreement, see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Leadership Transitions—Appointment of Dr. Hafrun Fridriksdottir as Executive Vice President, Global R&D” above.

The agreement also contains noncompetition and nonsolicitation covenants during and for 12 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Mark Sabag

On December 22, 2013, we entered into an employment agreement with Mr. Sabag. The agreement provides that Mr. Sabag will serve as Group Executive Vice President, Human Resources until his death, disability, aged retirement, termination with or without cause or resignation with or without good reason. The agreement provided for an initial base monthly salary of 126,500 Israeli shekels (approximately $35,134 using a 2017 average monthly exchange rate of 3.60 shekels per U.S. dollar). Mr. Sabag is eligible to be considered for an annual cash incentive and for equity-based awards under our equity compensation plan. We agreed to provide Mr. Sabag with a company or leased car and grossed-up for applicable taxes. We also agreed to provide certain pension and severance fund contributions required in Israel, and group life insurance and other benefits customary for executives in Israel. Mr. Sabag is also eligible for reimbursement of rent up to $3,000 per month, and utilities, grossed-up for applicable taxes. The agreement also contains provisions covering Mr. Sabag’s contributions to a choice of a pension fund, managers’ insurance fund or provident fund.

Mr. Sabag also agreed to a noncompetition covenant during and for 12 months after termination, nondisclosure and nondisparagement covenants and an assignment of inventions.

Erez Vigodman

Effective as of February 11, 2014, we entered into an employment agreement with Mr. Vigodman. The agreement provided that Mr. Vigodman would serve as President and CEO until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provided for an initial annual base salary in the amount of Israeli shekels that is equivalent to $1,350,000, adjusted according to increases in the consumer price index. Mr. Vigodman was eligible for an annual cash incentive and for equity-based awards under our equity compensation plan as decided by the Compensation Committee and the Board and subject to the applicable framework approved by shareholders. We also

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agreed to provide certain pension and severance fund contributions required in Israel, medical, dental, group life insurance and other benefits customary for senior executives in Israel. The agreement also contains provisions covering Mr. Vigodman’s contributions to a choice of a pension fund, managers’ insurance fund or provident fund. We agreed to provide Mr. Vigodman with a company car and grossed-up for applicable taxes.

Mr. Vigodman also agreed to a noncompetition covenant during and for 12 months after the term of the agreement, a nondisparagement covenant for 10 years, a nondisclosure covenant and an assignment of inventions.

Dr. Yitzhak Peterburg

Effective as of February 6, 2017, we entered into an employment agreement with Dr. Peterburg. The agreement provided that Dr. Peterburg would serve as Interim President and CEO until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provided for an initial base monthly salary of 488,250 Israeli shekels (approximately $135,608 using a 2017 average monthly exchange rate of 3.60 shekels per U.S. dollar), adjusted according to increases in the consumer price index. From the appointment of Dr. Peterburg as Interim President and CEO and for as long as he continued to serve in such position, Dr. Peterburg was not entitled to any payments in his capacity as a member of the Board or any committee thereof. Dr. Peterburg was eligible for a pro-rata annual cash incentive in 2017. Dr. Peterburg received an equity grant of $4.5 million, comprised of 1/3 options, 1/3 RSUs and 1/3 PSUs. The options and RSUs will vest in three equal installments on the second, third and fourth anniversaries of the grant date and the PSUs will have a cliff vesting on the third anniversary of the grant date subject to meeting the PSU performance goals and in accordance with the formula approved by the Committee and the Board. We agreed to furnish a car and grossed-up for applicable taxes and to provide certain pension and severance fund contributions required in Israel, medical, dental, group life insurance and other benefits customary for senior executives in Israel. The agreement also contains provisions covering Dr. Peterburg’s contributions to a choice of a pension fund, managers’ insurance fund or provident fund.

Dr. Peterburg also agreed to a noncompetition covenant during and for 12 months after termination, a nondisparagement covenant for 10 years, a nondisclosure covenant and an assignment of inventions.

Eyal Desheh

Effective as of April 28, 2008, we entered into an employment agreement (as subsequently amended) with Mr. Desheh. The agreement provided that Mr. Desheh will serve as CFO until his death, disability, aged retirement, termination with or without cause or resignation with or without good reason. The agreement provided for an initial base monthly salary of 110,000 Israeli shekels (approximately $30,552 using a 2017 average monthly exchange rate of 3.60 shekels per U.S. dollar). Mr. Desheh was eligible for an annual cash incentive and for equity-based awards under our equity compensation plan. We agreed to provide Mr. Desheh with a company or leased car and grossed-up for applicable taxes. We also agreed to provide certain pension and severance fund contributions required in Israel, and group life insurance and other benefits customary for executives in Israel. The agreement also contains provisions covering Mr. Desheh’s contributions to a choice of a pension fund, managers’ insurance fund or provident fund.

Mr. Desheh also agreed to a noncompetition covenant during and for 12 months after termination, nondisclosure and nondisparagement covenants and an assignment of inventions.

Dr. Rob Koremans

Effective as of March 1, 2012, we entered into an employment agreement (as subsequently amended) with Dr. Rob Koremans. The agreement provided that Dr. Koremans would serve as Teva Pharmaceuticals Europe President and CEO for an indefinite period of time, subject to termination by Dr. Koremans or the

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Company. The agreement provided for an initial fixed gross annual base salary of €550,000 (approximately $619,896 using a 2017 average monthly exchange rate of 0.89 euro per U.S. dollar). Dr. Koremans was eligible to be considered for an annual cash incentive and for the long term incentive plan. We provided Dr. Koremans with the right to use a Company-leased apartment for which the lease value would not exceed €4,200 per month, until March 31, 2018 (approximately $4,734 using a 2017 average monthly exchange rate of 0.89 euro per U.S. dollar) and a company car for which the annual all-in costs would not exceed an amount of €33,000 (approximately $37,194 using a 2017 average monthly exchange rate of 0.89 euro per U.S. dollar). We also agreed to provide certain group medical, life and disability insurance.

Generally, Dr. Koremans also agreed to noncompetition and nonsolicitation covenants during and for 12 months after termination. If he breaches his obligations, he owes us a penalty of €100,000 and €5,000 for each day that such breach continues (approximately $112,708 and $5,635, respectively, using a 2017 average monthly exchange rate of 0.89 euro per U.S. dollar).

Dr. Michael Hayden

On May 8, 2012, we entered into an employment agreement with Dr. Michael Hayden which was amended and restated on May 22, 2015. The agreement provided that Dr. Hayden would serve as President of R&D and Chief Scientific Officer and will continue on an at-will basis. The agreement provided for an initial base annual salary of $1,050,000. Dr. Hayden was eligible to participate in the Company’s annual cash incentive plan and to be considered for equity awards under the long term incentive plan. We also agreed to be responsible for the costs of existing pension coverage of up to $40,000, grossed-up for taxes, and the balance between such amount and the amount required by Israeli law is contributed to a certain pension fund of his choice. We also agreed to provide certain medical, dental, group life insurance, and other benefits. Dr. Hayden is also entitled to certain benefits associated with his relocation to Israel.

Dr. Hayden also agreed to a noncompetition covenant during and for 12 months after termination, nondisclosure and nondisparagement covenants and an assignment of inventions.

2017 Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, President and CEO Mr. Kåre Schultz, and the ratio of these two amounts.

We have estimated the median of the 2017 annual total compensation of our employees, excluding Mr. Schultz, to be $64,081. The annualized total compensation of our President and CEO, who was hired in 2017, was $19,374,347. The ratio of the annualized total compensation of our President and CEO to the estimated median of the annual total compensation of our employees was 302 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. We note that a substantial portion of our President and CEO’s total compensation for 2017 was the sign-on equity awards he received in accordance with his employment agreement, which had a grant date fair value of approximately $10.2 million. Excluding the sign-on equity awards, the ratio would have been 143 to 1.

The following paragraphs provide important context related to our employee population and describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate this ratio.

Teva is a global company, with complex operations worldwide and with many of its executive officers and a majority of its employees located outside of Israel, the country in which our headquarters office is located.

As of November 1, 2017, Teva’s workforce consisted of approximately 52,419 full-time and part-time employees, including hourly employees, who worked for our parent company and consolidated subsidiaries. Approximately 45% of these employees are located in Europe, approximately 17% are located

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in the U.S., approximately 12% are located in Israel, and approximately 26% are located throughout the rest of the world. Approximately 50,441 individuals are full-time employees, with the remainder employed on a part-time basis.

In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries except for 424 employees in Venezuela, who represented less than 5% of our total employees, as permitted under the applicable SEC de minimis rule. As a result, the employee population that we used for purposes of determining the compensation of our median employee was 51,995 employees.

We selected November 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner, and it was also the date that our new CEO commenced employment.

We included all of our full-time, part-time, and temporary employees globally, but excluded our President and CEO. We annualized the compensation of approximately 2,562 full-time and part-time employees who were hired in 2017 but did not work for us for the entire fiscal year. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historic and forecasted rates as well as other factors. We did not make any cost of living adjustments.

To identify the “median employee,” we utilized the annualized 2017 base salary and target annual cash incentive for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We do not grant equity to a large percentage of our employee population, so using base salary plus target annual incentive is representative.

Using this measure, we identified a “median employee” who is a full-time, salaried employee located in Israel. Initially, a different employee had been identified, but in the process of determining that employee’s total compensation in accordance with applicable SEC rules, we recognized that there were anomalous elements in that employee’s compensation which we believe did not reasonably reflect the annual compensation of our employees generally. Consequently, we identified an employee whose amount for the consistently applied compensation measure was very close to the initial employee, but who did not have such unusual elements. Once we identified this median employee, we totaled all of the elements of the employee’s compensation for 2017 in accordance with the requirements of the applicable SEC rules and converted the amounts from Israeli shekels to U.S. dollars using the relevant monthly average currency exchange rate of 3.50 to 3.82 shekels per U.S. dollar. This resulted in an annual total compensation of $64,081, of which $29,159 is base salary and $34,922 is comprised of Company contributions to a pension fund, as is required by Israeli law, and other compensation such as overtime pay, travel and other cash allowances, and Company contributions to a study fund, as is common practice for Israel-based employees of the Company.

With respect to the annual total compensation of our President and CEO, we adjusted the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement, by annualizing his base salary and certain components of “all other compensation” to account for the fact that he only commenced employment with us on November 1, 2017, resulting in an adjusted total amount of $19,374,347. As indicated above, we note that a substantial portion of the total compensation of our newly-hired President and CEO for 2017 was the sign-on equity awards he received in accordance with his employment agreement, which had a grant date fair value of approximately $10.2 million.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions

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that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

2017 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares or Share Units (#) (3)	All Other Option Awards; Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards ($)
Kåre Schultz	9/6/2017	11/1/2017	Annual Incentive	0	2,800,000	4,000,000
	9/6/2017	11/3/2017	PSU (5)				0	649,914	1,949,742				3,035,098
	9/6/2017	11/3/2017	PSU (5)				0	751,504	2,254,512				3,629,764
	9/6/2017	11/3/2017	RSU (5)							349,163			3,564,954
	9/6/2017	11/3/2017	PSU				0	212,314	424,628				1,999,998
	9/6/2017	11/3/2017	RSU							190,839			1,999,993
	9/6/2017	11/3/2017	Options								591,719	11.40	2,000,009
Michael McClellan	7/12/2017	7/12/2017	Annual Incentive	0	219,519	439,038
	2/28/2017	3/3/2017	RSU							4,197			132,331
	2/28/2017	3/3/2017	Options								22,505	34.70	132,329
	9/18/2017	9/18/2017	RSU							4,091			66,929
	9/18/2017	9/18/2017	Options								12,341	16.99	63,186
Dr. Carlo de Notaristefani	3/31/2017	3/31/2017	Annual Incentive	0	836,400	1,672,800
	2/7/2017	2/14/2017	PSU				0	30,941	61,882				866,657
	2/7/2017	2/14/2017	RSU							27,840			866,659
	2/7/2017	2/14/2017	Options								147,396	34.90	866,688
	3/31/2017	5/18/2017	RSU							30,875			836,404
Dr. Hafrun Fridriksdottir	3/31/2017	3/31/2017	Annual Incentive	0	630,577	1,261,154
	2/7/2017	2/14/2017	PSU				0	17,850	35,700				499,979
	2/7/2017	2/14/2017	RSU							16,061			499,979
	2/7/2017	2/14/2017	Options								85,042	34.90	500,047
Mark Sabag	3/31/2017	3/31/2017	Annual Incentive	0	604,637	1,209,274
	2/7/2017	2/14/2017	PSU				0	19,040	38,080				533,310
	2/7/2017	2/14/2017	RSU							17,132			533,319
	2/7/2017	2/14/2017	Options								90,710	34.90	533,375
Dr. Yitzhak Peterburg	3/31/2017	3/31/2017	Annual Incentive	0	1,679,650	2,351,510
	2/8/2017	2/14/2017	PSU				0	53,552	107,104				1,499,992
	2/8/2017	2/14/2017	RSU							48,185			1,499,999
	2/8/2017	2/14/2017	Share Options								255,104	34.90	1,500,009
Eyal Desheh	3/31/2017	3/31/2017	Annual Incentive	0	408,300	816,600
	2/7/2017	2/14/2017	PSU				0	23,801	47,602				666,666
	2/7/2017	2/14/2017	RSU							21,415			666,649
	2/7/2017	2/14/2017	Options								113,382	34.90	666,686
Dr. Rob Koremans	3/31/2017	3/31/2017	Annual Incentive	0	783,215	1,566,430
	2/7/2017	2/14/2017	PSU				0	29,751	59,502				833,326
	2/7/2017	2/14/2017	RSU							26,769			833,319
	2/7/2017	2/14/2017	Options								141,728	34.90	833,361
Dr. Michael Hayden	3/31/2017	3/31/2017	Annual Incentive	0	1,071,000	2,142,000
	2/7/2017	2/14/2017	PSU				0	23,801	47,602				666,666
	2/7/2017	2/14/2017	RSU							21,415			666,649
	2/7/2017	2/14/2017	Options								113,382	34.90	666,686

Mr. Vigodman did not receive any grants of plan-based awards in 2017. In addition, the annual equity award granted to Mr. McClellan was made prior to his appointment as Interim CFO in July 2017 pursuant to our program for non-executive officers.

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Annual Incentive Plan

(1)	The amounts disclosed in these columns reflect the target and maximum annual cash incentive opportunities for 2017 under the executive officer annual incentive plan. The amounts of the annual cash incentive opportunities depend on the eligible base salary of the NEO for the year, which, for those NEOs who were appointed during 2017, reflect a partial annual based salary. Because the Company’s financial results were significantly below our original financial targets for the year, the Compensation Committee and the Board determined not to make any payouts under the executive officer annual incentive plan for 2017.

Mr. McClellan and Dr. Fridriksdottir were eligible for annual incentive award opportunities under the Company’s plan for non-executive officers in respect of pro-rated salary earned prior to being appointed executive officers. Pursuant to this plan for non-executive officers, Mr. McClellan and Dr. Fridriksdottir had pro-rated target opportunities of $88,769 and $52,615, respectively, and maximum pro-rated incentive opportunities of $177,538 and $105,230, respectively. Because the Company’s financial results were significantly below our original financial targets for the year, no payouts were made for Mr. McClellan and Dr. Fridriksdottir under this incentive plan.

Performance Share Units (PSUs)

(2)	Amounts disclosed in these columns reflect the target and maximum number of PSUs awarded in 2017 to each NEO. The PSUs granted as part of the executive officer annual equity grant have a three-year performance period and vest in full on the third anniversary of the date of grant. The PSUs vest subject to the achievement of two performance measures: Non-GAAP EPS, and Free Cash Flow (adjusted to exclude legal settlements), each of which is weighted an equal 50%. Each performance measure has specified threshold, target and maximum performance levels such that performance below the threshold level results in an earning percentage of 0%, performance at target level results in an earning percentage of 100%, and performance at or above the maximum level results in an earning percentage of 200%. Linear interpolation will be used to determine the applicable earning percentage. In order to determine the total payout for the PSUs, the Compensation Committee and the Board calculate the average of the earning percentages for the two performance measures and multiplies by an 80% to 120% modifier determined based on the percentile rank of the Company’s TSR performance for the three year period ending in 2019 relative to its peer group. See “Compensation Discussion and Analysis—III. Compensation Determination Process—Compensation Peer Group and Peer Selection Process” for a list of the peer group companies used for this purpose. The resulting percentage is multiplied by the target number of PSUs to determine the final number of shares to be earned by each NEO in respect of the applicable performance period, except that the number of shares to be earned may not exceed 200% of the target number of PSUs. Valuations of annual PSUs disclosed in this table were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, and then applying a discount factor. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. Please see footnote (5) below for information regarding Mr. Schultz’s sign-on equity grant.

Restricted Share Units (RSUs)

(3)	Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2017. The RSUs granted as part of the executive officer annual equity grant vest in equal annual installments on the second, third and fourth anniversaries of the grant date. Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends. The Company granted Dr. de Notaristefani a one-time grant of RSUs, which will vest in May 2019, due to his significance and key-role during the transition period and the importance of securing his services. In addition, the Company made a one-time grant of RSUs to Mr. McClellan during his service as Interim CFO, which will vest in September 2019, as part of a broader program to secure the services of key employees during a period of uncertainty for our Company. Please see footnote (5) below for information regarding Mr. Schultz’s sign-on equity grant.

Share Options

(4)	Amounts disclosed in this column reflect the number of share options granted to our NEOs in 2017. The options granted as part of the executive officer annual equity grant vest in equal installments on the second, third and fourth anniversaries of the grant date. The options generally expire ten years from the date of grant, and have an exercise price of no less than 100% of the fair market value of a Teva share on the date of grant. The grant date fair values were calculated using the Black-Scholes value of each option on the respective grant dates. The Company also granted Mr. McClellan a one-time grant of options during his service as Interim CFO, which will vest in September 2019, as part of a broader program to secure the services of key employees during a period of uncertainty for our Company.

Sign-On Grants to Mr. Schultz of PSUs and RSUs

(5)	Amounts disclosed in these rows reflect sign-on PSUs and RSUs awarded pursuant to the employment agreement with Mr. Schultz. Pursuant to his employment agreement, Mr. Schultz received two PSU grants, one of which has a three-year performance period and the other of which has a five year performance period. Both PSU grants vest if, and to the extent, Teva’s stock price exceeds specified thresholds during the performance period. The three-year PSUs and the RSUs generally vest following the conclusion of the three-year performance period on the third, fourth and fifth anniversaries of the grant date and the five-year PSUs vest in full on the fifth anniversary of the grant date. Under the employment agreement, the number of sign-on PSUs awarded for both grants and the number of RSUs were determined based on the fair market value of a Teva share on the date prior to the public announcement of Mr. Schultz’s hiring, September 8, 2017. The fair values of the two PSU grants were determined as of the grant date using a Monte Carlo simulation valuation performed by a third party, and the fair value of the RSUs was determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends.

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2017 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($) (6)	Vesting Schedule (7)
Kåre Schultz	Options	11/3/2017		591,719	11.40	11/2/2027					33% in 2019, 2020 and 2021
	RSUs	11/3/2017					190,839	3,616,399			33% in 2019, 2020 and 2021
		11/3/2017					349,163	6,616,639			33% in 2020, 2021 and 2022
	PSUs	11/3/2017							649,914	12,315,870	33% in 2020, 2021 and 2022, subject to performance
		11/3/2017							751,504	14,241,001	100% in 2022, subject to performance
		11/3/2017							212,314	4,023,350	100% in 2020, subject to performance
Michael McClellan	Options	11/5/2015	6,962	6,965	60.92	11/4/2025					25% in 2016, 2017, 2018 and 2019
		3/17/2016	3,500	10,503	53.50	3/16/2026					25% in 2017, 2018, 2019 and 2020
		3/3/2017		22,505	34.70	3/2/2027					25% in 2018, 2019, 2020 and 2021
		9/18/2017		12,341	16.99	9/17/2027					100% in 2019
	RSUs	11/5/2015					1,390	26,341			25% in 2016, 2017, 2018 and 2019
		3/17/2016					1,981	37,540			25% in 2017, 2018, 2019 and 2020
		3/3/2017					4,197	79,533			25% in 2018, 2019, 2020 and 2021
		9/18/2017					4,091	77,524			100% in 2019
Dr. Carlo de Notaristefani	Options	8/1/2012	150,003		40.87	7/31/2022					vested
		3/12/2014	65,720	32,861	48.76	3/11/2024					33% in 2016, 2017 and 2018
		2/12/2015	29,792	59,584	57.35	2/11/2025					33% in 2017, 2018 and 2019
		2/12/2016		99,904	55.75	2/11/2026					33% in 2018, 2019 and 2020
		5/16/2016		8,346	50.43	5/15/2026					33% in 2018, 2019 and 2020
		2/14/2017		147,396	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	2/14/2017					27,840	527,568			33% in 2019, 2020 and 2021
		5/18/2017					30,875	585,081			100% in 2019
	PSUs	2/12/2016							19,219	364,200	100% in 2019, subject to performance
		5/16/2016							1,603	30,377	100% in 2019, subject to performance
		2/14/2017							30,941	586,332	100% in 2020, subject to performance
Dr. Hafrun Fridriksdottir	Options	7/1/2014	7,603	15,206	48.69	6/30/2024					33% in 2017, 2018 and 2019
		8/2/2016	3,997	11,993	52.96	8/1/2026					25% in 2017, 2018, 2019 and 2020
		9/9/2016	1,388	4,165	50.21	9/8/2026					25% in 2017, 2018, 2019 and 2020
		11/30/2016		57,167	37.70	11/29/2026					25% in 2018, 75% in 2019
		2/14/2017		85,042	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	5/8/2014					3,432	65,036			50% in 2017 and 2018
		7/1/2014					9,280	175,856			33% in 2017, 2018 and 2019
		3/4/2015					2,330	44,154			33% in 2017, 2018 and 2019
		8/2/2016					2,242	42,486			25% in 2017, 2018, 2019 and 2020
		9/9/2016					796	15,084			25% in 2017, 2018, 2019 and 2020
		11/30/2016					10,844	205,494			25% in 2018, 75% in 2019
		2/14/2017					16,061	304,356			33% in 2019, 2020 and 2021
	PSUs	2/14/2017							17,850	338,258	100% in 2020, subject to performance

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			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($) (6)	Vesting Schedule (7)
Mark Sabag	Options	11/7/2011	4001		41.72	11/6/2021					vested
		2/24/2012	3,201		44.59	2/23/2022					vested
		12/13/2012	4,501		38.84	12/12/2022					vested
		2/24/2013	4,502		38.08	2/23/2023					vested
		11/11/2013	100,002		37.26	11/10/2023					vested
		3/12/2014	49,288	24,644	48.76	3/11/2024					33% in 2016, 2017 and 2018
		2/12/2015	22,345	44,690	57.35	2/11/2025					33% in 2017, 2018 and 2019
		2/12/2016		64,940	55.75	2/11/2026					33% in 2018, 2019 and 2020
		2/14/2017		90,710	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	2/14/2017					17,132	324,651			33% in 2019, 2020 and 2021
	PSUs	2/12/2016							12,492	236,723	100% in 2019, subject to performance
		2/14/2017							19,040	360,808	100% in 2020, subject to performance
Erez Vigodman	Options	1/8/2014	187,134	93,568	41.05	1/7/2024					33% in 2016, 2017 and 2018
		2/12/2015	54,619	54,619	57.35	2/11/2025					33% in 2017 and 2018 (2019 tranche forfeited)
		2/12/2016		58,276	55.75	2/11/2026					33% in 2018 (2019 and 2020 tranches forfeited)
		5/16/2016		18,540	50.43	5/15/2026					33% in 2018 (2019 and 2020 tranches forfeited)
	RSUs	1/8/2014					5,220	98,919			33% in 2016, 2017 and 2018
Dr. Yitzhak Peterburg	Options	8/31/2010	198,752		50.62	8/30/2020					vested
		2/14/2017		255,104	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	2/14/2017					48,185	913,106			33% in 2019, 2020 and 2021
	PSUs	2/14/2017							53,552	1,014,810	100% in 2020, subject to performance
Eyal Desheh	Options	11/7/2011	198,003		41.72	11/6/2021					vested
		3/12/2014	65,720	32,861	48.76	3/11/2024					33% in 2016, 2017 and 2018
		2/12/2015	29,792	59,584	57.35	2/11/2025					33% in 2017, 2018 and 2019
		2/12/2016		99,904	55.75	2/11/2026					33% in 2018, 2019 and 2020
		5/16/2016		13,908	50.43	5/15/2026					33% in 2018, 2019 and 2020
		2/14/2017		113,382	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	2/14/2017					21,415	405,814			33% in 2019, 2020 and 2021
	PSUs	2/12/2016							19,219	364,200	100% in 2019, subject to performance
		5/16/2016							2,672	50,634	100% in 2019, subject to performance
		2/14/2017							23,801	451,029	100% in 2020, subject to performance
Dr. Rob Koremans	Options	3/1/2012	250,001		45.29	2/28/2022					vested
		3/12/2014	65,720	32,861	48.76	3/11/2024					33% in 2016, 2017 and 2018
		2/12/2015	31,447	62,896	57.35	2/11/2025					33% in 2017, 2018 and 2019
		2/12/2016		99,904	55.75	2/11/2026					33% in 2018, 2019 and 2020
		5/16/2016		8,346	50.43	5/15/2026					33% in 2018, 2019 and 2020
		2/14/2017		141,728	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	2/14/2017					26,769	507,273			33% in 2019, 2020 and 2021
	PSUs	2/12/2016							19,219	364,200	100% in 2019, subject to performance
		5/16/2016							1,603	30,377	100% in 2019, subject to performance
		2/14/2017							29,751	563,781	100% in 2020, subject to performance

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			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($) (6)	Vesting Schedule (7)
Dr. Michael Hayden	Options	5/9/2012	275,000		42.19	5/8/2022					vested
		3/12/2014	65,720	32,861	48.76	3/11/2024					33% in 2016, 2017 and 2018
		2/12/2015	31,447	62,896	57.35	2/11/2025					33% in 2017, 2018 and 2019
		2/12/2016		99,904	55.75	2/11/2026					33% in 2018, 2019 and 2020
		5/16/2016		16,687	50.43	5/15/2026					33% in 2018, 2019 and 2020
		2/14/2017		113,382	34.90	2/13/2027					33% in 2019, 2020 and 2021
	RSUs	2/14/2017					21,415	405,814			33% in 2019, 2020 and 2021
	PSUs	2/12/2016							19,219	364,200	100% in 2019, subject to performance
		5/16/2016							3,207	60,773	100% in 2019, subject to performance
		2/14/2017							23,801	451,029	100% in 2020, subject to performance

(1)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time based vesting and have vested. The options generally expire ten years from the date of grant, and have an exercise price of no less than 100% of the fair market value of a Teva share on the date of grant. See “2017 Potential Payments Upon Termination or Change in Control” for information on the treatment of options upon retirement, death, disability, termination or change in control.
(2)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time based vesting that had not vested as of December 31, 2017.
(3)	Amounts disclosed in this column reflect the number of unvested RSUs granted to our NEOs that were subject to time based vesting. See “2017 Potential Payments Upon Termination or Change in Control” for information on the treatment of RSUs upon retirement, death, disability, termination or change in control.
(4)	Amounts disclosed in this column reflect the market value of the RSUs reported in the preceding column using the closing price of a Teva share as reported on the New York Stock Exchange on December 29, 2017, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested RSUs.
(5)	Amounts disclosed in this column reflect the number of unvested PSUs held by our NEOs, based on achievement of all applicable performance goals at target level for open performance cycles ending in 2018 and 2019. PSUs vest following completion of the year indicated and following the date on which the Compensation Committee and Board certifies that the performance conditions have been achieved. The actual number of PSUs that will be earned in respect of these unvested awards, if any, will be determined at the end of each performance cycle and might be less or more than the number shown in this column. See footnote (2) to “2017 Grants of Plan-Based Awards” above for information regarding the nature of the performance measures incorporated in the 2017-2019 PSU grant. See “2017 Potential Payments Upon Termination or Change in Control” for information on the treatment of PSUs upon retirement, death, disability, termination or change in control.
(6)	Amounts disclosed in this column reflect the market value of the unvested PSUs held by our NEOs and reported in the preceding column using the closing price of a Teva share as reported on the New York Stock Exchange on December 29, 2017, the last trading day of the year, multiplied by the target number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested PSUs.
(7)	This column discloses the vesting dates of outstanding awards held by our NEOs at year end. These dates do not include the impact of shares that may be forfeited upon the conclusion of the notice period currently in effect for applicable former NEOs.

2017 Option Exercises and Stock Vested

The table below shows the number of shares each of our NEOs acquired and the values they realized upon the vesting of PSUs and RSUs, during 2017. Values are shown before payment of any applicable withholding taxes or brokerage commissions. There were no share options exercised by the NEOs in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Michael McClellan	1,355	30,827

Dr. Carlo de Notaristefani	22,642	753,979

Dr. Hafrun Fridriksdottir	10,252	270,496

Mark Sabag	23,703	644,405

Erez Vigodman	5,220	177,480

Dr. Yitzhak Peterburg	14,369	237,376

Eyal Desheh	22,642	753,979

Dr. Rob Koremans	22,642	753,979

Dr. Michael Hayden	22,642	753,979

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(1)	Amounts disclosed in this column reflect the number of PSUs and RSUs that vested during 2017. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested PSUs or RSUs. The amounts reported for Dr. Peterburg include shares that he received in his capacity as a director prior to 2017 that were accelerated and vested in connection with his resignation from the Board.

(2)	Amounts disclosed in this column reflect the value realized upon vesting of the PSUs and RSUs, as calculated based on the price of a Teva share on the vesting date, multiplied by the number of shares underlying each award.

2017 Pension Benefits

None of our NEOs participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2017 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FY ($) (4)

Michael McClellan	Supplemental Deferred Compensation Plan	121,476	16,933	26,269	0	228,560
Dr. Carlo de Notaristefani	Supplemental Deferred Compensation Plan	1,059,731	0	162,992	0	1,666,236
	Defined Contribution Supplemental Executive Retirement Plan	0	125,460	80,664	0	582,120
Hafrun Fridriksdottir	Supplemental Deferred Compensation Plan	59,289	24,923	10,087	0	129,381

(1)	Amounts disclosed in this column reflect elective deferrals made by our NEOs and are included in the amounts reported as “Salary” in the Summary Compensation Table above except for Dr. de Notaristefani for whom $405,332 is reported as “Salary” and $654,399 is reported as “Non-Equity Incentive Plan Compensation.”
(2)	Amounts disclosed in this column are included within the amount reported in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts disclosed in this column include earnings on the Supplemental Deferred Compensation Plan and the Defined Contribution Supplemental Executive Retirement Plan as well as changes in the values of the underlying accounts. None of the amounts disclosed in this column were reported in the Summary Compensation Table because the Company does not credit above-market or preferential earnings on deferred compensation.
(4)	Amounts disclosed in this column reflect the cumulative value of applicable NEO’s contributions, Company matching contributions and investment earnings thereon. None of the amounts in this column have been disclosed in previous Summary Compensation Table disclosures as this is the Company’s first report to include this table.

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Teva’s North American subsidiaries provide a tax qualified defined contribution 401(k) Retirement Savings Plan for the benefit of employees. Under this plan, contribution amounts have been determined based on specified percentages of pay. The Internal Revenue Code limits the benefits that may be contributed into the 401(k) plan. As a complement to this plan, the Company maintains two supplemental retirement plans to bridge the gap between legally mandated limits on qualified plan benefits and the retirement benefits offered at comparable public companies, and to provide participants with supplemental benefits. The two plans include the Supplemental Deferred Compensation Plan, which is a broad-based plan, and the Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”), which is available to grandfathered U.S. executive officers (no new U.S. executive officers are enrolled in this plan). While the Company has formally funded the 401(k) plan match contribution, the Supplemental Deferred Compensation Plan and the DC SERP are not formally funded.

Supplemental Deferred Compensation Plan

The Supplemental Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan under which certain eligible employees may defer up to 75% of base salary, annual bonuses and sales bonuses. The Company matches 100% of the first 6% of all eligible compensation deferred above the IRS qualified compensation limit, and makes restorative matching contributions to restore the Company match that were lost to the participant under the Retirement Savings Plan. Participants are vested in 100% of Company contributions once three years of service are completed. There are 27 investment options, and participants may change their investment allocations. Contributions plus earnings are paid out of the general assets of the Company. Participants that are age 55 with at least 15 years of service or age 65 with five years of service are retirement eligible, and may receive payment from the Plan in a lump sum or in annual installments for up to 20 years beginning on the first distribution date (January or July) that is at least 13 months after retirement. Participants that terminate employment prior to retirement receive a lump sum beginning on the first distribution date that is at least six months after termination. Participants may change their distribution election at least 12 months prior to the originally scheduled payment date and as long as the change results in the payment date being delayed at least five years.

Defined Contribution Supplemental Executive Retirement Plan

The DC SERP is a nonqualified, unfunded plan in which certain executive officers may participate. Under this plan, the Company establishes an account on behalf of each participant and credits that account on the last day of the year with an amount equal to 15% of the participant’s base salary paid during the year as a future retirement benefit. If the participant has a separation from service after age 65 or dies or becomes disabled, the Company will credit the account with a pro-rata amount in respect of the portion of the year during which the participant qualified as a participant. The participant may direct percentages of the amounts credited to the participant’s account to be notionally invested in notional investment funds, and the account is credited with earnings that mirror the investment results of such investment funds. As of a valuation date, the notional realized and unrealized gains and losses and the notional income are allocated for the benefit of the participant’s account. Participants vest in their accounts upon either the earliest of five full years as a participant, attaining age 65 while employed by the Company, death, disability, or a change in control as defined under Code Section 409A. If a participant separates from service before they are 100% vested, they will forfeit the entire account balance. If a participant breaches any noncompete or nonsolicit or other covenants under the plan, is terminated for cause or fails to execute a release of claims against the Company upon a termination of employment, they will forfeit their account balance. A participant may receive the vested benefit in the account in a lump sum following their separation from service or, if the participant so elects, in installments. If a participant does not have 10 years of service and is 55 at the time of separation from service, payment will be in the form of a single lump sum. If a participant dies after separation from service and prior to benefits being paid, such benefits will continue to be paid in the same form as elected by the participant. If the participant dies or becomes disabled, the vested value of the account will be distributed in a single lump sum. If installment payments are elected,

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the installment amounts are determined as the remaining balance divided by the number of years over which the installments will be paid. Payments may be delayed due to certain tax rules or deferral elections made by the executive.

2017 Potential Payments Upon Termination or Change in Control

In connection with any termination of employment, including if there is a termination in connection with a change in control of the Company, our NEO’s would be eligible to receive certain payments, benefits and treatment of the various forms of equity that such NEO holds (provided, in some cases, that certain conditions are met).

The amounts that the NEOs would receive are set forth below for the following types of termination of employment: termination for cause, death, disability, retirement, termination without cause, resignation for good reason, resignation without good reason and a change in control of the Company.

In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or change in control occurred on December 31, 2017, and that the value of a Teva share on that day was $18.95, the closing price on the NYSE on December 29, 2017, the last trading day of 2017.

Under these SEC rules, the potential payments upon termination do not include certain distributions or benefits which are not enhanced by a qualifying termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:

∎	Amounts payable when employment terminates under programs generally applicable to the Company’s salaried employees;

∎	Vested benefits accrued under the 401(k) and pension plans; and

∎	Vested benefits under the Supplemental Deferred Compensation Plan and the Defined Contribution Supplemental Executive Retirement Plan provided to the NEOs on the same basis as all other employees eligible for such plans, as previously described in the section entitled “2017 Nonqualified Deferred Compensation.”

Current NEOs

Kåre Schultz

Mr. Schultz’s employment terms generally require the Company and Mr. Schultz to provide three months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Schultz’s services during such notice period or any part thereof, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Schultz’s employment terms provide that in connection with his termination of employment, Mr. Schultz will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Schultz with good reason, Mr. Schultz will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to the product of twelve times his monthly base salary (or the minimum amount required under applicable law, if greater). Mr. Schultz is also entitled to receive an amount equal to twenty-four times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for two years following termination and other restrictive covenants, and his compliance with such undertaking, which amount would be paid in connection with terminations other than in the event of his termination by the Company for cause or his death. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Schultz will be entitled to an additional lump sum cash payment equal to his current annual salary.

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Upon his termination due to death, disability, termination without cause and resignation with good reason, Mr. Schultz will receive payment of any unvested portion of his sign-on cash award, vesting of his sign-on RSU award on the later of the date of termination and the first anniversary of the grant date, and continued vesting of his sign-on PSU awards (which will ultimately be settled based on actual performance through the end of the applicable three-year and five-year performance periods). In the event of a change in control before the terminations listed above, Mr. Schultz’s sign-on PSU awards will be treated as earned based on the price paid per share to shareholders (or if none, then based on the last per share trading price before the change in control). The awards may then either continue as time-vested awards over the remainder of the required vesting period or, if not assumed, settled upon the change in control. If the sign-on PSU awards are assumed and continue as time-vested awards, they will be immediately settled upon termination following the change in control due to death, disability, termination without cause and resignation with good reason.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, in the event that he breaches his restrictive covenants.

Michael McClellan

Mr. McClellan’s employment terms generally require the Company and Mr. McClellan to provide three months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. McClellan’s services during such notice period or any part thereof, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause or by Mr. McClellan for good reason, Mr. McClellan will generally be entitled to receive cash severance equal to the product of six times his monthly base salary and payment of certain costs associated with continued medical insurance for eighteen months. Mr. McClellan is also entitled to receive an amount equal to twelve times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for one year following termination and other restrictive covenants. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. McClellan will be entitled to an additional lump sum cash payment of $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Mr. McClellan shall promptly repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants.

Dr. Carlo de Notaristefani

Dr. de Notaristefani’s employment terms generally require the Company and Dr. de Notaristefani to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Dr. de Notaristefani’s services during such notice period or any part thereof, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause, by Dr. de Notaristefani for good reason, or by Dr. de Notaristefani without good reason on or after July 1, 2020, Dr. de Notaristefani will generally be entitled to receive cash severance equal to the product of twelve times his monthly base salary and payment of certain costs associated with continued medical insurance for eighteen months. Dr. de Notaristefani is also entitled to receive an amount equal to twelve times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for one year following termination and other restrictive

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covenants. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Dr. de Notaristefani will be entitled to an additional lump sum cash payment of $1.5 million.

Dr. de Notaristefani is also entitled to continued vesting in full of equity-based awards following termination without cause and continued vesting in full of equity-based awards following resignation with or without good reason on or after July 1, 2020.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Dr. de Notaristefani shall promptly repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants.

Dr. Hafrun Fridriksdottir

Dr. Fridriksdottir’s employment terms generally require the Company and Dr. Fridriksdottir to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Dr. Fridriksdottir’s services during such notice period or any part thereof, on the condition that we pay her the monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause or by Dr. Fridriksdottir for good reason, Dr. Fridriksdottir will generally be entitled to receive cash severance equal to the product of twelve times her monthly base salary if terminated before August 3, 2018, and cash severance equal to the product of six times her monthly base salary if terminated on or after August 3, 2018. In addition, Dr. Fridriksdottir will be entitled to payment of certain costs associated with continued medical insurance for eighteen months. Dr. Fridriksdottir is also entitled to receive an amount equal to twelve times her monthly base salary, in consideration for, and conditioned upon, her undertaking not to compete with Teva for one year following termination and other restrictive covenants. In the event that her employment is terminated without cause within one year following certain mergers and as a result thereof, Dr. Fridriksdottir will be entitled to an additional lump sum cash payment of $1.5 million.

Because Dr. Fridriksdottir meets the requirements for a qualifying retirement and termination under the Company’s policy pursuant to its 2015 Long-term Equity-Based Incentive Plan, if she is terminated without cause and current retirement policy is in effect, she will be entitled to continued vesting of her outstanding awards granted by the Company after the acquisition of Actavis Generics. In addition, if she is terminated without cause (or resigns for good reason) before August 3, 2018, she will also be entitled to immediate vesting of unvested equity awards originally granted to her by Allergan plc and converted into Company equity awards at the time she joined the Company following Teva’s acquisition of Actavis Generics (“Rollover Awards”). If she resigns without good reason, she will be entitled to continued exercisability of vested options until the earlier of the applicable expiration date or two years after termination for Rollover Awards only due to the legacy Allergan qualifying retirement policy.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Dr. Fridriksdottir shall promptly repay Teva any such payments or benefits provided, in the event that she breaches her restrictive covenants.

Mark Sabag

Mr. Sabag’s employment terms generally require the Company and Mr. Sabag to provide nine months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Sabag’s services during such notice period or any part thereof, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

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Mr. Sabag’s employment terms provide that in connection with his termination of employment, Mr. Sabag will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law. In the event of retirement to pension at the statutory age, termination due to death or disability, termination without cause, or resignation for good reason, Mr. Sabag will be entitled to a make-up payment equal to his monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed twice his monthly base salary multiplied by the number of his years of service. In the event of a resignation without good reason, the make-up payment will be equal to half his monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed 1.5 times his monthly base salary multiplied by the number of his years of service. Mr. Sabag is also entitled to receive an amount equal to twelve times his monthly base salary, in consideration for and conditioned upon his undertaking not to compete with Teva for one year following termination. This amount would not be paid upon termination for cause or death. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Sabag will be entitled to an additional lump sum payment of $1.5 million.

Mr. Sabag is also entitled to continued vesting of equity-based awards for twenty-four months following termination without cause. In addition, in the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Sabag will be entitled to accelerated vesting of unvested equity upon termination.

The non-compete payment is subject to compliance with the non-compete covenant. In the event of a material breach, payment will cease and the Company will be entitled to reclaim amounts already paid.

Former NEOs

For all of the former NEOs, the employment terms generally require the parties to provide notice of termination of employment (ranging from 6 to 9 months), other than in connection with a termination for cause, death or disability. We may waive services during such notice period or any part thereof, on the condition that we pay the executive the monthly base salary and all additional compensation and benefits in respect of such waived period. We did not waive the notice period for any former NEO. All of the former NEOs received notice during 2017, and with the exception of Mr. Vigodman, who completed the notice period during 2017, all of the former NEOs will complete their notice periods during 2018.

Erez Vigodman

Pursuant to Mr. Vigodman’s terms of employment, in connection with his termination of employment, Mr. Vigodman was entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, including payout of accrued vacation, and a payment that, together with severance amounts accumulated in his existing pension insurance funds, equals the product of twice his monthly base salary multiplied by the number of his years of service. Mr. Vigodman is also receiving an amount equal to eighteen times his monthly base salary in consideration for compliance with certain non-competition covenants.

Under his employment agreement, Mr. Vigodman is also entitled to continued vesting of equity-based awards for twelve months following termination.

The severance, other than statutory severance, the non-compete payment and the equity benefits, are subject to compliance with non-compete and other restrictive covenants. In the event of a breach, payment and vesting cease and in the event of a material breach the Company will be entitled to reclaim amounts of the non-compete payment already paid.

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Dr. Yitzhak Peterburg

Pursuant to Dr. Peterburg’s terms of employment, in connection with his termination of employment, Dr. Peterburg is entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, including payout of accrued vacation, and a payment that, together with severance amounts accumulated in his existing pension insurance funds, equals the product of twice his monthly base salary multiplied by the number of his years of service as Interim President and CEO.

Under his employment agreement, Dr. Peterburg will also be entitled to continued vesting in full of all equity-based awards granted to him as Interim President and CEO.

The severance, other than statutory severance, and equity benefits are subject to compliance with non-compete and other restrictive covenants. In the event of a breach, payment and vesting cease and in the event of a material breach the Company will be entitled to reclaim any such benefits.

Eyal Desheh

Pursuant to Mr. Desheh’s terms of employment, in connection with his termination of employment, Mr. Desheh is entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, including payout of accrued vacation, a make-up payment equal to his monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed twice his monthly base salary multiplied by the number of his years of service, and eligibility to a pro-rata annual cash incentive for the term active in position. Mr. Desheh is also receiving an amount equal to twelve times his monthly base salary, conditioned upon his undertaking not to compete with Teva for one year following termination.

Mr. Desheh is also entitled to continued vesting in full of equity-based awards due to our qualifying retirement and qualifying termination policy.

The non-compete payment is subject to compliance with the non-compete covenant. In the event of a material breach, payment will cease and the Company will be entitled to reclaim amounts already paid.

Dr. Rob Koremans

Pursuant to Dr. Koremans’ terms of employment, in connection with his termination of employment, Dr. Koremans is entitled to receive six months’ notice, a severance payment equal to 12 monthly salaries and target annual cash incentive (for a total of 24 monthly salaries).

Dr. Koremans is also entitled to continued vesting of equity-based awards until March 1, 2020.

Dr. Michael Hayden

Pursuant to Dr. Hayden’s terms of employment, in connection with his termination of employment, Dr. Hayden is entitled to receive nine months’ notice, payments associated with termination as required pursuant to Israeli law, certain previously accrued obligations, including payout of accrued vacation, a payment equal to 12 monthly salaries, a payment that, together with severance amounts accumulated in his existing pension insurance funds, equals the product of twice his monthly base salary multiplied by the number of his years of service, a payment equal to the premium for continued health insurance coverage for eighteen months following the termination date, and certain relocation benefits in the event of a move back to Canada within one year following the termination date.

Dr. Hayden is also entitled to continued vesting of certain equity-based awards due to our qualifying retirement and qualifying termination policy.

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Executive Compensation

The severance amount, other than statutory severance, as well as the medical benefits, equity benefits and the relocation benefits are subject to the execution of a release of claims. These payments and benefits (other than the components required to be paid under applicable law) shall immediately terminate, and the Company shall have no further obligations to Dr. Hayden with respect thereto, in the event that he breaches any provisions related to confidentiality or his covenant not to compete.

Potential Payments Upon Termination or Change In Control

The following tables summarize the payments the current NEOs would receive upon termination and completion of the required notice period at December 31, 2017 and the payments the former NEOs are eligible to receive upon termination and completion of the required notice period, as applicable. As the former NEOs have already received notice of termination, amounts for other termination events such as death, disability or change in control are not included. The U.S. dollar amounts in the tables below were converted from local currency, where needed, using the December monthly average exchange rate of 3.50 Israeli shekels per U.S. dollar and 0.84 euros per U.S. dollar, except accrued vacation for Mr. Vigodman since this payment was made in November 2017 (monthly average exchange rate of 3.52 shekels per U.S. dollar).

Current NEOs

Payments Resulting From Termination without Cause or Resignation with Good Reason

Category	Kåre Schultz	Michael McClellan	Dr. Carlo de Notaristefani	Dr. Hafrun Fridriksdottir	Mark Sabag
Severance payments (1)	1,972,120	350,000	836,400	720,000	872,505
Non-compete payments (2)	4,000,000	700,000	836,400	720,000	621,262
Accrued vacation	6,364	0	0	0	245,304
Health benefits continuation	0	36,937	27,123	11,254	0
Sign-on cash award (3)	20,000,000	0	0	0	0
Post termination equity vesting (4)(5)	33,173,510	0	2,093,558	1,190,723	344,928
Total amount without merger	$59,151,994	$1,086,937	$3,793,481	$2,641,977	$2,083,999
Post-merger termination payment (6)	2,000,000	1,500,000	1,500,000	1,500,000	1,500,000
Post-merger equity acceleration (7)	0	0	0	0	922,183
Total amount with merger	$61,151,994	$2,586,937	$5,293,481	$4,141,977	$4,506,182
(1)	In addition to the amounts reported above, Mr. Schultz would receive $27,880, and Mr. Sabag would receive $302,141, which amounts are already held in severance accounts on their behalf. For Mr. Sabag, the severance amount in the table would also be payable upon retirement to pension at the statutory age, or termination due to death or disability. Upon resignation without good reason Mr. Sabag would be entitled to a severance payment amount of $293,661 in addition to the amount accumulated in his severance accounts.
(2)	For Mr. Schultz, the non-compete payment would be paid, assuming his compliance with the non-compete covenant, in connection with terminations other than his termination by the Company for cause or his death. For Mr. Sabag the non-compete payment is also paid upon retirement to pension at the statutory age, termination due to disability, or resignation without good reason.
(3)	For Mr. Schultz, the sign-on cash award is also paid in the event of death or disability.
(4)	Amounts reported are based on the price of a Teva share on December 29, 2017, the last trading day of 2017 ($18.95) and, with respect to PSUs, target performance, except for 2015-2017 PSUs, with respect to which no PSUs were earned.

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Executive Compensation

(5)	For Mr. Schultz the equity vesting also applies in the event of death or disability. For Dr. de Notaristefani and Mr. Sabag, the equity vesting does not apply to resignation with good reason. For Dr. Fridriksdottir, only her “Rollover Awards” would vest upon resignation with good reason ($285,046).
(6)	Assumes merger, followed by a termination without cause on December 31, 2017.
(7)	Mr. Sabag’s employment agreement provides for equity acceleration upon a post-merger involuntary termination without cause. Amounts reported are based on the end of year stock price ($18.95) and, with respect to PSUs, target performance, except for 2015-2017 PSUs, with respect to which no PSUs were earned.

Accelerated/Continued Equity Vesting Upon Death or Disability

Under our 2015 Long-Term Equity-Based Incentive Plan, upon death or disability, performance awards, such as PSUs, will immediately vest and pay out based on the target level of performance as of the date of termination, RSUs will immediately be vested and settled and options will immediately vest and remain exercisable through the original expiration date. For treatment of Mr. Schultz’s sign-on equity awards upon death or disability, see the summary of his termination terms above.

Under our 2010 Long-Term Equity-Based Incentive Plan, upon death or disability, RSUs, restricted shares and options will continue to vest, as if no termination had occurred, and will remain exercisable through their original expiration date or settle in accordance with the schedule set forth in the applicable award agreement.

Category	Kåre Schultz	Michael McClellan	Dr. Carlo de Notaristefani	Dr. Hafrun Fridriksdottir	Mark Sabag
Value (1)	$45,280,738	$245,126	$2,093,558	$1,190,723	$922,183
(1)	Amounts reported are based on the price of a Teva share on December 29, 2017, the last trading day of 2017 ($18.95) and, with respect to PSUs, target performance, except for 2015-2017 PSUs, with respect to which no PSUs were earned.

Former NEOs

Payments Resulting From Termination without Cause

Category	Erez Vigodman	Dr. Yitzhak Peterburg	Eyal Desheh	Dr. Rob Koremans	Dr. Michael Hayden
Severance payments (1)	528,836	286,549	967,056	1,641,994	1,658,877
Non-compete payments (1)	2,511,139	0	854,289	0	0
Accrued vacation (1)	370,195	174,396	113,416	0	335,523
Health benefits continuation	0	0	0	0	18,666
Post termination equity vesting (2)	98,919	1,927,916	1,271,678	1,296,540	560,238
Total	$3,509,089	$2,388,861	$3,206,439	$2,938,534	$2,573,304
(1)	Amounts reported as “Termination Payments” in the footnote to All Other Compensation are included in the table above. In addition to the amounts above, the individuals will receive the following amounts already held in severance funds on their behalf: Mr. Vigodman, $513,597; Dr. Peterburg, $128,099; Mr. Desheh, $457,552; and Dr. Hayden, $539,519.
(2)	Amounts reported are based on the price of a Teva share on December 29, 2017, the last trading day of 2017 ($18.95) and, with respect to PSUs, target performance, except for 2015-2017 PSUs, with respect to which no PSUs were earned.

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Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Rosemary A. Crane (chair), Jean-Michel Halfon, Gerald M. Lieberman and Nechemia (Chemi) J. Peres. During fiscal year 2017, no member of the Compensation Committee was an employee, officer or former officer of Teva or any of its subsidiaries. During fiscal year 2017, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. During fiscal year 2017, none of our executive officers served on the Board of Directors or compensation committee of any entity that had one or more of its executive officers serving on Teva’s Board of Directors or Compensation Committee.

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Proposal 2: Advisory Vote on Compensation of Named Executive Officers

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our shareholders to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act in the section entitled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Teva Pharmaceutical Industries Limited approve, on a non-binding advisory basis, the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives and program. Our Board and the Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

The Board of Directors recommends that shareholders vote FOR the approval, on a non-binding advisory basis, of the compensation of Teva’s named executive officers, as disclosed in this proxy statement.

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Proposal 3: Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers

The Dodd-Frank Act and Schedule 14A of the Exchange Act also enable our shareholders to indicate, at least once every six years, how frequently we should seek an advisory vote on named executive officer compensation, such as Proposal 2 above. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive compensation once every one, two or three years.

After careful consideration, our Board has determined that an advisory say-on-pay vote should be held annually. Our Board believes that holding a say-on-pay vote annually is the most appropriate option because it will give us more frequent feedback from our shareholders on our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers.

For the reasons discussed above, our Board recommends that you vote for every “1 Year” as the frequency of future say-on-pay votes.

You may cast your advisory vote on the frequency of future say-on-pay votes by choosing the option of “1 Year,” “2 Years” or “3 Years,” or you may abstain from voting on this Proposal 3. The option of “1 Year,” “2 Years” or “3 Years” that receives the highest number of votes from shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency of future say-on-pay votes recommended by our shareholders. Abstentions will have no effect on this proposal.

While our Board believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove the recommendation, but are instead asked to recommend, on a non-binding advisory basis, whether the say-on-pay vote should be held once every one, two or three years.

Our Board and our Compensation Committee value the opinions of our shareholders on this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making decisions regarding the frequency of holding future say-on-pay votes. However, because this vote is advisory and not binding on Teva, the Board or the Compensation Committee in any way, the Board may decide that it is in the best interests of our shareholders and Teva to hold a say-on-pay vote more or less frequently than the option recommended by our shareholders.

The Board of Directors recommends that shareholders vote, on a non-binding advisory basis, to hold future advisory votes on named executive officer compensation every 1 YEAR.

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Proposal 4: Appointment of Independent Registered Public Accounting Firm

The Audit Committee recommends that, as required under Israeli law, shareholders appoint Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited (“PwC”), as Teva’s independent registered public accounting firm until the 2019 Annual Meeting of Shareholders. PwC has been our independent registered public accounting firm since at least 1976, when Teva Pharmaceutical Industries Limited was established through the merger of several predecessor companies.

Pursuant to Teva’s Articles of Association, the Board of Directors is authorized to fix the remuneration of Teva’s independent registered public accounting firm.

Representatives of PwC are expected to be present at the Annual Meeting and will also be available to respond to questions from shareholders. They also will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The Audit Committee has reviewed and discussed with management Teva’s audited consolidated financial statements as of and for the year ended December 31, 2017.

The Audit Committee has also discussed with Kesselman & Kesselman the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Kesselman & Kesselman required by the applicable requirements of the PCAOB regarding Kesselman & Kesselman’s communication with the Audit Committee concerning independence and has discussed with Kesselman & Kesselman their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee of the Board of Directors

Gerald M. Lieberman, Chair

Amir Elstein

Murray A. Goldberg

Galia Maor

Dan S. Suesskind

Policy on Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Teva’s Audit Committee is responsible for overseeing the work of its independent auditors. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by PwC and other members of PricewaterhouseCoopers International Limited. These services may include audit services, audit-related services, tax services and other services, as further described below. The Audit Committee sets forth the basis for its pre-approval in detail, listing the particular services or categories of services which are pre-approved, and setting forth a specific budget for such services. Tax services and other services are approved by the Audit Committee on an individual basis. Once services have been pre-approved, PwC and management then report to the Audit Committee on a periodic basis regarding the extent of services

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Proposal 4: Appointment of Independent Registered Public Accounting Firm

actually provided in accordance with the applicable pre-approval, and regarding the fees for the services performed. Such fees for 2017 and 2016 were pre-approved by the Audit Committee in accordance with these procedures.

Principal Accountant Fees and Services

Teva paid the following fees for professional services rendered by PwC and other members of PricewaterhouseCoopers International Limited, for the years ended December 31, 2017 and 2016:

	2017	2016
	(U.S. $ in thousands)
Audit fees	$16,500	$18,495
Audit-related fees	482	505
Tax fees	4,025	8,490
All other fees	325	623
Total	$21,332	$28,113

The audit fees for the years ended December 31, 2017 and 2016 were for professional services rendered for the integrated audit of Teva’s annual consolidated financial statements and its internal control over financial reporting as of December 31, 2017 and 2016, review of consolidated quarterly financial statements, statutory audits of Teva and its subsidiaries, issuance of comfort letters, consents and assistance with review of documents filed with the SEC, as well as the audit of carve out financial statements prepared in connection with certain divestment activities.

The Audit-related fees for the years ended December 31, 2017 and 2016 were paid for the following services: due diligence related to mergers and acquisitions, accounting consultations and employee benefit plan audits, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2017 and 2016 were paid for the following services: services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and tax advice, including assistance with tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans and assistance with respect to requests for rulings from tax authorities.

All other fees for the years ended December 31, 2017 and 2016 were paid mainly for an internal control review associated with the design and implementation plans of an ERP system, as well as for license fees for the use of accounting research tools and training regarding general financial reporting developments.

The Audit Committee believes that the provision of all non-audit services rendered is compatible with maintaining PwC’s independence.

The Board of Directors recommends that shareholders vote FOR the approval of the appointment of Kesselman & Kesselman, a member of PwC, as Teva’s independent registered public accounting firm until the 2019 Annual Meeting of Shareholders.

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Proposal 5: Amendment and Restatement of Teva’s 2008 Employee Stock Purchase Plan for U.S. Employees

The Board of Directors is submitting for approval by our shareholders the Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees, as amended and restated effective September 7, 2017 (the “ESPP”), which amends and restates the Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees as amended and restated effective January 1, 2016, which was originally approved at our 2008 annual shareholder meeting. The ESPP is effective for periods commencing September 7, 2017. The ESPP was amended and restated effective September 7, 2017 in order to (i) extend the term of the ESPP for a term of ten years from the effective date of the September 2017 amendment, (ii) increase the maximum number of ADSs authorized for issuance under the ESPP by an additional 5,000,000 ADSs, and (iii) make certain other ministerial changes to the ESPP.

The purpose of the ESPP is to provide employees of United States subsidiaries of Teva with the opportunity to purchase our ADSs, each representing one ordinary share, NIS 0.1 par value per share, through accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code. A summary of the material terms of the ESPP appears below. This summary is qualified in its entirety by the text of the ESPP, which is included as Appendix A to this proxy statement.

Administration

The ESPP will be administered by the compensation committee of the board of directors of Teva Pharmaceuticals USA, Inc. (“Teva USA”). Subject to the provisions of the ESPP, the Teva USA compensation committee will have the discretionary authority to construe, interpret and adjudicate all disputed claims under the ESPP.

Shares Available Under ESPP

Up to an aggregate of 8,500,000 ADSs (representing 8,500,000 ordinary shares) may be purchased by participants under the ESPP, subject to adjustments upon changes in capitalization of Teva as provided in the ESPP. Such ADSs (as well as the underlying shares) may be either newly-issued or already outstanding. The closing price of the ADSs on the NYSE on April 23, 2018 was $17.85 per ADS.

Eligible Participants

Employees of each U.S. subsidiary of Teva are eligible to participate in the ESPP if they are employed by such a subsidiary on the first trading day of each offering period. However, no employee is eligible to participate who, after the grant of options under the ESPP, would own (including all ADSs which may be purchased under any outstanding options under the ESPP) five percent (5%) or more of the total combined voting power or value of all classes of stock of Teva. As of April 23, 2018, the number of employees eligible to participate in the ESPP was 6,917.

Participation

The ESPP provides for consecutive three-month offering periods (or other offering periods as determined by the board of directors of Teva USA) during which participating employees may authorize after-tax payroll deductions of a specific whole percentage of his or her compensation between 1% and 10%, subject to a limit of the amount that will purchase no more than $25,000 of ADSs in any one calendar year based on the fair market value of the ADSs measured as of the first trading day in the applicable offering period (the “enrollment date”).

Offering

On each enrollment date, each participating employee will be granted an option to purchase, on the last day of the applicable offering period (each, an “exercise date”), the number of ADSs that may be

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Proposal 5: Amendment and Restatement of Teva’s 2008 Employee Stock  Purchase Plan for U.S. Employees

purchased with the accumulated payroll deductions in his or her account as of the applicable exercise date. The purchase price for each option will be 95% of the fair market value of the ADSs on the exercise date. Unless a participant withdraws from the ESPP, his or her accumulated payroll deductions will automatically be used to exercise the options on the applicable exercise date.

Upon a participant’s ceasing to be an employee of a United States subsidiary of Teva for any reason, he or she will be deemed to have elected to withdraw from the ESPP, and such participant’s account balance will be distributed to him or her as soon as practicable. No further ADSs will be purchased for such participant.

Adjustments Upon Changes in Capitalization

The number of ADSs that may be purchased pursuant to options granted under the ESPP and the price per share of each option under the ESPP that has not yet been exercised shall be proportionately adjusted by the Board of Directors for any increase or decrease in the number of issued ADSs resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the ADSs, or any other increase or decrease in the number of ADSs effected without receipt of consideration by Teva. In the event Teva proposes to merge with or into another corporation or proposes to sell all or substantially all of its assets, each option under the ESPP shall be assumed, or an equivalent option shall be substituted by the successor or amalgamated corporation, unless the Board of Directors elects to shorten the offering period then in effect by setting a new exercise date. The Board of Directors may also make provision for adjusting the number of ADSs reserved under the ESPP, as well as the price per ADS covered by each outstanding option, in the event Teva effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding ADSs or ordinary shares, and in the event of Teva being consolidated with or merged into any other corporation.

Amendment and Termination

The Board of Directors may at any time and for any reason terminate or amend the ESPP without shareholder approval, except as required to satisfy Section 423 of the Code. Except as provided above in “Adjustments Upon Changes in Capitalization,” no termination or amendment may adversely affect options previously granted; provided, that an offering period may be terminated by the Board of Directors on any exercise date if it determines that the termination of the ESPP is in the best interests of Teva and its shareholders.

The amended and restated ESPP became effective (subject to the approval by the shareholders) upon its adoption by the Board of Directors on September 7, 2017 and will continue in effect for a term of ten years thereafter unless all ADSs authorized to be sold under it have been exhausted or the plan is otherwise terminated sooner.

Federal Income Tax Consequences

Generally, no federal income tax consequences will arise at the time an employee purchases ADSs under the ESPP. If an employee disposes of ADSs purchased under the ESPP less than one year after the ADS is purchased or within two years of the offering date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in the amount of the difference between the fair market value of the ADS at the time of purchase and the amount paid by the employee for the ADS. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the ADS for purposes of determining capital gain or loss upon the disposition of the ADS by the employee.

If an employee does not dispose of the ADSs purchased under the ESPP until at least one year after the ADSs are purchased and at least two years after the offering date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an

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Proposal 5: Amendment and Restatement of Teva’s 2008 Employee Stock Purchase Plan  for U.S. Employees

amount equal to the lesser of (a) the excess of the fair market value of the ADSs on the date of disposition over the purchase price paid by the employee, and (b) the excess of the fair market value of the ADSs on the offering date over the purchase price paid by the employee. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the ADSs for purposes of determining capital gain or loss upon the disposition of the ADSs by the employee. If an employee dies before disposing of the ADSs purchased under the ESPP, he or she will be deemed to have received compensation taxable as ordinary income in the taxable year closing with the employee’s death in an amount equal to the lesser of clauses (a) and (b) as set forth in the first sentence of this paragraph. The employee will not realize any capital gain or loss at death.

We generally will not be entitled to a deduction with respect to the ADSs purchased by an employee under the ESPP, unless the employee disposes of the ADSs less than one year after the ADSs are transferred to the employee or less than two years after the offering date.

New Plan Benefits

No current non-employee directors will receive any benefit under the ESPP. The benefits that will be received, or that would have been received during the fiscal year ended December 31, 2017 if the ESPP had been in effect during such fiscal year, under the ESPP by our current executive officers and by all eligible employees are not currently determinable because the benefits depend upon the degree of participation by employees and, with respect to future benefits, the trading price of the ADSs in future periods.

The Board of Directors recommends that shareholders vote FOR the approval of an amendment and restatement of Teva’s 2008 Employee Stock Purchase Plan for U.S. Employees.

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Presentation of 2017 Financial Statements

The Board of Directors has approved, and is presenting to shareholders for receipt and consideration at the Annual Meeting, Teva’s annual consolidated financial statements for the year ended December 31, 2017, which are included in Teva’s annual report on Form 10-K for the year ended December 31, 2017, available on Teva’s website at www.tevapharm.com.

Section 16(a) Beneficial Ownership Reporting Compliance

As of January 1, 2018, Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our ordinary shares to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our ordinary shares. During 2017, our directors and executive officers and persons who own more than 10% of our ordinary shares were not required to comply with the reporting requirements of Section 16(a) because Teva was exempt from these requirements by virtue of being a “foreign private issuer.”

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Security Ownership

The following table describes, as of April 12, 2018, the beneficial ownership of Teva ordinary shares (and ADSs representing ordinary shares) by:

∎	each person we believe beneficially holds more than 5% of the outstanding ordinary shares based solely on our review of SEC filings;

∎	each of our named executive officers;

∎	each of our directors and director nominees; and

∎	all of our directors and executive officers as a group.

Beneficial Owner	Ordinary Shares Beneficially Owned ***		Percent of Ordinary Shares Outstanding ****
Beneficial Owners of More than 5% of Our Ordinary Shares
Capital Research and Management Company (1)	162,196,740		15.93%
Franklin Resources, Inc. (2)	70,601,691		6.93%
Named Executive Officers and Directors:*
Dr. Sol J. Barer	—		*	*
Kåre Schultz	—		*	*
Rosemary A. Crane	5,850		*	*
Amir Elstein	1,993,706		*	*
Murray A. Goldberg	—		*	*
Jean-Michel Halfon	—		*	*
Gerald M. Lieberman	5,400		*	*
Galia Maor	—		*	*
Roberto A. Mignone	750,000	(3)	*	*
Dr. Perry D. Nisen	—		*	*
Nechemia (Chemi) J. Peres	—		*	*
Prof. Ronit Satchi-Fainaro	—		*	*
Dan S. Suesskind	318,836		*	*
Gabrielle Sulzberger	—		*	*
Michael McClellan	30,833		*	*
Dr. Carlo de Notaristefani	346,980		*	*
Dr. Hafrun Fridriksdottir	25,423		*	*
Mark Sabag	297,992		*	*
Eyal Desheh (4)	384,133		*	*
Dr. Michael Hayden (4)	475,339		*	*
Dr. Rob Koremans (4)	484,081		*	*
Dr. Yitzhak Peterburg (4)	228,215		*	*
Erez Vigodman (4)	482,813		*	*
All directors and executive officers as a group (24 persons)	4,368,230		*	*

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Security Ownership

*	The address of each named executive officer and director is c/o Teva Pharmaceutical Industries Limited, 5 Basel Street, Petach Tikva, Israel.
**	Represents less than 1%.
***	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.
****	Percentage of beneficial ownership is based on 1,018,220,001 ordinary shares outstanding at April 12, 2018.
(1)	Based solely on a Disclosure Notification, dated April 23, 2018, from Capital Research Global Investors (“Capital Research Investors”), Capital Research Investors beneficially own 162,196,740 ADRs as of April 20, 2018. Capital Research Investors listed its address as 333 South Hope Street, Los Angeles, CA 90071.
(2)	Based solely on a Schedule 13G filed with the SEC on February 5, 2018, by Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr. (together, the “Franklin Reporting Persons”), the Franklin Reporting Persons beneficially own 70,601,691 ordinary shares. The 70,601,691 ordinary shares are beneficially owned by one or more open or closed end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. The Franklin Reporting Persons listed their address as One Franklin Parkway San Mateo, CA 94403—1906.
(3)	Held of record by Swiftcurrent Partners, L.P. and Swiftcurrent Offshore Master, Ltd. Bridger Management, LLC is the investment adviser to these funds and Mr. Mignone is the manager of Bridger Management, LLC. Mr. Mignone disclaims beneficial ownership of the 750,000 ordinary shares held of record by these funds, except to the extent of his indirect pecuniary interest therein.
(4)	Based solely on company shareholder information as of April 12, 2018, with respect to equity compensation and any ordinary shares with respect to which such person has (or has the right to acquire within 60 days from April 12, 2018) sole or shared voting power or investment power.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2017, certain information related to our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2015 Long-Term Equity-Based Incentive Plan	51,162,412	$40.09	99,426,185	(1)
2010 Long-Term Equity-Based Incentive Plan	23,760,533	$49.07		(2)
2008 Employee Stock Purchase Plan For U.S. Employees	—	—	4,764,646	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	74,922,945	$44.31	104,190,831	(1)
(1)	Includes awards that were cancelled or forfeited under the 2010 Long-Term Equity-Based Incentive Plan.
(2)	This plan expired and no future grants are available thereunder.
(3)	A total of 8,500,000 shares have been authorized for purchase at a discount, 5,000,000 of which shares are subject to approval of Proposal 5.

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Related Party Transactions

Certain Relationships and Related Party Transactions

In December 2012, we entered into a collaborative development and exclusive worldwide license agreement with Xenon for its compound XEN402. XEN402 (now designated by us as TV-45070) targets sodium channels found in sensory nerve endings that can increase in chronic painful conditions, and is currently in clinical development for neuropathic pain. Dr. Michael Hayden, who was our President of Global R&D and Chief Scientific Officer until November 27, 2017, is a founder, a minority shareholder and a member of the board of directors of Xenon. We paid Xenon an upfront fee of $41 million and may have been required to pay development, regulatory and sales-based milestones of up to $335 million. Xenon was also entitled to royalties on sales and had an option to participate in commercialization in the United States. As required by the agreement, in November 2014, we invested an additional $10 million in Xenon, in connection with its initial public offering. In order to avoid potential conflicts of interest, we have established certain procedures to exclude Dr. Hayden from involvement in Teva’s decision-making related to Xenon. The phase 2 proof of concept study for TV-45070 did not meet primary and secondary endpoints in 2017.

The related party transaction described above was reviewed and approved in accordance with the provisions of the Israeli Companies Law, Teva’s Articles of Association and Teva policy, as described below.

On March 26, 2018, we terminated the collaborative development and exclusive worldwide license agreement by mutual agreement with Xenon.

Approval of Related Party Transactions

The Israeli Companies Law requires that an “office holder” (as defined in the Israeli Companies Law) of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

Pursuant to the Israeli Companies Law, any transaction with an office holder or in which the office holder has a personal interest (other than with respect to such office holder’s Terms of Office and Employment, see “Compensation-Related Requirements of the Israeli Companies Law” above) must be brought before the Audit Committee, in order to determine whether such transaction is an “extraordinary transaction” (defined as a transaction not in the ordinary course of business, not on market terms or likely to have a material impact on the company’s profitability, assets or liabilities).

Pursuant to the Israeli Companies Law, the Articles of Association and Teva policy, in the event that the Audit Committee determines that the transaction is not an extraordinary transaction, the transaction will require only Audit Committee approval; if, however, it is determined to be an extraordinary transaction, Board approval is also required and, in some circumstances, shareholder approval may also be required. Such a transaction may only be approved if it is determined to be in the best interests of Teva.

A person with a personal interest in the matter generally may not be present at meetings of the Board or certain committees where the matter is being considered and, if a member of the Board or a committee, may generally not vote on the matter.

Transactions with Controlling Shareholders

Under Israeli law, extraordinary transactions with a controlling shareholder, or in which the controlling shareholder has a personal interest, and any engagement with a controlling shareholder, or a controlling shareholder’s relative, with respect to the provision of services to the company or their Terms of Office and Employment as an office holder or their employment, if they are not an office holder, generally require the approval of the Audit Committee (or with respect to Terms of Office and Employment, the Compensation

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Related Party Transactions

Committee), the Board of Directors and the shareholders. If required, shareholder approval must include (i) at least a majority of the shareholders who do not have a personal interest in the transaction and are present and voting at the meeting (abstentions are disregarded), or, alternatively, that (ii) the total shareholdings of the disinterested shareholders who vote against the transaction do not represent more than two percent of the voting rights in the company. Transactions for a period of more than three years generally need to be brought for approval in accordance with the above procedures every three years.

A shareholder who holds 25% or more of the voting rights in a company is considered a controlling shareholder for these purposes if no other shareholder holds more than 50% of the voting rights. If two or more shareholders are interested parties in the same transaction, their shareholdings are combined for the purposes of calculating percentages.

Shareholder Proposals for the 2018 Annual Meeting and the 2019 Annual Meeting

Under Israeli law, one or more shareholders holding 1% or more of the voting rights of Teva may request to include a proposal on the agenda of a shareholders meeting (including proposing the nomination of a candidate to the Board of Directors for consideration by Teva’s Corporate Governance and Nominating Committee) by submitting such proposal within seven days of publication of Teva’s notice with respect to its general meeting of shareholders. Accordingly, any shareholder holding 1% or more of the voting rights of Teva may request to include a proposal on the agenda of this Meeting by submitting such proposal in writing to Teva no later than May 2, 2018, at its executive offices at 5 Basel Street, P.O. Box 3190, Petach Tikva 4951033, Israel, Attn: Dov Bergwerk, Company Secretary.

Under Teva’s Articles of Association, one or more shareholders holding 1% or more of the voting rights in Teva may propose to include a matter on the agenda of the 2019 annual meeting of shareholders by submitting the proposal in writing to Teva at its executive offices at 5 Basel Street, P.O. Box 3190, Petach Tikva 4951033, Israel, Attn: Dov Bergwerk, Company Secretary, no later than 14 days after the date of first publication by Teva of its 2018 consolidated financial statements.

Any such shareholder proposal must comply with the requirements of applicable law and Teva’s Articles of Association. The requirements under Teva’s Articles of Association include providing information such as: (i) the number of ordinary shares held by the proposing shareholder, directly or indirectly, and, if any such ordinary shares are held indirectly, an explanation of how they are held and by whom; (ii) the shareholder’s purpose in making the request; (iii) any agreements, arrangements, understandings or relationships between the shareholder and any other person with respect to any securities of Teva or the subject matter of the request; and (iv) if the shareholder wishes to include a statement in support of his or her proposal in Teva’s proxy statement, if provided or published, a copy of such statement. If the proposal is to nominate a candidate for election to the Board of Directors, the proposing shareholder must also provide (a) a declaration signed by the nominee and any other information required under the Israeli Companies Law, (b) additional information in respect of the nominee as would be required in response to the applicable disclosure requirements in Israel or abroad, including the information responsive to Items 401, 403 and 404 of Regulation S-K under the U.S. Securities Act of 1933, as amended, to the extent applicable, (c) a representation made by the nominee of whether the nominee meets the objective criteria for an independent director of a company such as Teva under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, and (d) details of all relationships and understandings between the proposing shareholder and the nominee.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2019 annual general meeting of shareholders pursuant to Rule 14a-8 must be received at our principal office on or before December 26, 2018 and must comply with Rule 14a-8.

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Related Party Transactions

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the U.S. Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by Teva under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. Teva will promptly deliver a separate copy of the proxy statement, as well as its annual report, to you if you write to or call Teva at the following address or phone numbers: Teva Pharmaceutical Industries Ltd., 5 Basel Street, Petach Tikva, Israel, phone: +972 (3) 926-7656, Attn: Investor Relations or in the United States at +1 (215) 591-8912. If you want to receive copies of Teva’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone numbers.

*                *                 *

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Appendix A

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

2008 Employee Stock Purchase Plan

for U.S. Employees

As amended and restated effective September 7, 2017

1. Purpose. The purpose of the Plan is to provide employees of each Designated Employer with an opportunity to purchase ADSs, of Teva Pharmaceutical Industries Limited through accumulated payroll deductions. It is the intention of the Issuer, the Company and the other Designated Employers to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “ADSs” shall mean the American Depositary Shares of the Issuer, each representing one Ordinary Share of the Issuer.

(b) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(c) “Committee” shall mean the Compensation Committee of the Company Board or an administrative committee appointed by the Issuer Board, which shall be the administrative committee for the Plan.

(d) “Company” shall mean Teva Pharmaceuticals USA, Inc.

(e) “Company Board” shall mean the Board of Directors of the Company.

(f) “Compensation” shall mean all wages, salary, overtime, bonuses, and commissions.

(g) “Designated Employer” shall mean each United States Subsidiary.

(h) “Employee” shall mean any individual who is an employee of any Designated Employer for purposes of tax withholding under the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Designated Employer, as applicable. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(i) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(j) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(k) “Exercise Date” shall mean the last Trading Day of each Offering Period.

(l) “Fair Market Value” shall mean, as of any date, the value of the ADSs determined as follows:

(i) If the ADSs are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (“NYSE”), the Fair Market Value shall be the average of the high and low sale price for the ADSs (or the average of the closing bid and asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in ADSs) or system on the date of such determination, if such date is a Trading Day, or if such date is not a Trading Day, then on the Trading Day immediately preceding such date, as reported in The Wall Street Journal or such other source as the Company Board deems reliable; or

(ii) If the ADSs are quoted on the NYSE or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the average of the closing bid and asked prices for the ADSs on the date of such determination, if such date is a Trading Day, or if such date is not a Trading Day, then on the Trading Day immediately preceding such date, as reported in The Wall Street Journal or such other source as the Company Board deems reliable; or

(iii) In the absence of an established market for the ADSs, the Fair Market Value thereof shall be determined in good faith by the Company Board.

(m) “Issuer” shall mean Teva Pharmaceutical Industries Limited.

(n) “Issuer Board” shall mean the Board of Directors of the Issuer.

(o) “Offering Period” shall mean, subject to the second sentence of Section 4 hereof, each quarter commencing on the first Trading Day on or after January 1, April 1, July 1, and October 1 ending on or prior to the following March 31, June 30, September 30, and December 31, respectively.

(p) “Ordinary Shares” shall mean the ordinary shares of the Issuer, NIS 0.1 par value per share.

(q) “Parent” shall mean a corporation which is a “parent corporation” of the Issuer within the meaning of section 424(e) of the Code.

(r) “Plan” shall mean this Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees, as amended.

(s) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of an ADS on the Exercise Date, provided that, effective with the first Offering Period commencing on January 1, 2016 the Purchase Price shall be 95% of the Fair Market Value of an ADS on the Exercise Date.

(t) “Reserves” shall mean the number of ADSs covered by each option under the Plan which have not yet been exercised and the number of ADSs which have been authorized for issuance under the Plan but not yet placed under option.

(u) “Subsidiary” shall mean a corporation which is a “subsidiary corporation” of the Issuer within the meaning of section 424(f) of the Code.

(v) “Trading Day” shall mean a day on which national stock exchanges and NYSE (as defined above) are open for trading.

3. Eligibility.

(a) Each person who is an Employee, on a given Enrollment Date, shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee would own the ADSs (together with stock owned by any other person or entity that would be attributed to such Employee pursuant to section 424(d) of the Code) of the Issuer (including, for this purpose, all shares of stock subject to any outstanding options to purchase such stock, whether or not currently exercisable and irrespective of whether such options are subject to the favorable tax treatment of section 421(a) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Issuer or of any Parent or Subsidiary, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (within the meaning of section 423 of the Code) of the Issuer and its Parents and Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of the ADSs

(determined at the Fair Market Value of the ADSs at the time such option is granted) for each calendar year in which such option is outstanding at any time. The limitation described in clause (ii) of the preceding sentence shall be applied in a manner consistent with Section 423(b)(8) of the Code.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods continuing from the first Offering Period until terminated in accordance with Section 18 hereof. The Company Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least twenty-five (25) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) An Employee may become a participant in the Plan for an Offering Period by completing a subscription agreement authorizing payroll deductions in and submitting it to the Committee (or such person as may be designated by the Committee from time to time) no later than the 20th day of the month immediately prior to the applicable Enrollment Date, unless a later time for submitting the subscription agreement is set by the Company Board for all Employees with respect to a given Offering Period. An Employee may complete and submit a subscription agreement in any manner, including electronically, as the Committee may prescribe from time to time. By submitting a subscription agreement, the Employee agrees to be bound by the terms of the Plan.

(b) Payroll deductions for a participant shall commence on the first payroll date on or following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

(a) At the time a participant submits his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount (expressed as a whole number percentage) not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that the maximum number of ADSs which may be purchased by any participant during any Offering Period is the number of ADSs equal to (i) $25,000 minus the Fair Market Value of the number of ADSs previously purchased during such calendar year, such Fair Market Value determined as of each such prior Enrollment Date during the calendar year with respect to which the ADSs were previously purchased, divided by (ii) the Fair Market Value of the ADSs on the Enrollment Date for the current Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan, as provided in Section 10 hereof, at any time during the Offering Period prior to the Exercise Date. Once an Offering Period has commenced, a participant may not increase or decrease the rate of his or her payroll deductions for that Offering Period, but may, during that Offering Period, increase or decrease the rate of his or her payroll deductions for the next succeeding Offering Period, by completing or submitting with the Committee (or such person as may be designated by the Committee from time to time) a new subscription agreement, no later than the 20th day of the month immediately prior to the end of that Offering Period, authorizing a change in payroll deduction rate. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) Notwithstanding the foregoing, a participant’s payroll deductions may be decreased by the Committee to 0% (i) at any time, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b)

hereof, and (ii) for each Offering Period, at such time during such Offering Period that the aggregate Fair Market Value of the ADSs (measured as of the date of each respective Enrollment Date) previously purchased when added to the Fair Market Value of the ADSs to be purchased with respect to such then current Offering Period equals or would exceed $25,000 in such calendar year. Subject to the preceding sentence, payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the next succeeding Offering Period, unless terminated by the participant as provided in Section 10 hereof.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the ADSs issued under the Plan are disposed of, the participant must make adequate provisions for the Designated Employer’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the ADSs. At any time, the Designated Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Designated Employer to meet applicable withholding obligations, including any withholding required to make available to the Designated Employer any tax deductions or benefits attributable to sale or early disposition of the ADSs by the Employee.

7. Grant of Option. On the Enrollment Date of each Offering Period, each Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of ADSs determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that the maximum number of ADSs which may be purchased by any participant during any Offering Period is the number of ADSs equal to (i) $25,000 minus the Fair Market Value of the number of ADSs previously purchased during such calendar year, such Fair Market Value determined as of each such prior Enrollment Date during the calendar year with respect to which such shares were previously purchased, divided by (ii) the Fair Market Value of the ADSs on the Enrollment Date for the current Offering Period, and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof, and shall expire on the last day of the Offering Period.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of ADSs will be exercised automatically on the Exercise Date, and, subject to the limitations set forth in Sections 3(b), 7 and 12 hereof, the maximum number of full and fractional ADSs subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. During a participant’s lifetime, a participant’s option to purchase ADSs hereunder is exercisable only with respect to such participant.

9. Crediting of ADSs and Delivery or Sale of ADSs. As promptly as practicable after each Exercise Date on which a purchase of ADSs occurs, the Company (or the applicable Designated Employer) shall arrange for the full and fractional portion of the ADSs to be deposited in the brokerage account of each participant at a brokerage house designated by the Committee. The ADSs shall be held in such brokerage account until such time as the participant, or his or her designated beneficiary or estate in the event of a participant’s death, requests delivery of a certificate representing any of the ADSs or requests that any ADSs be sold and the proceeds therefrom be distributed to such participant; provided, however, that, for the avoidance of doubt, no ADSs were withdrawn or sold prior to such time as the Plan was initially approved by the shareholders of the Issuer holding a majority of its outstanding ADSs and Ordinary Shares. Upon the request of a participant, or his or her designated beneficiary or estate in the event of a participant’s death, any fractional ADSs will be distributed in cash in the form of a check having a value equal to the value of such fractional ADSs.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date of an Offering Period by giving written notice to the Committee (or such person as may be designated by the Committee from time to time) in the manner as the Committee may prescribe from time to time. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of ADSs will be made during the Offering Period. If a participant withdraws from the Plan during an Offering Period, he or she may not resume participation until the next Offering Period. He or she may resume participation for any other Offering Period by delivering to the Committee (or such person as may be designated by the Committee from time to time) a new subscription agreement no later than the 20th day of the month immediately prior to the Enrollment Date for such Offering Period.

(b) Upon a participant’s ceasing to be an Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be distributed to such participant or, in the case of his or her death, to his or her estate, and such participant’s option will be automatically terminated. Unless otherwise determined by the Committee, any full or fractional ADSs held in the brokerage account of such participant shall remain in such account until such participant or, in the case of his or her death, his or her estate, requests that a certificate representing the full ADSs be distributed or that such ADSs be sold and the proceeds from the sale distributed to the participant, or such other person. Upon a participant’s request, any fractional ADSs will be distributed in cash in the form of a check having a value equal to the value of such fractional ADSs; provided, however, that, in the discretion of the Committee, the participant may be responsible for any fees associated with the maintenance of his or her account following such termination of employment.

(c) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Issuer, the Company or any other Designated Employer.

11. Interest. No interest or other increment shall accrue or be payable with respect to any of the payroll deductions of a participant in the Plan.

12. Stock.

(a) The maximum number of ADSs which shall be made available for sale under the Plan shall be 8,500,000, subject to adjustment upon changes in capitalization of the Issuer as provided in Section 17 hereof. The ADSs granted pursuant to the Plan may be (i) authorized but unissued ADSs, (ii) authorized and issued ADSs held by the Issuer, the Company or any other of the Issuer’s subsidiaries, or (iii) acquired by the Issuer, the Company or any other of the Issuer’s subsidiaries for the purposes of the Plan. If on a given Exercise Date the number of ADSs with respect to which options are to be exercised exceeds the number of ADSs then available under the Plan, the Committee shall make a pro rata allocation of the ADSs remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) No participant will have an interest or voting right in ADSs covered by his option until such option has been exercised. All ADSs held in a participant’s brokerage account on behalf of a participant shall be voted by such participant. Dividends accruing on the ADSs, if any, held in a participant’s brokerage account shall be reinvested in ADSs at the full market value of such ADSs at the time of purchase and deposited in such brokerage account until such time as the participant requests delivery or sale of the ADSs as set forth in Section 9 herein.

(c) ADSs to be deposited into a participant’s brokerage account under the Plan will be registered in the name of the participant.

13. Administration. The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee shall also have authority to develop, amend and terminate rules governing the operation of the Plan in conformity with the terms of the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

14. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

15. Use of Funds. All payroll deductions received or held by any Designated Employer under the Plan may be used by such Designated Employer for any corporate purpose, and the Designated Employer shall not be obligated to segregate such payroll deductions.

16. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, within such time as the Committee may reasonably determine, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of full and fractional ADSs purchased and held in the participant’s brokerage account.

17. Adjustments Upon Changes in Capitalization.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Issuer, the Reserves as well as the price per ADS covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued ADSs resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the ADSs, or any other increase or decrease in the number of ADSs or Ordinary Shares effected without receipt of consideration by the Issuer; provided, however, that conversion of any convertible securities of the Issuer shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Issuer Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Issuer of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of ADSs subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of a Designated Employer or the Issuer, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Issuer Board.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Issuer, or the merger of the Issuer with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Issuer Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Issuer Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Issuer Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the new Exercise Date and that his or her option will be exercised automatically on the new Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each ADS subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of the ADSs for each ADS held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding ADSs and Ordinary Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Issuer Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of the ADSs in the sale of assets or merger.

The Issuer Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per ADS covered by each outstanding option, in the event the Issuer effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding ADSs or Ordinary Shares, and in the event of the Issuer being consolidated with or merged into any other corporation.

18. Amendment or Termination.

(a) The Issuer Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 17 hereof, no such termination may adversely affect options previously granted; provided, that an Offering Period may be terminated by the Issuer Board on any Exercise Date if the Issuer Board determines that the termination of the Plan is in the best interests of the Issuer and its shareholders. Except as provided in Section 17 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Issuer shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Company Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in a Designated Employer’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of the ADSs for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Company Board (or the Committee) finds, in its sole discretion, advisable and consistent with the Plan.

19. Notices. All notices or other communications by a participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or the Committee at the location, or by the person, designated by the Company or the Committee for the receipt thereof.

20. Conditions Upon Sale of ADSs. ADSs shall not be sold with respect to an option unless the exercise of such option and the sale of such ADSs or the underlying Ordinary Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the United States Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the ADSs or Ordinary Shares may then be listed, and shall be further subject to the approval of counsel for the Company or the Issuer with respect to such compliance.

21. Representations and Warranties. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the ADSs are being purchased only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company or the Issuer, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan was initially adopted by the Issuer Board on May 5, 2008, and approved by the shareholders of the Issuer on June 29, 2008, and was subsequently amended by the Issuer Board on February 4, 2016 to increase the Purchase Price from 85% to 95% of the Fair Market Value of an ADS on the applicable Exercise Date effective with the first Offering Period commencing on January 1, 2016. The Plan was subsequently amended and restated by the Issuer Board on September 7, 2017 (the “September 2017 Amendment”) to (a) increase the maximum number of ADSs authorized for issuance under the Plan by an additional 5,000,000 ADSs, (b) extend the term of the Plan for a term of ten years from the effective date of the September 2017 Amendment and (c) make certain other ministerial changes to the Plan. The Plan shall continue through September 7, 2027 if the September 2017 Amendment is approved by the shareholders of the Issuer and shall continue in effect through May 5, 2018 if the September 2017 Amendment is not approved by the shareholders of the Issuer, in each case, unless sooner terminated under Section 18 hereof.

23. Shareholder Approval. In the event that the September 2017 Amendment is not approved by the shareholders of the Issuer holding a majority of its outstanding ADSs and Ordinary Shares within twelve months of the September 2017 Amendment, the September 2017 Amendment shall automatically be null and void, and (a) the term of the Plan shall expire as set forth in Section 22 above, (b) the maximum number of ADSs authorized for issuance under the Plan shall revert to 3,500,000 and (c) all of the ADSs purchased in excess of the 3,500,000 ADS maximum shall be sold on the open market and all payroll deductions for Plan participants in respect of such excess ADSs shall be returned to them, subject to any appropriate withholding.

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TEVA PHARMACEUTICAL INDUSTRIES LIMITED (“TEVA”)

2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2018

PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TEVA

Teva’s Board of Directors recommends that you vote FOR Proposals 1, 2, 4 and 5 and that you vote ONE YEAR with respect to Proposal 3. If you execute and return this proxy card without indicating any directions with respect to any matter, this proxy card will be voted FOR Proposals 1, 2, 4 and 5 and ONE YEAR with respect to Proposal 3, as applicable.

Information in respect of the undersigned:

Shareholder name:
Number of identity card or passport (country):
Corporation number:
Place of incorporation:
Number of Teva ordinary shares being voted:

The undersigned hereby constitutes and appoints each of Messrs. SOL BARER, KÅRE SCHULTZ and DOV BERGWERK, acting individually, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution, to vote with respect to the number of shares set forth above, standing in the name of the undersigned at the close of trading on the Record Date, at the 2018 Annual General Meeting of Shareholders, and at any and all adjournments thereof, with all the power that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as instructed on the reverse side.

In order to be counted, a duly executed proxy must be received by Teva by 4:30 p.m., Israel time, on June 1, 2018 (if not revoked prior to such time), unless determined otherwise by the chairman of the meeting, by submitting this proxy card to Teva’s executive offices at 5 Basel Street, Petach Tikva, 4951033 Israel to the attention of the Corporate Secretary.

In order to be counted, in addition to this proxy card, shareholders registered in Teva’s shareholder register (Registered Holders) must also provide Teva with a copy of such Registered Holder’s identity card, passport or certificate of incorporation, as the case may be. A shareholder registered pursuant to Section 177(1) of the Israeli Companies Law, 5759-1999, through a nominee company (Non-Registered Holders) must also provide Teva with an ownership certificate confirming such Non-Registered Holder’s ownership of Teva’s ordinary shares on the Record Date, which certificate must be approved by a member of the Tel Aviv Stock Exchange, as required by the Israeli Companies Regulations (Proof of Share Ownership for Voting at a General Meeting), 5760-2000. Non-Registered Holders may alternatively submit their votes through the electronic voting system of the Israeli Securities Authority at https//:votes.isa.gov.il.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY

Matter on the Agenda:	Please vote by marking “X” in the correct box
For	Against	Abstain
1.	Election of Directors:
(a) Rosemary A. Crane
(b) Gerald M. Lieberman
(c) Prof. Ronit Satchi-Fainaro
2.	To approve, on a non-binding advisory basis, the compensation for Teva’s named executive officers
3.	To recommend, on a non-binding advisory basis, to hold a non-binding advisory vote to approve the compensation for Teva’s named executive officers every one, two or three years	1 YEAR	2 YEARS	3 YEARS	Abstain

For	Against	Abstain
4.	To appoint Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as Teva’s independent registered public accounting firm until the 2019 annual meeting of shareholders
5.	To approve an amendment and restatement of Teva’s 2008 Employee Stock Purchase Plan for U.S. Employees

Signature	Date